_______________

            150 Charthouse Suites Vacation Interests,
                  with Rental Pool Arrangement

Holders of Charthouse Suites Vacation Interests, with Rental Pool Arrangement (the "Interests") have the rights and responsibilities set forth in the Charthouse Suites Vacation License Plan (the "License Plan"), including the right to rent or use a certain studio or suite category in the Chart House Suites hotel in Clearwater Beach, Florida, for two weeks of every Spring, Summer, Fall and Winter in each year until December 31, 2040. See "The Interests."

The Interests are transferable, although the sale, assignment or transfer of partial Interests is subject to certain restrictions and the consent of Charthouse Suites Vacation Ownership, Inc. (the "Company"). See "The Interests--Transferability of Interests." There is no minimum subscription amount. See
"Plan of Distribution." Funds will be escrowed for at least 10 days pursuant to Chapter 721, Florida Statutes, and available for refund upon cancellation during that period; otherwise, there are no arrangements to place any proceeds in escrow, trust or a similar arrangement.

SEE "RISK FACTORS" AT PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS
THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

_________________________________________________________________

In addition to the other matters discussed in the Prospectus, a potential purchaser should consider:

     > There is a lien or lien right against each Interest to secure the payment of assessments or other fees for the use, maintenance, upkeep, operation or repair of the Chart House
Suites hotel and the License Plan. An Interest Holder's failure to make these payments will result in cancellation of the Interest and the right to use the Unit Weeks. See "Annual Dues and Special Assessments."

     > The Company has the right to retain control of the License Plan, even after a majority of the Interests have been sold, although Holders by majority vote will have the right to approve certain increases in annual dues or special assessments. See "The Interests."

     > If purchasing solely for personal use, the purchase of an Interest should be based upon its value as a vacation experience or for spending leisure time, and not considered for purposes of acquiring an appreciating investment, or with an expectation that the Interest may be resold. See "The Interests."

     > The IRS has informally indicated that Interests will constitute a "dwelling unit" within the meaning of Section
280A and the use of Interests held by other Holders (perhaps, only other Holders of the same class of Interests) would be aggregated with the use by a Holder, with the result that even a Holder who nuver uses an Interest for personal purposes would, nevertheless, have othertwise ddeductible expenses reduced by
Section 280A for tax purposes.  See "Certain Federal Income
Tax Considerations."

     > An investor can cancel his purchase without any penalty or obligation within ten days from the date of signing the contract, and until ten days after receiving the Time Share Public Offering Statement, whichever is later. See "License Payment Options."

     >  If fewer than 76 Interests are sold by October 31, 1998,
Company has the right to cancel the underlying licenses and return the entire paid subscription amount, reduced by certain payments and benefits received, to Holders.

     > The Company and its affiliates will have several conflicts of interest in connection with transactions contemplated hereby. See "Conflicts of Interest of Management and Affiliates." Substantial compensation and fees will be received by the Company and its affiliates from the sale of the Interests and the operation of the Chart House Suites hotel. See "Management" and "Decade Properties, Inc."

     > Pursuant to Chapter 721, Florida Statutes, the purchase of an Interest includes a right to cancel if the accommodations or facilities are no longer available. The License Plan contemplates that Chart House Suites hotel may not be available from time to time in order to maintain, repair or update the Units. In such event, and on an interim basis, the Company will obtain, at its own expense, equivalent accommodations for a purchaser.

     > Any resale of the Interest must be accompanied by certain disclosures in accordance with Section 721.065, Florida Statutes.
See "The Interests" and the Time Share Public Offering Statement.

     > This Prospectus and the related Time Share Public Offering Statement attached as Annex C contain important matters to be considered in acquiring an Interest. The statements contained herein are only summary in nature. A prospective purchaser should refer to the referenced annexes, exhibits and the License Plan. You should not rely upon oral representations as being correct. Refer to this document and accompanying annexes and exhibits for correct representations other than those contained in the contract and this Prospectus.

     > Under the Internal Revenue Code of 1986, as amended, deductions for expenses incurred in connection with the Rental Pool will depend upon the particular factual circumstances of a Holder and may be limited. See "Certain Federal Income Tax Considerations" and "Certain Florida Tax Matters."

     > There is no market for the Interests being offered, and no Public market is expected to develop as a result of this Offering. There can be no assurance that the Interests can be resold for the offering price, if at all. Accordingly, Interests should be purchased only as a long-term investment since Holders may not be able to sell the Interests in the event of an emergency, or for any other reasons, and must also commit to pay certain annual dues and special assessments, if any. See "Summary -- Annual
Dues and Special Assessments."

_________________________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________________________________________________________


                                                                     Per Interest
                                                 Price to the            Sales             Proceeds to
                                                    Public          Commissions(1)       the Company(2)

  A Class - Standard Studio (36 Interests)        $    18,500          $   1,295           $    17,205
  B Class - King Bed Studio (24 Interests)        $    21,500          $   1,505           $    19,995
  C Class - Large Studio (36 Interests)           $    25,500          $   1,785           $    23,715
  D Class - 1 Bedroom Suite (36 Interests)        $    36,500          $   2,555           $    33,945
  E Class - 1 Bedroom Suite (With lanai)
              (12 Interests)                      $    39,500          $   2,765           $    36,735
  F Class - Penthouse - (6 Interests)             $    60,000          $   4,200           $    55,800

Total Maximum Offering (150 Interests)            $4,248,000           $297,360            $3,950,640

/TABLE

(1) The Company has agreed to indemnify the Underwriter and broker-dealers who are selling the Interests on a best efforts basis against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(2) Before deducting offering expenses payable by the Company estimated at $361,000.

_________________________________________________________________


                     Decade Securities Corp.

     As of the date of this Prospectus, Interests are only available for offer and sale in the States of Florida and Wisconsin.

      The date of this Prospectus is October 17, 1997.







Until January 17, 1998, all dealers effecting transactions in the Interests, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriter.



     No dealer, salesperson or any other person has been authorized to give any information or make any representations other than those contained in this Prospectus and supplemental literature authorized by the Company and referred to in this Prospectus, and, if given or made, such information and representations must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates at which information is given herein, or the date hereof. However, if any material change in the affairs of the Company shall occur during the time when a copy of this Prospectus is required to be delivered, the Company will amend or supplement this Prospectus to reflect such change.

                        TABLE OF CONTENTS
          (The Annexes and Glossary of Terms Constitute
                    a Part of the Prospectus)

                                                             Page

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . 12

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . 18

DESCRIPTION OF THE CHART HOUSE SUITES HOTEL. . . . . . . . . . 18

THE INTERESTS. . . . . . . . . . . . . . . . . . . . . . . . . 20

CHART HOUSE RESULTS. . . . . . . . . . . . . . . . . . . . . . 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS. . . . . . . . . . . . . . . . . . . 25

CERTAIN RENTAL POOL FINANCIAL INFORMATION. . . . . . . . . . . 30

CERTAIN OCCUPANCY INFORMATION. . . . . . . . . . . . . . . . . 34

ANNUAL DUES AND SPECIAL ASSESSMENTS. . . . . . . . . . . . . . 34

DIFFERENCES IN ALLOCATING RENTAL POOL AND ANNUAL DUES
AND SPECIAL ASSESSMENTS. . . . . . . . . . . . . . . . . . . . 36

PRO FORMA RESULTS WITH VARIOUS ASSUMED OCCUPANCY LEVELS. . . . 38

GUARANTEED RENTAL ARRANGEMENT. . . . . . . . . . . . . . . . . 42

LICENSE PAYMENT OPTIONS. . . . . . . . . . . . . . . . . . . . 44

SUMMARY OF INCOME AND COSTS TO HOLDERS . . . . . . . . . . . . 44

DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . 46

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 47

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 47

HOW TO SUBSCRIBE . . . . . . . . . . . . . . . . . . . . . . . 48

SUMMARY OF PROMOTIONAL AND SALES MATERIAL. . . . . . . . . . . 48

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 49

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 49

DECADE PROPERTIES, INC.. . . . . . . . . . . . . . . . . . . . 51

CONFLICTS OF INTEREST OF MANAGEMENT AND AFFILIATES . . . . . . 51

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. . . . . . . . . . . 52

CERTAIN FLORIDA TAX MATTERS. . . . . . . . . . . . . . . . . . 65

PRIOR PERFORMANCE OF JEFFREY KEIERLEBER AND AFFILIATES . . . . 68

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS. . . . 77

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 77

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 77

FINANCIAL STATEMENTS AND RELATED INFORMATION . . . . . . . . .F-1

GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . .F-2

ANNEX A - CHARTHOUSE SUITES VACATION LICENSE PLAN . . . Annex A-1

ANNEX B - RULES AND REGULATIONS FOR CHART HOUSE
SUITES HOTEL . . . . . . . . . . . . . . . . . . . . . .Annex B-1

ANNEX C - TIME SHARE PUBLIC OFFERING STATEMENT . . . . .Annex C-1

ANNEX D - SUBSCRIPTION AGREEMENT . . . . . . . . . . . .Annex D-1

ANNEX E - SCHEDULE OF WEEKS. . . . . . . . . . . . . . .Annex E-1

ANNEX F - ANNUAL DUES BUDGET INFORMATION . . . . . . . .Annex F-1

ANNEX G - ANNEX G ARTISTIC RENDERINGS. . . . . . . . . .Annex G-1

                             SUMMARY

              Charthouse Suites Vacation Interests
                  with Rental Pool Arrangement


     The following Summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus and the glossary of terms (the "Glossary"), annexes and exhibits which are attached. Capitalized terms used, but not defined in this Summary, are defined elsewhere in this Prospectus, including the Glossary and annexes. Prospective purchasers are urged to read and evaluate this Prospectus and the Glossary, annexes and exhibits in their entirety. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Charthouse Rental Pool's actual results may differ significantly from the results discussed in the Prospectus. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

     Charthouse Suites Vacation Ownership, Inc., a Florida corporation (the "Company"), hereby offers (the "Offering") Class A, Class B, Class C, Class D, Class E and Class F Interests (collectively, hereafter, the "Interests") for sale to investors. The purchaser of an Interest (a "Holder") will have the right to rent or use for two specific and consecutive weeks of every Spring, Summer, Fall and Winter season in each year until December 31, 2040, a category of studio or suite (collectively, referred to as "suite") in the Chart House Suites hotel located in Clearwater Beach, Florida. A Holder will receive rental income from the rental of the suite through the Charthouse Rental Pool, or upon 30 days notice to the Company, have the right to withdraw and use one or more of the eight weeks ("Unit Weeks") each year, or join RCI and utilize the RCI Exchange Program to exchange Unit Weeks at the Chart House Suites hotel for vacation weeks at approximately 2,000 RCI affiliated resorts located around the world. No level of income from the Rental Pool is guaranteed. See "Charthouse Results" and "Certain Charthouse Rental Pool Financial Information."

The Interests       The 150 Interests are vacation licenses issued
                    pursuant to the Charthouse Suites Vacation
                    License Plan ("Licnese Plan") which consist of 36 A Interests for $18,500 each, 24 B
                    Interests for $21,500 each, 36 C Interests for $25,500 each, 36 D Interests for $36,500 each, 12 E Interests for $39,500 each and six F Interests for $60,000 each. Each class of Interests entitles a Holder to rental proceeds from the Charthouse Rental Pool or, upon request, use of a corresponding Class of Unit Weeks in the Chart House Suites hotel.
                    In addition to the purchase price of the Interests, Holders are required to pay annual dues and, if any, special assessments associated with the hotel operations. See
                    "The Interests."

Chart House Suites  The Chart House Suites hotel is a four-story
Hotel hotel located on Clearwater Bay at 850 Bayway Boulevard, Clearwater Beach, Florida 34630. The hotel consists of 25 suites and features a heated swimming pool, attached marina (which is separately owned and operated by the Company and which will not be part of the Charthouse Rental Pool), laundry room, and access to white sand beaches, recreation, dining, nightlife and shopping. See "Description of the Chart House Suites Hotel."

Rights of Holders   Pursuant ot the License Plan, Holders of the
                    Interests will acquire a license right to rent or use Unit Weeks corresponding to a certain category of a suite in the Chart
                    House Suites hotel. See "The Company." Holders will not acquire an ownership or equity interest in the Company or the Resort Facility.

A Interests Rights  The ownership of A Interests allows a Holder use of a standard studio (with private
                    bathroom) overlooking the marina and
                    Clearwater Bay for two weeks in each season until December 31, 2040. The A Interest studios are approximately 360 square feet and contain two queen-sized beds with room for up to four adults. See "The Interests."

B Interests Rights  The ownership of B Interests allows a Holder use of a king bed studio (with private
                    bathroom) overlooking the marina and
                    Clearwater Bay for two weeks in each season until December 31, 2040. The B Interest studios are approximately 360 square feet and contain a king-sized bed with room for up to two adults. See "The Interests."

C Interests Rights  The ownership of C Interests allows a Holder use of a large studio (with private bathroom) overlooking the marina and Clearwater Bay or the southern exposure for two weeks in each season until December 31, 2040. The C Interest studios are approximately 430 square feet and contain two queen-sized beds with room for up to four adults. See "The Interests."

D Interests Rights  The ownership of D Interests allows a Holder use of a large one-bedroom suite (with
                    private bathroom) overlooking the marina and Clearwater Bay or the swimming pool or southern exposure for two weeks in each season until December 31, 2040. The D Interest suites are approximately 638 to 869 square feet and contain two queen-sized beds with room for up to four adults. See "The Interests."

E Interests Rights  The ownership of E Interests allows a Holder use of a large one-bedroom suite (with
                    private bathroom and a lanai) with a view of the marina and Clearwater Bay for two weeks in each season until December 31, 2040. The E Interest suites are approximately 815 to 982 square feet and contain two queen-sized beds with room for up to four adults. See "The Interests."

F Interests Rights  The ownership of F Interests allows a Holder use of a two-bedroom penthouse suite, with a fully equipped kitchen, living room, den, dining room, two full baths (one with a jacuzzi) and a large balcony overlooking the Charthouse marina and Clearwater Bay for two weeks in each season until December 31, 2040. The F Interest suite is approximately 1,875 square feet and has two queen-sized and one king-sized beds with room for up to six adults. See "The Interests."


Unit Weeks Retained Because each Interest has the right to eight
by Company          Unit Weeks in each year, and there are 52 or
                    53 weeks in a year, four Unit Weeks (or five
                    Unit Weeks in certain years where there are 53 weeks in a year) of each suite shall remain the property of the Company.
                    Therefore, the Company will have 100 (or, in certain years, 125) Unit Weeks annually and be responsible for the annual dues and special assessments, if any, arising from those retained Unit Weeks, as well as the right to income from the Charthouse Rental
                    Pool or exchange in the RCI Exchange Program for those Unit Weeks. See "The Interests."
                    The dates of the Unit Weeks that will be retained by the Company are shown in Annex E.

License Rights      The licensee rights obtained by a Holder upon
                    purchase of the Interests are set forth in the License Plan and the Rules and Regulations for Chart House Suites Hotel, which are set forth as Annexes A and B, respectively. See "The Interests" for a summary of the terms of the License Plan.

Payment of Purchase Holders may pay for the Interests either in
Price cash upon subscription or pay in installments over part of the License term. If paying by installment, a minimum of 30% of the purchase price is due upon acceptance of a Subscription Agreement (after any applicable cash discounts). All initial subscription payments will be placed in escrow for at least 10 days, during which time the money will be held and purchasers will have a right to rescind their investment. Under the installment payment program, the remaining balance on the Interest will be payable in up to 360 monthly installments before the first day of each month, and the unpaid balance on each license payment increases by up to 9% annually (which has the effect of up to 9% interest on the unpaid balance). See "License Payment Options."

                    If a Holder pays on the installment method with a 9% rate and the minimum down payment of 30% (exclusive of any discounts, including discounts for early purchases), the following amounts would be due:

                                                                                                            Total              Total
                                                                                                         Payments            Payment
                                                                          Total                               For     Per Rental Day
                                                                         of All                          Interest    (if Interest is
                                                                        Monthly                               Per            Paid In
                                    30% Down    Maximum                Payments                            Rental       Full At Time
                         Offering    Payment    Balance   Monthly     (Over 360       Total       Total   Day (43                 Of
Class                       Price        Due        Due   Payment       Months)    Interest    Payments   Years)*     Subscription)*

A                         $18,500     $5,550    $12,950   $104.20    $37,511.51   24,561.51  $43,061.51    $17.88              $7.68
B                          21,500      6,450     15,050    121.10     43,594.45   28,544.45   50,044.45     20.78               8.93
C                          25,500      7,650     17,850    143.63     51,705.05   35,855.05   59,355.05     24.65              10.59
D                          36,500     10,950     25,550    205.50     74,009.19   48,459.19   84,959.19     35.28              15.16
E                          39,500     11,850     27,650    222.48     80,092.14   52,442.14   91,942.14     38.18              16.40
F                          60,000     18,000     42,000    337.94    121,658.94   79,658.94  139,658.94     58.00              24.92

                    * Assumes purchase as of January 1, 1998 and use over the entire term and for the column assuming financing the financing as shown in the above table with the minimum down payment.

                    For details, see "License Payment Options."

                    A Holder who chooses to make installment payments must be current on all monthly licensing payments and annual dues and, if any, special assessments, in order to rent, use or exchange the Unit Weeks. If not current on all payments, a Holder will forfeit all rights to the Unit Weeks, and if such default continues for more than six months or if there are more than three defaults of any duration, the Company may reacquire and cancel the Interest, pursuant to the terms of the License Plan. Upon cancellation for failure to pay, a Holder will have no further rights to use or rent of suites in the Chart House Suites hotel or refund for past amounts paid. A purchaser will be liable for all amounts due under the License Plan, unless the Interest is reacquired by the Company and canceled. See "License Payment Options."

Charthouse Rental   Each Unit Week will automatically be placed
Pool                in the Rental Pool, but upon 30 days written
                    notice to the Company, a Holder may withdraw any or all of the Holder's allotted Unit
                    Weeks from the Rental Pool. Unless otherwise permitted by the Company, a Holder may only withdraw entire Unit Weeks from the Rental
                    Pool. Under the Rental Pool, Charthouse will attempt to rent the suite to others on a daily or other basis, and the Holder will share pro rata (utilizing various rental pool allocations for each Class of Interests) in the rentals of all Unit Weeks that are placed in the Rental Pool.

                    Under the License Plan, Holders of Interests who participate in the Rental Pool will receive income based upon ratios developed by the Company. The ratios are based upon the Company's assumed off-season nightly walk-in rate for each Class of suites and upon the actual number of Unit Weeks of each Class that are participating in the Rental Pool. The assumed walk-in nightly rental rates represent the Company's estimate of approximate suite rental value rates for each Class of Interests and are fixed for all Rental Pool allocations until December 31, 2040. These rates, however, have been determined arbitrarily. Because Holders may personally use the Interests or exchange them in RCI's Exchange Program rather than leaving them in the Rental Pool, actual participation rental percentages will vary each Unit Week. Assuming every Interest remains in the Rental Pool, the following allocation percentages would apply:


                                         Off                                                   Total %
                   Number              Season      Gross                            Total %      Per
                     of      Number    Nightly   Potential               Total %   Per Unit  Interest (8
                  Studios/     of      Walk-in     Daily    Total %        Per     Week (52     Unit
                   Suites   Interests   Rate      Revenue  Per Class      Suite     Weeks)     Weeks)

A                    6         36        $70        $420    17.6101%    2.9350%     0.0564%   0.4515%
B                    4         24        $75        $300    12.5786%    3.1447%     0.0605%   0.4838%
C                    6         36        $85        $510    21.3836%    3.5639%     0.0685%   0.5483%
D                    6         36       $120        $720    30.1887%    5.0314%     0.0968%   0.7741%
E                    2         12       $130        $260    10.9015%    5.4507%     0.1048%   0.8386%
F                    1          6       $175        $175     7.3375%    7.3375%     0.1411%   1.1289%

                    25        150                 $2,385    100.000%

/TABLE

                    If the Rental Pool had been operating for the past three years and all Unit Weeks remained in the Rental Pool for all Unit Weeks, the following results (average among all Unit Weeks in each class), after deduction of the 5% Rental Pool fee would have been:


                                                                  For the Year Ended November 30,
            For the Nine Months Ended                   1996                     1995                        1994
            August 31, 1997 (Average of                                                            (Average of 39 Unit
            39 Unit Weeks Among 52 Unit                                                            Weeks Among 52 Unit
            Weeks in a Year on a Per                                                               Weeks in a Year on a
                      Interest Basis)*       (Eight Unit Weeks)         (Eight Unit Weeks)         Per Interest Basis*)

Class A                       $1,692                   $2,007                   $1,466                        $331
Class B                       $1,812                   $2,151                   $1,571                        $354
Class C                       $2,054                   $2,437                   $1,781                        $401
Class D                       $2,900                   $3,441                   $2,514                        $567
Class E                       $3,142                   $3,728                   $2,723                        $614
Class F                       $4,229                   $5,018                   $3,666                        $826

/TABLE

* Depending upon the schedule, Holders would have between 4 and 6 Unit Weeks during this period. This amount is the average of all Unit Weeks.

                    See "Certain Financial Charthouse Rental Pool
                    Information" for more information as to the assumptions utilized in the above calculations.

                    For managing the Rental Pool there is a fee payable to Decade Properties, Inc., an affiliate of the Company, equal to 5% of the Rental Pool revenue. Under the License Plan, annual dues will reimburse Decade Properties, Inc. for its actual costs for operating the Rental Pool, even if a Holder does not use the Rental Pool. The Company intends to place its retained Unit Weeks in the Rental Pool, although it reserves the right to use or exchange the Unit Weeks in the RCI Exchange Program. If all interests have been sold, the Company will annually have 100 Unit Weeks in the Rental Pool and, after consideration of the 5% fee, would have earned approximately $28,818 for the nine months ended August 31, 1997 (arising from 75 Unit Weeks), and approximately $34,196, $24,982 and $5,631 for the years ended November 30, 1996, 1995 and 1994, respectively (with 100 Unit Weeks, annually except for the year ended Movenber 30, 1994 which included
                    62 Unit Weeks in the partial year).  See
                    "The Interests."

The Company         The Charthouse Suites Vacation Ownership,
                    Inc.'s offices are at 250 Patrick Blvd.,
                    Suite 140, Brookfield, Wisconsin  53045-5864,
                    Telephone 414-792-9200.  The Company is
                    owned by Jeffrey Keierleber, who is also the sole director and President of the Company. Affiliates of the Company owned by Jeffrey Keierleber will provide management and consulting services to the Company and administer the Rental Pool, pursuant to agreements with the Company. See
                    "The Company."

Decade              Decade Properties, Inc., an affiliate of the
Properties,         Company, provides property management and
Inc.                Rental Pool services pursuant to an agreement
                    with the Company. Decade Properties, Inc. is owned by Jeffrey Keierleber and has provided property management services to various entities since 1980. As the property manager, it will receive $2,500 a month (increasing annually by annual CPI increases), plus all expenses payable from annual dues. See
                    "Decade Properties, Inc."  Additional
                    background information concerning Decade
                    Properties, Inc. is enclosed in the
                    Prospectus.  See "Decade Properties, Inc."
                    and "Conflicts of Interest of Management and Affiliates."

Guaranteed Rental   As an incentive to early purchasers, Holders
Arrangement or      may elect to receive guaranteed rental
Cash Discount       payments, at varying rates for each Class,
Program             for their Unit Weeks for a specified number
                    of weeks.  Under this guaranteed rental
                    arrangement, Holders who purchase prior to April 17, 1998 may designate six Unit Weeks and receive a guaranteed rental rate.
                    Holders purchasing between April 18, 1998 and
                    July 17, 1998 may designate four Unit Weeks and receive a guaranteed rental rate.
                    Holders purchasing between July 18, 1998 and
                    October 17, 1998 may designate two Unit
                    Weeks.  Investors purchasing after
                    October 17, 1998 are not eligible to
                    participate in this guaranteed rental
                    arrangement. The guaranteed rental rate paid under this arrangement is a walk-in, nightly off-season rate that has been arbitrarily selected by the Company. See "Guaranteed
                    Rental Agreement" for a description of the arrangement, the guaranteed rates and certain conditions.

                    In lieu of the guaranteed rental arrangement, early Holders may elect to receive a cash discount to the subscription price by surrendering rights to the guaranteed rental arrangement. Holders purchasing before April 17, 1998 may elect to receive a 5% discount from the purchase price of an Interest. Holders purchasing between April 17, 1998 and July 17, 1998 may elect to receive a 3% cash discount from the purchase price of an Interest. Holders purchasing between July 18, 1998 and October 17, 1998 may elect to receive a 1-1/2% discount from the purchase price of an Interest. Investors purchasing after October 18, 1998 may not participate in this cash discount program. See "Guaranteed Rental Arrangement."

Annual Dues         Holders will be responsible for a
and Special         proportionate share of the annual maintenance
Assessments         and other related costs, expenses and
                    reserves of the Chart House Suites hotel.
                    For the year ended December 31, 1997 and 1998, the dues for each Unit Week of the Interests (each Interest has eight Unit
                    Weeks) will be $190 for Class A Interests,
                    $190 for Class B Interests, $205 for Class C
                    Interests, $285 for Class D Interests, $305 for Class E Interests and $365 for Class F
                    Interests.  The amount of annual dues
                    thereafter will be set by the Company based upon the expenses of operating the hotel and the Rental Pool and providing services, and will be proportionately allocated to Holders as set forth in the License Plan, and cannot increase annually by more than 10% of the prior year's dues (exclusive of the allocable percentage of the property tax and insurance) without an affirmative vote of Unit Weeks representing a majority of the Interests.
                    The License Plan provides for special
                    assessments under limited circumstances, which would be assessed in order to fund any capital deficits. In connection with a vote for increases in annual dues or special assessments, the Company will vote the Unit
                    Weeks for the unissued Interests or the
                    Unit Weeks for canceled Interests and will be responsible for its proportionate share of such costs. Until a majority of Unit
                    Weeks are held by Holders, the Company may approve increases, without limitation. See
                    "Annual Dues and Special Assessments."

Failure to Pay      The License Plan provides that a Holder must
Annual Dues and     pay his or her pro rata annual dues (and, if
Special             applicable, special assessments) prior to
Assessments         renting or using the Unit Week or exchanging
                    them in the RCI Exchange Program.  If a
                    Holder has not paid his or her share of
                    annual dues or special assessments, if any, the Company will have the right to use, rent through the Rental Pool, or exchange the Unit
                    Weeks and retain all of the proceeds, if any, and such income received by the Company, if any, will not reduce the amount of annual dues (and special assessments, if any) owed by the Holder. See "Annual Dues and Special
                    Assessments."

RCI Membership      As of the date of this Prospectus, Holders
and Exchange        may enroll in the RCI Exchange Program, upon
Program             payment of membership fees to RCI.  Upon
                    purchase of an Interest, the Company will pay the costs of a Holder's one year membership in RCI and any initiation fees. The RCI
                    Exchange Program allows members to deposit one or more Unit Weeks and request an exchange for a comparable week or weeks at another participating resort located around the world. Under the RCI Exchange Program, a Holder deposits a Unit Week up to 24 months in advance and requests an exchange to an RCI-affiliated resort. As of the date of this Prospectus, there are approximately
                    2,000 RCI-affiliated resorts around the
                    world.  Under this program a Holder may
                    exchange Unit Weeks, whether or not the
                    deposited Unit Week is used by another RCI member.

                    As of the date of this Prospectus, the cost of membership in RCI is $74 for one year, $135 for two years, $199 for three years and $315 for five years. In addition, and as of the date of this Prospectus, RCI charges a $103 exchange fee ($135 for international exchanges) for each Unit Week exchanged through the RCI Exchange Program. Under the terms of the RCI Exchange Program, a Holder must have paid his or her annual dues (and special assessments, if any) for the Unit Week and, if paying for the Interest on an installment basis, the Interest installment payment associated with the deposited Unit Week in order to utilize the RCI Exchange Program.

                    The RCI Exchange Program is not affiliated with the Company or any affiliate of the Company (other than through a contractual agreement, which expires on August 15, 2002). The Company assumes no liability or responsibility to RCI's Exchange Program or performance. RCI has informed Charthouse that all of the Unit Weeks will be considered "red" weeks under the terms of its RCI Exchange Program, the seasonal designation indicating greatest member demand, although it reserves the right to change the designation or adopt a new or different system of designation. See "The Interests-Use Options."

Management of       The Company will be responsible for
Charthouse          management decisions of the Chart House
                    Suites hotel and advertising the hotel. An advisory committee, composed of Holders and their representatives, may be consulted for advice as to the operation of the Chart House
                    Suites hotel, although their decisions will not be binding upon the Company. See
                    "Management."

Distributions       The Company will not make annual or other
                    distributions to Holders, nor does the
                    Interest give rise to a distribution right, although Holders may derive revenue from renting the Unit Week through the Rental
                    Pool, or otherwise, although there can be no assurances that a Holder will realize any rental revenue. See "The Interests--Use
                    Options" and "Charthouse Results."

Tax Considerations  Tax consequences will vary depending upon a
                    Holder's use of the Interests, and deductions for costs of the Interests, annual dues and special assessments, if any, may be limited. An investment in the Interests is not intended to be a tax advantaged investment. Upon subscription, certain Florida documentary taxes will be due and payable. See "Certain Federal Income Tax Considerations" and "Certain Florida Tax Considerations."

Lack of Market      No market is expected to develop for trading
                    of the Interests as a result of this
                    Offering. Holders may sell, transfer or assign Interests or may sell, transfer or assign partial Interests (i.e. Unit Weeks), subject to certain conditions, including the Company's consent and payment of license costs (i.e., cost of the Unit Week) for the corresponding Unit Week. There can be no assurances that Interests can be sold at a profit, or at all. The Interests should be purchased for personal use or as a long-term investment since Holders may not be able to sell the Interests to raise cash for emergencies or for any other reason, and Holders must commit to pay certain annual dues and special assessments, if any. See
                    "The Interests--Transferability of
                    Interests."

Conflicts of        The Company will control the operations of
Interest            the Chart House Suites hotel and has retained
                    Decade Properties, Inc. to operate the Rental
                    Pool and act as property manager. None of their agreements was determined by arm's length negotiations, and Holders should consider the conflicts of interest that could arise over the terms of the agreements.
                    Jeffrey Keierleber is the sole shareholder, sole director and President of both the Company and Decade Properties, Inc. and the sole shareholder, sole director and Vice-
                    President and Secretary of Decade Securities
                    Corp.  See "Conflicts of Interest of
                    Management and Affiliates."

Risk Factors        An investment in the Interests involves
                    certain risks, including uncertainties
                    associated with the tax consequences, which depend upon the Holder's individual circumstances and uncertain revenue from the Rental Pool. See "Risk Factors."

Purchase            Under Chapter 721 of the Florida Statutes, a
Cancellation        Holder may cancel a purchase, without penalty
Rights              or obligation, within 10 days of the later of
                    the date of the execution of the Subscription
                    Agreement or receipt of the Florida Time
                    Share Public Offering Statement.  Under
                    certain limited conditions and under the Florida Statutes, a Holder may also cancel if the accommodations or facilities, as promised, are not available to Holders of any states. See "Cancellation Rights."

Escrow Provisions   Under the Escrow Agreement, funds received
                    for subscriptions of Interests will be held in escrow by William Atkinson, an unaffiliated Florida real estate broker, until the purchase cancellation rights
                    (described above) have expired. During the escrow period, funds will be maintained in a financial institution and available for refund upon a request for cancellation. See
                    "The Interests."  After the purchase
                    cancellation rights have expired, the funds will be remitted to the Company and used as described in the "Use of Proceeds." There is no limitation on the use by the Company.

Minimum             There is no requirement that any minimum
Subscriptions       number of Interests be sold in the offering.
                    However, if fewer than 76 Interests are sold by October 31, 1998, the Company has the right to cancel the Interests upon the repayment of the paid subscription amount to the Holders, less amounts for certain payments or benefits received by the Holder. The 76 Interest minimum was arbitrarily selected by the Company. If the Interests are canceled, a written notice on or before November 30, 1998, will be sent to all Holders. With that notice, Holders will receive the net amount of any refund and an accounting of that calculation as to benefits. The sole shareholder of the Company has agreed to invest additional funds in the Company if it is necessary in order to repay any such amounts. Affiliates of the
                    Company may purchase Interests without
                    limitation as to amount. See "License Plan of Distribution."

Use of Proceeds     The net proceeds of this Offering will be
                    used to pay offering costs, the costs of the guaranteed rental arrangement, amounts owed to Decade Properties, Inc. for the purchase of the Chart House Suites hotel, amounts retained for working capital purposes and initial membership in RCI for the Holders.
                    See "Use of Proceeds."

Plan                As of the date of the Prospectus, the
of Offering         Interests are only available for sale in the
                    states of Florida and Wisconsin.

Suitability         Potential purchasers should evaluate the
Standards           benefits of the Interests, including the
                    ability to use or exchange the Unit Weeks, and the costs, including the costs of the Interests and annual dues and special assessments, if any. The Company does not intend to establish minimum suitability standards. Broker-dealers participating in the offering may implement suitability standards, and Decade Securities Corp. has informed the Company that it will not solicit investments from purchasers unless they have either (1) a net worth of more than $30,000
                    (exclusive of the value of home and
                    furnishings), or (2) annual income of more than $30,000.

How to Subscribe    In order to purchase Interests, a
                    Subscription Agreement (including acceptance by the Holder of terms and conditions of the License Plan, the Rules and Regulations for
                    Chart House Suites Hotel and the Rental Pool agreement) must be executed. All subscriptions are subject to acceptance by the Company. See "How to Subscribe."



                  ORGANIZATIONAL CHART

                   CHARTHOUSE SUITES

                Organizational Structure

                              Management
                     Jeffrey Keierleber, Director
Charthouse Suites    Jeffrey Keierleber, President     Decade Properties,
Vacation               Michael Sweet, Secretary               Inc.
Ownership, Inc.               Ownership*                        |
    |                   Jeffrey Keierleber 100%                 |
    |                                                           |
    |                                                           |
    |                        ___________________________________|
    |__________________     |
    |                  |    |
Chart House         Chart House          Property         Hotel Manager
Marina                 Hotel_____________Management_______and Employees
                         |               Agreement
                         |
                         |
                         |
                 Charthouse Suites
                Vacation Interests




*    Jeffrey Keierleber owns all the outstanding share of Decade
Properties, Inc., Charthouse Suites Vacation Ownership, Inc.
and Decade Securities Corp.

                          RISK FACTORS


     An investment in Interests involves certain risks.
Prospective investors should consider the following factors, including the material risks set forth below, in addition to the factors set forth elsewhere in this Prospectus, before making an investment decision.

     Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements". Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro forma Results," as well as within the Prospectus generally. In addition, when used in the Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, this inherent uncertainty of estimates and assumptions utilized in preparing forward looking information, and other matters set forth in the Prospectus generally. Except as required by the securities laws, the Company does not intend to provide any updates to these forward-looking statements.

     Uncertainty of Deductibility of Expenses From Rental. If the Holder of an Interest rents all or part of the Unit Weeks to a third party, including rentals through the Rental Pool, the extent to which he may deduct expenses incurred in connection with the renting of such Unit Weeks will depend upon the particular factual circumstances of the Holder and: (1) whether the rental activity is engaged in with the intent of making a profit (Section 183 of the Internal Revenue Code of 1986, as amended ("Code")); (2) whether the expenses are incurred in connection with the production of income or for the management, conservation or maintenance of property held for the production of income (Code Section 212) or whether the expenses are incurred in connection with a trade or business (Code Section 162);
(3) whether an Interest is a "dwelling unit" (Code Section 280A);
(4) whether the rental activity is a "passive activity" (Code
Section 469), and (5) whether the "at-risk" rules apply (Code
Section 465). If a Holder does not meet these tax conditions, the rental expenses will not be deductible, even though the rental income will be taxable. See "Certain Federal Income Tax Considerations." Costs and expenses incurred in connection with personal use on most rental use are not deductible.

     Uncertainty Concerning Entity Status of Charthouse Rental Pool. In the opinion of Quarles & Brady, the Company's tax counsel, it is more likely than not that the Rental Pool under the License Plan will constitute a partnership for federal income tax purposes consisting of those Holders that utilize the Rental Pool and the Company if it places unsold Unit Weeks that it owns in the pool. Accordingly, Holders that participate in the Rental Pool and the Company will receive appropriate tax forms showing their allocation of Rental Pool income, gains, losses and deductions.
This conclusion is not binding upon the Internal Revenue Service ("IRS"), and, if the IRS were to successfully challenge the classification of the Rental Pool as a partnership, and the Rental Pool were to be taxed as an association, the Company, the Rental Pool, a Holder or Decade Properties, Inc. could owe additional taxes, and a Holder's income or loss amounts could be subject to adjustment or other limitations. See "Certain Federal Income Tax Considerations."

     Tax Risks and Deductibility Limitations. The Interests are subject to various tax risks and uncertainties, including, but not limited to, the entity classification of the Rental Pool, the characterization of an interest as a vacation license, the treatment of personal use of Unit Weeks, and numerous limitations on the deductibility of expenses. The Interests are not intended to be a tax advantaged investment. Except as noted with respect to characterization of an Interest as a dwelling unit under Code
Section 280A as discussed in "Certain Federal Income Tax Considerations", no rulings have been or will be sought from the IRS with respect to the transactions described herein. The ruling request that was submitted was withdrawn after the IRS informally indicated it would issue a ruling that the rights afforded a Holder under a License constitute a "dwelling unit" within the meaning of Section 280A. Furthermore, there can be no assurances that the IRS will not challenge the opinions expressed herein and thus, the tax treatment of a Holder could be materially different If an Interest is "dwelling unit," Interests held by other Holders (perhaps, only other Holders of the same class of Interest) would be aggregated with the Interest held by a particular Holder, with the result that even a Holder that never uses an Interest for personal purposes would, nevertheless, have otherwise deductible expenses reduced pursuant to Code Section 280A, possibly causing such Holder to be unable to offset fully rental income by allocable expenses. Potential purchasers are encouraged to seek qualified tax advice prior to investing in the Interests and should consider their individual factual circumstances. See "Certain Federal Income Tax Considerations" and "Certain Florida Tax Considerations."


     Limited Deductibility of Expenses For Corporate Investors. Corporations that purchase Interests, subject to limited exceptions, may not be able to deduct payments for the Interests, the annual dues or special assessments, if any. See "Certain Federal Income Tax Considerations." A corporate Holder that purchases an Interest solely in lieu of renting hotel rooms for business (and not social) purposes may, under limited circumstances, be able to deduct certain expenses, but should seek qualified tax counsel before investing for this purpose.
See "Certain Federal Income Tax Considerations."

     Right to Cancel Upon Incomplete Offering. If fewer than 76 Interests are sold by October 31, 1998, Charthouse may cancel this Offering and repurchase all Interests for their initial subscription price (exclusive of payments of annual dues, special assessments and Florida documentary taxes) less amounts received from the guaranteed rental arrangement or renting or use of the Unit Weeks or for benefits from using the Unit Weeks, as set forth in the License Plan. This right to cancel shall lapse on October 31, 1998 or earlier if 76 Interests are sold. The sole shareholder, Jeffrey Keierleber, has agreed to invest additional funds for the Company as required to fund any such repurchase.
If Mr. Keierleber does not invest sufficient funds, and the Company does not have sufficient funds, to repay amounts due upon cancellation, Holders may not receive a return of their invested funds. See "Plan of Distribution."

     Lack of Tangible Assets. By the purchase of an Interest, Holders will acquire a license to rent through the Rental Pool or, upon notice, use a suite in the Chart House Suites hotel on the terms and conditions of the License Plan. Holders will not acquire any real property or a real estate interest in the Chart House Suites hotel. In the event of a catastrophic destruction of the Chart House Suites hotel, Holders have no independent security for their Interests and no management or control over the Company or the Chart House Suites hotel, other than as set forth in the License Plan and the Chapter 721, Florida Statutes, which allows Holders to cancel their Interests if the hotel is destroyed and cannot be rebuilt in a timely manner. The Company intends to purchase insurance to cover the loss or damage to the hotel, although if it is impossible to rebuild the hotel, a Holder have a right to a partial share of the proceeds of insurance policy. See "The Interests" and the License Plan attached as Annex A.

     Nature of the Hotel Market. The real estate market and the hotel rates in Florida have historically been quite volatile. Many factors, including the economy, interest rates, competition, weather patterns and events, transportation costs, seasonality and others, may affect the ultimate appreciation or depreciation of the Interests and any income derived from a Holder's participation in the Rental Pool. The real estate market, especially the market for seasonal rental properties, is highly competitive, and there can be no assurances as to any level of rental income. Further, the value of improved income-producing real property may be affected by a variety of factors, including the business and management ability of the Company, state laws regulating the purchase and sale of time share interests, changes in the real estate tax rates and/or assessments, adverse changes in general or local economic or market conditions or in the supply of or demand for properties of the type owned by the Company, decreases in real personal income, changes in real estate operating expenses, competitive factors, fuel shortages, changing consumer habits, demographics or traffic patterns, condemnation or uninsured losses, potential liabilities under the Comprehensive Environmental Response Compensation and Liability Act or other federal and state laws imposing liability on property owners for environmental contamination, and other factors that are beyond the control of the Company. Such factors could affect the resale price and the amount that must be paid for annual dues or special assessments, if any. See "Annual Dues and Special Assessments" and "Description of the Chart House Suites Hotel."

     Absence of Market for Interests. There is not now, nor is there ever expected to be, any organized market for the Interests. There can be no assurance that Interests can be resold for their original purchase price, if at all. Holders of Interests may not be able to sell the Interests in the event of an emergency, or for any other reasons, and the Interests may not be readily accepted as collateral for a loan.

     Risks Associated with the Rental Pool. The demand for lodging in Clearwater, Florida is typically seasonal in nature. Therefore, certain Unit Weeks are not necessarily of equal value as those in other seasons, and certain Interest Classes may have higher demand and, therefore, higher rental revenue. The Company believes that the months of September, November and May will have the lowest occupancy and lowest value in the Rental Pool, or otherwise. The months of February, March and April tend to have higher occupancy, although the Company cannot assure any level of rental income. See "Certain Occupancy Information." If a Holder expects to rent the Unit Week through the Rental Pool, there can be no assurances of any level of Rental Pool revenue. The costs of operating the Rental Pool are a common expense covered by annual dues and, therefore, a Holder will pay for the costs of operating the Rental Pool even if not using it. Under the License Plan, purchasers of partial Interests (i.e., Unit Week or Unit Weeks) will not have an automatic right to participate in the Rental Pool, but must pay for its cost as part of the annual dues for their Unit Weeks. See "The Interests."

     General Economic Conditions; Concentration in Time Share Industry; Geographic Concentration of Investments. Any downturn in economic conditions or any price increases (e.g., airfares) related to the travel and tourism industry could depress discretionary consumer spending and have an adverse effect on the demand for and rental rates of the Units. Because the Company's operations are conducted solely within the vacation industry, any adverse changes affecting the vacation industry, such as an oversupply of vacation units, a reduction in demand for vacation units, changes in travel and vacation patterns, changes in governmental regulations of the vacation industry and increases in construction costs or taxes, as well as negative publicity for the vacation industry, could have an adverse effect on the Rental Pool. See "The Company."

     Past Results. The Chart House Suites hotel has only been in operation for approximately three years and is, therefore, in the start-up phase of operations. On a pro rata basis, and for the year ending November 30, 1996, Charthouse's average Unit Week of rental income was $359 at 65% occupancy (average of Class A through Class F Units). Weather and seasonality could affect the results of the Rental Pool. While there can be no assurances, the Company believes that the Unit Week rental income may increase above $359 per Unit Week at 65% occupancy (on an average basis of all Classes of Interests) because Chart House Suites hotel is experiencing repeat business, and its marketing has resulted in increased customer demand. However, Holders should not assume any level of rental income or occupancy in deciding whether to purchase an Interest. See "Chart House Results."

     No Distributions or Dividends. The Interests are not income producing in that they do not provide for distributions or dividends. Although a Holder may realize revenue through rental of a Unit Week or sale of an Interest, the amount of such revenue, if any, is entirely speculative and, therefore, Holders should not assume any rate of rental income or resale of an Interest for any amount. See "The Interests."

     Chart House Suites Hotel Not Affiliated with Any National Chain. The Chart House Suites hotel is not affiliated with a national chain, but competes with national hotels located in Clearwater Beach, Florida, including hotels with more resources and amenities, such as restaurants, bars and beach-related services. The absence of a national affiliation and additional amenities has an adverse affect on the hotel's competitive position and rates. See "Description of Chart House Suites Hotel."

     Limited Resources. The Company has limited resources to meet its obligations, but has received an oral commitment by its sole shareholder to provide additional capital or financing, if required to meet its obligations under the guaranteed rental arrangement and to pay for the Company's share of annual dues and special assessments, if any. See "Financial Statements."

     RCI Exchange Program. RCI's Exchange Program is an independent entity, which has no connection or financial interest in the Chart House Suites hotel or the Company. The RCI Exchange Program is a vacation exchange program offered by RCI. The Company's agreement with RCI extends until August, 2002 and provides for additional extensions, but is terminable earlier under certain circumstances. There can be no assurances that the Company's agreement will continue in effect or that RCI will continue to exist or renew the agreement with the Company. Chart House Suites hotel cannot guarantee that RCI will always accept weeks of vacation in the Chart House Suites hotel for trade, nor can Chart House Suites hotel assure that RCI will continue to exist for the entire life of License Plan or the existence of the Interests. For these reasons, Holders utilizing RCI's services and the RCI Exchange Program do so at their own risk. See "The Interests--The RCI Exchange Program."

     Vote of Unit Weeks. Under the License Plan, annual dues cannot increase by more than 10% of the prior year's dues exclusive of the allocable percentage of property tax and insurance, without an affirmative vote of a majority of the Unit Weeks. Special assessments in excess of certain limits cannot be made without a vote of Unit Weeks. The Company will vote all Unit Weeks represented by unsold Interests or the Unit Weeks reacquired upon a default of an Interest. Until, and unless, a majority of Units Weeks are held by others, the Company will be able to approve annual dues increases or special assessments without limitation, provided, however, that such vote would not change the guaranteed level of annual dues for the period through December 31, 1998, and provided that the Company would have to bear its proportionate share of any such increase.
See "Annual Dues and Special Assessments."

     Reliance on Management. Pursuant to the terms of the License Plan, Holders have no authority to control the management and operations of the Chart House Suites hotel or the Company. Control of management and operations of the Chart House Suites hotel and the License Plan resides solely in the Company. In order to protect the property and the operations, the Company has the authority to amend Charthouse policies and the Rules and Regulations governing the Chart House Suites hotel without a vote of Holders, provided such amendment is consistent with the terms of the License Plan. Accordingly, Holders will have no control over changes in policies of Charthouse. The Company intends to create an Advisory Board composed of Holders, but the Company has ultimate responsibility for policies of Charthouse. See "The Company." Until a majority of Interests are held by Holders, the Company may increase annual dues or special assessments under the License Plan without limitation, provided that expense attributable to unsold Interests will be born by the Company. For further information, see License Plan and the Rules and Regulations for Chart House Suites Hotel, attached as Annexes A and B, respectively.

     Absence of Independent Underwriter and Appraiser. No appraisals or other independent valuations have been obtained for purposes of determining the value of the Interests. The value of the Interests has been determined solely by the Company on the basis of its subjective evaluation of marketing considerations. See "Determination of Offering Price."

     Risks Associated With Customer Default. The Company bears the risk of defaults by buyers who purchase their Interests on an installment basis. If a buyer of an Interest defaults on the purchase of such Interest during the payment schedule, the Company will reacquire the Interest. In connection with the Company taking back any such Interest, the associated marketing costs will not have been recovered by the Company, and they must be incurred again after the Interest has been returned to the Company for resale. In addition, although the Company may have recourse against the defaulted buyer of the Interest, no assurances can be given that the Interest purchase price or any commissions will be fully or partially recovered in the event the buyer defaults under such financing arrangements. Although the Company will bear the risks of default, Holders may be adversely affected if these costs limit the Company's ability to fulfill its obligations. See "The Interests."

     Competition. The Company is subject to significant competition from other entities engaged in the business of resort development, sales and operation, including interval ownership, condominiums, hotels and motels. Many of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell vacation interests in resort properties. Other major companies that now operate or are developing or planning to develop vacation interest resorts include Marriott Ownership Resorts, The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels & Resorts and Inter-Continental Hotels and Resorts. Many of these entities possess significantly greater financial, marketing, personnel and other resources than those of the Company and may be able to generate greater rental results or returns.

     Regulation of Marketing and Sales of Vacation Interests; Other Laws. The Company's marketing and sales of Interests and other operations are subject to extensive regulation by the federal government, Florida and by the states in which Interests are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal requirements to which the Company is or may be subject appears in the Truth-in-Lending Act and Regulation Z and the Equal Opportunity Credit Act. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. The laws of Florida require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and sale of Interests. The Company is required to deliver an offering statement or public report to all prospective purchasers of an Interest, together with certain additional information concerning the terms of the purchase. The Company believes that it is in material compliance with all federal, state, local and foreign laws and regulations to which it is currently subject. However, no assurances can be given that the Company is, in fact, in compliance with all applicable federal, state, local and foreign laws and regulations. Any failure to comply with applicable laws or regulations could have a material adverse effect on the Company. Compliance with the laws or regulations, of any sort, will be a common expense recovered from Interest Holders through annual dues. See "Annual Dues and Special Assessments."

     Dependence on Key Personnel. The Chart House Suites hotel will be controlled by the Company, Decade Securities Corp. and Decade Properties, Inc. The loss of the services of Jeffrey Keierleber, sole owner of the Company and Decade Properties, Inc., could have serious adverse effects on the operations of Chart House Suites hotel. The Company intends to prepare a succession plan. See "Management."

     Americans with Disabilities Act. Under the Americans with Disabilities Act ("ADA"), all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. A determination that the Chart House Suites hotel is not in compliance with the ADA could result in imposition of fines, injunctive relief, damages and attorneys' fees. If the Company was required to make modifications to comply with the ADA, Charthouse's cash reserves could be depleted and annual dues could increase significantly, adversely affecting Holders. A finding of non-compliance could also endanger the ability to use the Rental Pool to rent Interests to non-Holders.

     Absence of Operating History of the Company. The Company is a recently formed Florida corporation and has no operating history. See "Chart House Results." The Company's anticipated operations and business plan are subject to all of the risks inherent in the establishment of a new enterprise in a competitive and volatile industry such as the Florida hotel operations. See "The Company."

     Lack of Arm's Length Negotiation in the Property Management and Other Agreements. None of the agreements with affiliates, including the property management agreement, was determined by arm's length negotiations, and no independent approval will be sought. The property management agreement provides for a monthly fee of $2,500, subject to increases based upon CPI and a 5% Rental Pool fee, plus reimbursement of all expenses. It is impossible to estimate how much Decade Properties, Inc. would earn because it cannot estimate the 5% rental pool fee. However, the $2,500 monthly fee would total $1,290,000 (exclusive of CPI increases) over the 43 year term. If the Rental Pool generated $500,000 a year, Decade Properties, Inc. would earn $25,000 a year or $1,075,000 over the 43 year term. See "Decade Properties, Inc." The License Plan provides that Holders will reimburse, as a common expense covered by annual dues, the costs and fees of the property manager for its services, whether or not they use the Rental Pool. See "Conflicts of Interest of Management and Affiliates."

     Conflicts of Interest Arising From Benefits to Affiliates of the Company. The Company intends to use essentially all of the net proceeds from sale of the Interests to pay offering expenses, amounts under the guaranteed rental arrangement, amounts owed to Decade Properties, Inc., costs of initial membership in RCI and then for working capital. The Company has contractual duties under the License Plan and will act as a fiduciary for the Holders in managing the License Plan and safeguarding the annual dues assessments. See "Use of Proceeds." Affiliates of the Company may also benefit from the property management agreements, Charthouse Rental Pool fees and other fees. There are no established conflict resolution procedures. See "Conflicts of Interest of Management and Affiliates."

     Company Control. The Company will control the operations of the Chart House Suites hotel and the Charthouse Rental Pool, and it has contracted with Decade Properties, Inc. to be the property manager and Rental Pool operator. The property management agreement provides that Decade Properties, Inc. can only be removed for cause and upon payment of all amounts that would have been received during the term of the agreement (discounted at 8%), which, by its terms, expires on December 31, 2040. As discussed earlier, the Company cannot estimate what fee would be owed. However, the effect of this provision is to make it unlikely that Decade Properties, Inc. could be removed as property manager. See "Decade Properties, Inc."

     Weekly Fluctuations in Rental Pool Results. The lodging industry is seasonal in nature. Weekly Unit Week earnings in the Rental Pool may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel.

     Resale of Interests. A Holder selling whole or partial Interests (i.e., Unit Weeks) may face competition from the Company as it sells the Interests, including Interests which have been reacquired. The future value of Interests is uncertain, and there can be no assurances that a Holder will be able to sell his Interests at an appreciated amount, or even at the offering price, if at all. There could be difficulties in trying to find a real estate broker or other person to sell Interests or Unit Weeks. A Holder will also have to pay the entire cost of the Unit Week and obtain the consent of the Company, which will not be unreasonably withheld, before being able to sell partial Interests and Unit Weeks. The Company may review potential purchasers and evaluate whether they will be able to pay annual dues as they become due. The Company does not intend to withhold consent if a potential purchaser agrees to follow the License Plan and the rules and regulations. In addition, a seller of a partial Interest (i.e., a Unit Week) will have to pay the cost of License Payments for the Unit Week before being able to sell or transfer the partial Interest. See "Plan of Distribution."

                           THE COMPANY

     Charthouse Suites Vacation Ownership, Inc. is a Florida corporation formed on April 16, 1996, and solely owned by Jeffrey Keierleber. The Company was organized to facilitate the sale and distribution of the Interests and ultimately own and manage the Chart House Suites hotel. The Company has limited financial resources, although it has received an oral commitment from its sole shareholder to provide additional resources. See "Financial Statements" and "Risk Factors--Limited Resources."

     The Company will be responsible for managing the License Plan and the Charthouse Rental Pool, as well as advertising the hotel and overseeing its operations, although it will delegate and subcontract the operational duties to Decade Properties, Inc. See "Decade Properties, Inc." The Company will have a fiduciary duty to manage the time share program and safeguard the annual dues funds. In carrying out the duty, the Company intends to maintain annual dues in a separate account for the benefit of Holders.

     The Company currently has not issued, and has no plans to issue, senior securities. The Company plans to borrow money only to the extent necessary to fund its portion of offering expenses and fund the operation of the Company in the ordinary course of business. The Company does not plan to make loans to other persons, although it will allow Holders to pay licensing payments on an installment basis over 360 months. See "The Interests." The Company does not plan to invest in securities of other issuers for the purpose of exercising control. The Company has no plans to engage in underwriting securities for other issuers and has no plans to engage in the purchase and sale of investments, except for those in the ordinary course of maintaining its reserves and the common maintenance fund. The Company has no plans to offer securities in exchange for property and has no plans, except under the limited circumstances described in the License Plan, to repurchase or reacquire the Interests. Except in connection with the purchase and use of the Chart House Suites hotel, the Company does not plan to make investments in real estate or interests in real estate, real estate mortgages, securities of or interests in persons primarily engaged in real estate activities, or investments in other securities. However, subject to the limitations described in the License Plan underlying the Interests, the Company has sole control over the policies and operations of Charthouse and may from time to time consider expanding the operations and scope of Chart House Suites hotel and sell additional Interests or reacquired Interests.

     Charthouse plans to provide Holders an annual report (which, if in accordance with the securities laws, may contain unaudited financial statements) which describes the financial condition of the Rental Pool and the source and use of annual dues and, if any, special assessments. During the pendency of the Offering, the Company will file a Form 10-K which will contain audited financial statements.

           DESCRIPTION OF THE CHART HOUSE SUITES HOTEL

     The Chart House Suites hotel is located in Clearwater Beach, Florida and has been owned by an affiliate of the Company since 1992. It is a four-story hotel overlooking Clearwater Bay, Florida, bought in 1992 for approximately $600,000 and then completely refurbished. Unless the offering is terminated (see "Plan of Distribution"), the hotel will be purchased by the Company for approximately $1,796,000, upon the earlier of the sale of 76 Interests or by October 31, 1998. No appraisal has ever been obtained. Attached to the Chart House Suites hotel grounds is a marina that was also owned by Decade Properties, Inc. Holders will have no rights to the Charthouse Marina, which is owned by Decade Properties, Inc. or the Company, once the sale is complete. The Chart House Suites hotel contains on its grounds a heated in-ground 20 by 25 foot pool and laundry room facilities, which may be used by Holders. As described below, the hotel's location provides easy access to white sand public beaches, recreational facilities, restaurants, entertainment and shopping in Clearwater Beach. The Tampa Bay, Florida airport is approximately 20 miles away, and St. Petersburg's airport is approximately 12 miles away.

     The Chart House Suites hotel is comprised of 25 rental units located in one four-story building containing approximately 20,000 enclosed square feet. The attached marina has 27 boat slips. The building and most of its improvements were built in 1971 as a common area for a nearby condominium and then converted to a restaurant. In 1993, the building was converted to a hotel and was completely updated and remodeled. The property is rectangular in shape, contains approximately .66 acres and is located on the North side of Bayway Boulevard, Clearwater Beach, Florida. Each suite contains sleeping accommodations, private bathroom facilities and limited cooking facilities (varying from room). The hotel has a parking lot with 46 spaces, which Holders may use at no additional charge. Each suite comes equipped with locked doors, a bed or beds, hotel-like furniture, one or more bathrooms and one or more televisions, including access to cable television. The Chart House Suites hotel has a manager or front desk staff available 24 hours a day and provides maid service. Approximately 10 employees work at the Chart House Suites hotel. Except as described above, there are no additional security measures for the Holders.

     As of June 30, 1997, the Company orally entered into an agreement with Decade Properties, Inc. to acquire the Chart House Suites hotel, which was confirmed in writing on September 29, 1997. Under the irrevocable terms of the written agreement, Charthouse will pay approximately $1,796,000 for the hotel, personal property and marina. As provided in the License Plan, if the Company does not sell 76 Interests by October 31, 1998, it reserves the right to cancel the Interests and return the paid-in amount (less amounts for certain benefits received or used). The Company and Decade Properties, Inc. have agreed to escrow the title until the sale of 76 Interests or October
31, 1998 unless the Offering is canceled. Accordingly, the Company has contractual rights to acquire the Chart House
Suites hotel, but will not complete the sale until 76 Interests have been sold or until this requirement has been waived. If the Agreement is breached, the Florida Time Share Bureau will have the power to enforce the terms of the Agreement.

     The Chart House Suites hotel is conveniently located within a short stroll of a beautiful Clearwater public beach (one beach on Clearwater Pass is located approximately two blocks away, and the main Clearwater Beach is approximately six blocks away), quaint shops and restaurants. The hotel is located on Bayway Boulevard, a central street in Clearwater Beach and one block from the main (and busy) street. The Chart House Suites hotel is in close proximity with other hotels and shops and adjacent to a yacht club and other condominiums. The hotel is approximately a 90 minute drive from Walt Disney World and Cypress Gardens and approximately 35 miles from Busch Gardens, Florida.

     As of the date of this Prospectus, there are no known environmental contaminations on the Chart House Suites hotel grounds which would materially affect the value of Interests or the ability of Holders to rent or use their suites.

     The Company intends to provide quality hotel services to Holders of the Interests or the renters in the Rental Pool. The Company believes that its location in Clearwater Beach, Florida and its competitive licensing payments and annual dues rates will be attractive to Investors who desire to fix the costs of vacations, pass a gift to future generations or retain for possible income.

     In order to ensure the comfort and enjoyment of the Chart House Suites hotel and its amenities by all Holders, guests and other allowed users, Charthouse has promulgated certain rules and regulations. These rules and regulations are intended to preserve the quiet enjoyment of the Chart House Suites hotel for all users, but also to ensure that the appearance of the Chart House Suites hotel is generally uniform and does not detract from its value. Certain other requirements are established in the Subscription Agreement and the Rules and Regulations for Chart House Suites Hotel, attached as Annexes D and B, respectively.

     Competition. Clearwater Beach, Florida contains numerous hotels and motels, with various size facilities and with a total of approximately 4,000 rooms and suites. The Company believes that room charges for the hotels in Clearwater Beach generally range from between $40 and $350 a night, although rates will vary depending upon season and demand. National hotel chains, such as Sheraton and Marriott, compete with the Chart House Suites hotel in Clearwater Beach. The Company believes that the proximity of the marina offers competitive advantages, as boaters often stay at the Chart House Suites hotel. Lengths of stay affect the results, and the Company strives to rent the penthouse (Class F Units) for a minimum of two nights. The Company believes the Chart House Suites hotel competes with other rental accommodations on the bases of location, view and room quality, as well as rental rates. Seasonability has, and will, affect the occupancy of the hotel and the Rental Pool results.

                          THE INTERESTS

     The following is a summary of the material terms of the License Plan, and references to the License Plan are qualified in their entirety to the text of the License Plan, which is attached as Annex A.

     Ownership of an Interest entitles purchasers to the right, subject to the terms and conditions of the License Plan, to rent or use the Chart House Suites hotel for eight weeks of each year until December 31, 2040. Holders are entitled to two consecutive weeks of time for each season (e.g. Spring, Summer, Fall and Winter). The Unit Weeks will be assigned pursuant to the schedule in Annex E. Upon subscription, a potential Holder should submit his or her preference. All Unit Weeks (including those owned by the Company) will automatically be placed in the Rental Pool. The Company will attempt to rent the Unit Weeks and will remit net rent proceeds, if any, to the Holder on a quarterly basis. Holders will have the right, upon at least 30 days written notice (unless waived by the Company), to use the Unit Weeks or to join the RCI Exchange Program and exchange Unit Weeks in the Chart House Suites hotel for another location in a participating RCI resort. The Holders will not obtain title or any interest in the Resort Facility. No certificates will be issued for the Interests.

     The Company is offering Interests that, in the aggregate, will provide the Holders the right to rental income from the Rental Pool, if any, or the right to use one of the 25 suites for 48 weeks out of every year. The Company does not intend to offer the Chart House Suites hotel for sale to third parties, although it reserves the right to do so, and such sale would be subject to the rights of Holders under the License Plan. The Company will continue to have the right to use, rent or exchange the remaining four Unit Weeks (one Unit Week in every season or five total Unit Weeks in years with 53 weeks) or sell those Unit Weeks as partial Interests, upon compliance with legal and regulatory requirements. The Company intends to place the unsold Unit Weeks it continues to hold in the Rental Pool, although, similar to all Holders' rights, it reserves the right to use the Unit Weeks and exchange these weeks in RCI Exchange Bank, even if there is demand for these Unit Weeks in the Rental Pool, as well.

     According to a March, 1997 article in Hotels, vacation ownership is a $6 billion industry in the U.S. The Company believes that purchase of Interests will offer Holders a manner of participating in this market.

     Types of Interests Available. Class A-F Interests are being offered by the Company. A description of each Interest is as follows:

     A Interest: Ownership of an A Interest allows a Holder use of a standard studio (with private bathroom) overlooking the marina and Clearwater Bay for two consecutive weeks in each season until December 31, 2040. There are 36 A Interests available in this offering for a cost of $18,500 per Interest. The A Interest studios are approximately 360 square feet and contains two queen-sized beds with room for four persons.

     B Interest: Ownership of a B Interest allows a Holder use of a king bed studio (with private bathroom) overlooking the marina and Clearwater Bay for two weeks in each season until December 31, 2040. There are 24 B Interests available in this offering for a cost of $21,500 per Interest. The B Interest studios are approximately 360 square feet in size and have room for two persons.

     C Interest: Ownership of a C Interest allows a Holder use of a large studio (with private bathroom) overlooking the marina and Clearwater Bay, or southern exposure (looking south over the bay and other condominiums) for two consecutive weeks in each season until December 31, 2040. There are 36 C Interests available in this offering for a cost of $25,500 per Interest. The C Interest studios are approximately 430 square feet and have room for four persons.

     D Interest: Ownership of a D Interest allows a Holder use of a one bedroom, one private bathroom suite overlooking the marina and Clearwater Bay or the swimming pool or the southern exposure for two consecutive weeks in each season until December 31, 2040. There are 36 D Interests available in this offering for a cost of $36,500 per Interest. The D Interest suites are approximately 638-869 square feet and have room for four persons.

     E Interest: Ownership of an E Interest allows a Holder use of a one bedroom suite with one private bathroom (with a lanai), and a view of the marina and the Clearwater Bay for two consecutive weeks in each season until December 31, 2040. There are 12 E Interests available in this offering at a cost of $39,500 per Interest. The E Interest suites are approximately 815-982 square feet and have room for four persons.

     F Interest: Ownership of an F Interest allows a Holder use of the approximately 1,875 square foot, two bedroom penthouse suite, with a fully equipped kitchen, living room, den, dining room, two full baths (one with a jacuzzi), and a large private balcony overlooking Clearwater Bay and marina for two consecutive weeks in each season until December 31, 2040. There are 6 F Interests in this Offering at a cost of $60,000 per Interest and have room for six persons.

     At the time of subscription, the Holder will be assigned eight specific Unit Weeks for the category of the suite corresponding to the Class of Interests purchased. Preferences for suites and weeks will be considered on a first come first serve basis, but assignment of Unit Weeks and suites within a Class of Interests is in the sole discretion of the Company.

     For purposes of the License Plan, the Winter season constitutes weeks 46-52 and 1-6, Spring is weeks 7-19, Summer is weeks 20-32, and Fall is weeks 33-45. Occupancy rights begin at 4:00 p.m. on the applicable date of the week and end at 10:00 a.m. on the same day of the immediately following week.

     Use Options. The following summarizes the ways in which Holders, as of the date of the Prospectus, may utilize their eight Unit Weeks per Interest:

     Rental. If a Holder takes no action, Charthouse will seek to rent the Holder's Unit Weeks through the Rental Pool. Holders may also withdraw their Unit Weeks from the Rental Pool and seek to rent the Unit Weeks to others, either personally or through rental agents. Unless waived by the Company, Holders must give the Company at least 30 days notice prior to the start of the Unit Week of their desire to remove their Unit Week from the Rental Pool. Rental Pool proceeds will be allocated proportionately among Holders of all Classes of Interests that have Unit Weeks in the Rental Pool using the formula shown below. The ability of the Rental Pool to rent pooled Unit Weeks will depend on many factors, among which are seasonal demand, weather conditions, travel patterns and economic conditions. There is no guarantee that all or any contributed Unit Weeks will be rented or that rental proceeds will be received. An affiliate of the Company will be paid a rental fee of 5% of all rental charges collected, and part of the common expenses for Holders will include the reimbursement of any costs incurred in providing Rental Pool services. Holders can contract individually with an affiliate of the Company, or another rental agent, for separate rental of their individual suite, although their share of annual dues will continue to include the costs of operating the Charthouse Rental Pool. See "Charthouse Results" and "Certain Charthouse Rental Pool Financial Pro Forma Information."

     Personal Use. A Holder may, upon 30 days written notice to Charthouse (unless waived), withdraw entire Unit Weeks from the Rental Pool, and Holders are free to use, assign, grant, gift or otherwise use their eight Unit Weeks per Interest of reserved vacation suites and services at the Chart House Suites hotel. Unless waived by the Company, only entire Unit Weeks may be withdrawn for personal use. Pursuant to the License Plan and the Rules and Regulations for the Chart House Suites Hotel, Holders are responsible for their conduct and liable for any resulting damages due as a result of their use or the use by their permitted users, including any rental arranged other than through the Rental Pool. License Plan and Rules and Regulations for Chart House Suites Hotel, attached as Annexes A and B, respectively.

     RCI Exchange Program. As of April 1997, Chart House Suites hotel has qualified as an affiliated resort of the RCI Exchange Program. As long as the Holder remains a member of the RCI Exchange Program, such Holder may use the RCI Exchange Program. Holders may join RCI for the cost and fees determined by RCI and obtain the privileges attached to such membership. The Company will pay for the initiation and first year membership fees for each purchaser of an Interest. RCI is not an affiliate of the Company or any of its affiliates and has not reviewed or passed upon the validity of this Offering. RCI is a independent entity that facilitates the exchange of vacation time share interests. Nothing contained in this summary should be construed as an endorsement or advertisement for this Offering or the Chart House Suites hotel by RCI or any of its affiliates. The Company and its affiliates have no financial or other interest in RCI.

     Under the terms of the Agreement with RCI, the RCI Exchange Program allows Holders to deposit one or more Unit Weeks of vacation time at the Chart House Suites hotel into the RCI Exchange Program. This Agreement expires August, 2002. The deposit may be made between two weeks and two years before the use of the Unit Week. The Holder must pay all annual fees associated with the deposited Unit Week (i.e., annual dues and special assessments, if any, and, if paying on the installment basis, the license payment directly to the Company) before submitting an RCI request. Deposited Unit Weeks can be withdrawn from RCI Exchange Program if the Holder has not made an exchange against that week and no other RCI member has been assigned the Holder's Unit Week at Chart House Suites hotel. After depositing weeks in the RCI Exchange Program, members may request use of weeks deposited at any of RCI's approximately 2,000 worldwide affiliated resorts. Requested weeks must be comparable to those deposited. All the Charthouse's weeks have been designated "red," or the seasonal designation indicating greatest member demand, although RCI has reserved the right to reconsider the designation or change systems. RCI members can request exchanges for only that period in which their subscription to RCI Endless Vacation is prepaid. As of the date of this Prospectus, membership in RCI costs $74 for one year, $135 for two years, $199 for three years and $313 for five years. There is also a $200 initiation fee which, if charged, will be paid for by the Company. The Company will also pay the first-year membership fee. As of the date of this Prospectus, RCI charges $103 for each domestic exchange and $133 for each international exchange. Rates are subject to change. Other fees may apply, and all fees are determined solely by RCI. Neither the Company nor any of its affiliates will receive any remuneration from RCI.

     In addition, RCI members can obtain RCI Guest Certificates for non-members to use the exchanged weeks. Guest Certificates currently cost an additional $40. RCI has advised the Company that RCI currently has approximately 2,000,000 members. The terms and conditions of membership are defined an agreement that is entered between RCI and its members. Participation in RCI by a Holder is voluntary.

     Under the terms of the agreement with RCI, the Agreement is terminable, at RCI's option, upon 60 days notice if the Company does not attain and maintain 50 RCI members. Therefore, the ability to exchange properties through RCI may be canceled if a sufficient number of Holders do not maintain their RCI membership. The RCI Agreement is also terminable by RCI if the Company (i) becomes insolvent, (ii) initiates a bankruptcy proceeding, (iii) becomes a party to reorganization for its debts, (iv) has a receiver appointed, (v) is a party to a dissolution or liquidation proceeding, (vi) transfers a controlling ownership interest in the Company without RCI's consent, (vii) attempts to assign or sublease all or a portion of its rights or duties, or (viii) the Company materially breaches its agreement with RCI or any representation or warranty of the Company to RCI ceases to be true.

     Transferability of Interests. A Holder may transfer his entire Interest without the prior consent of the Company, provided the Holder is current on payment of all dues, assessments and installment license payments. A purchaser of an entire Interest may automatically participate in the Rental Pool. Under applicable Florida Law, a Holder will have to provide disclosure required by Section 721.065 in order to resell Interests. This disclosure requires information concerning annual dues and a copy of the License Plan.

     A Holder may also transfer partial Interests in increments of one or more Unit Weeks with the consent of the Company (which will not unreasonably withheld) provided the Holder is current on all payment of all annual dues, special assessments and license installment payments for that Unit Week are fully paid. The transferor of a partial Interest must also make a prepayment of the estimated annual dues (and special assessments, if any) of one year for the specific Unit Week before the transfer is allowed.

     A transferee of partial Interests (i.e., one or more Unit Weeks) may not automatically participate in the Rental Pool, although annual dues will include the costs of operating the Rental Pool. However, the Holder of a partial Interest may enter into a contract with Decade Properties, Inc. to provide rental services for its own rental program. The Company reserves the right to specify other terms or conditions in connection with the transfer of a partial Interest. See License Plan attached as Annex A.

     Cancellation. Each Holder is given the right, pursuant to Chapter 721, Florida Statutes, to cancel the Holder's subscription without any penalty or obligation within ten days from the date the Subscription Agreement is signed, or until ten days after receipt of the Time Share Public Offering Statement, whichever is later. A Holder must notify Charthouse in writing of his/her intent to cancel. A notice of cancellation is effective on the date sent and shall be sent to Charthouse at 250 Patrick Boulevard, Brookfield, Wisconsin 53045. Any attempt to obtain a waiver of the Holder's cancellation rights is unlawful. While the Holder may execute all closing documents in advance, Charthouse's use of the subscription amount by Charthouse before the expiration of the ten-day cancellation period is prohibited.

     Each Holder may also cancel the License Plan at any time after the accommodations or facilities are no longer available, as provided in the License Plan and the Time Share Public Offering Statement, attached as Annexes A and C, respectively. The License Plan contemplates that Holders may have the accommodation unavailable on a temporary basis in order to facilitate repairs, maintenance or emergencies, and the Company will provide alternative accommodations. Such events shall not give rise to a right to cancel the Interest. In the event of any temporary unavailability, the Company will promptly send a written notice of the temporary unavailability notifying Holders of their alternatives.

     Under the License Plan, upon cancellation a Holder will only have the right to receive the amount of the purchase price actually paid less any benefits received, rental revenue from the Rental Pool, and any guaranteed rental arrangement payments. In order to avoid controversies, the Company will use the following rates for calculating benefits on a per-day basis:


                                                    Total for One
                              Assumed Benefit       Unit Week

A    Standard Studio          $ 70.00 per night     $490
B    King Bed Studio          $ 75.00 per night     $525
C    Studio                   $ 85.00 per night     $595
D    1 Bedroom                $120.00 per night     $840
E    1 Bedroom                $130.00 per night     $910
F    Penthouse                $175.00 per night     $1,225

     Therefore, once Holders have held the Interests after a certain period of time, the cancellation right under the License Plan will result in a return of no proceeds.
Under the License Plan, Holders' cancellation rights will expire as follows:


        Class                Expiration Date After Purchase

          A                             4.72 yr.
          B                             5.12 yr.
          C                             5.36 yr.
          D                             5.43 yr.
          E                             5.43 yr.
          F                             6.12 yr.

     Holders should not assume that the Charthouse Rental Pool will return these rates.

     Under the License Plan, the Company may rescind the License
Plan and return the net proceeds if 76 Interests are not sold by October 31, 1998. See "Plan of Distribution."

                       CHART HOUSE RESULTS

     The following is a summary of the results of the Chart House
Suites hotel.


                          For the Nine
                         Months Ended          For the Years Ended November 30
                        August 31, 1997       1996           1995           1994
                          (unaudited)      (audited)      (audited)      (audited)

Rental Income              $379,931        $452,981       $327,031        $ 72,687

Other Income                 13,698          14,220         14,090          4,154

Total Operating Revenues   $393,629        $467,201       $341,121       $ 76,841

Total Salaries              101,480         127,377         93,648         38,243

Total Direct Expenses       117,619         150,287        141,411        111,056

Total Maintenance
and Repair Expenses          11,607          25,114         37,570         30,917

Total Expenses             $230,706        $302,778       $272,629        $180,216


Excess (Deficiency)
of Operating
Revenues Over
Certain Expenses           $162,923        $164,423       $ 68,492      $(103,375)

                                       Derived Rental Unit Week Rental Revenue

Rental Income
(Actual                    $379,931        $452,981       $327,031        $ 72,687

Pro Forma Rental
Pool Fee (5%)               (18,997)        (22,649)       (16,3352)        (3,634)

Pro Forma Net Rental
Revenue (95%)              $360,934        $430,332       $310,679        $ 69,053

Number of Unit
Weeks                            39              52             52             52

Number of Hotel
Suites                           25              25             25             25

Pro Forma Average        $      370      $      331      $     239    $        86
Unit Week Rental
Revenue


/TABLE

     The above summary for operating revenues and certain expenses reflect income and expenses that are directly attributable to the operations of the Chart House
Suites hotel since it opened in 1994, and that are not dependent upon a particular owner of the property. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, and certain office and administrative expenses.

     Based upon the current level of total expenses for the nine months ended August 31, 1997, the break-even rate for the Company is $33.68 per suite per day (on average). Because rates vary, a break even rate in occupancy cannot be determined.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

     Results of Operations The financial statements included herein present the Chart House Suites hotel operations for approximately 40 months, from its opening on April 21, 1994, through August 1997. The comparative presentation of operations reflects the operation of 25 Studios/Suites during each period presented.

     Operating revenues for the initial 7.3 (32 weeks) months ended November 30, 1994, averaged $105 per Suite per Unit Week.
The average Unit Week operating revenue increased to $262 during the year ended November 30, 1995; $359 during the year ended November 30, 1996, and $404 during the nine months (39 weeks) ended August 31, 1997. The 1997 increase, however, was achieved primarily during the Winter and Spring months when hotel rates and occupancy are generally expected to be higher than at other times of the year, and therefore, such results are not expected to be indicative of those to be achieved for an entire year ended November 30, 1997.

     The increases in operating revenues from inception are attributable to both increases in the rental revenues charged for occupied rental units and increased occupancy. The average daily rental unit revenue for occupied Studios/Suites increased from $52 in 1994 to $66 in 1995, to $77 in 1996, to $86 in 1997.
The average occupancy during these periods increased from 39% in 1994, to 52% in 1995, to 65% in 1996 and to 65% in 1997.

     Expenses for the initial 7.3 months in 1994 averaged $225 per Unit Week. The average Unit Week expenses decreased to $210 in 1995, and then increased to $233 in 1996 and $237 in 1997. A large part of this increase was due to the average salary expense per Unit Week, which increased from $53 in 1994 to $72 in 1995, $98 in 1996 and $104 in 1997. The housekeeping staff, certain front desk expenses and management fees are variable expenses. Consequently, salary expenses generally increase as occupancy increases.

     Average direct expenses per Unit Week were $152 in 1994, decreased to $109 in 1995, then increased to $116 in 1996 and $121 in 1997. The direct expenses during the initial 1994 period include costs associated with opening and initially higher advertising expense for the hotel, which resulted in higher average expenses than those experienced in the other periods.

     Repair and maintenance expenses averaged $42 per Unit Week in 1994, compared to $29 in 1995, $19 in 1996 and $12 in 1997.
Many costs associated with furniture, equipment and other interior items were incurred in stages after the opening of the hotel and have decreased over each period.

     As a result of the foregoing, the operating expenses exceeded operating revenue by $141 per Unit Week in 1994. In 1995, operating revenue exceeded operating expenses by $53 per Unit Week, increasing to $126 in 1996 and $167 in 1997.

     The daily revenue for hotel studios and suites by class for the comparative periods was:




                            1997                          1996                          1995

Type of            Low     Average    High       Low     Average    High       Low     Average    High
Unit

Class A           $45        $69      $119      $44        $63      $100       $38       $57       $98
Class B           $45        $71      $119      $45        $63      $100       $40       $61      $104
Class C           $50        $73      $119      $45        $67      $115       $43       $56      $110
Class D           $70       $107      $165      $50        $96      $155       $50       $80      $150
Class E           $75       $117      $165      $55       $118      $155       $50      $101      $155
Class F*          $73       $110      $250      $68        $87      $200       $65       $82      $194
All Classes                  $85                           $77                           $66
 (Average)

*Primarily rented on a monthly basis.

/TABLE

     The average daily occupancy for hotel studios and suites by class for the comparative periods was:



Type of Unit              1997         1996          1995

Class A                   75%          77%           63%
Class B                   70%          69%           58%
Class C                   69%          69%           51%
Class D                   45%          45%           38%
Class E                   57%          61%           59%
Class F                   86%          91%           97%
All Classes (Average)     65%          65%           54%

     The average daily revenue collected for occupied studios and suites fluctuates throughout the year. The range of the average daily revenue by class of rental unit by week fluctuated as follows:


Type of Unit              1997         1996          1995

Class A                   $56-92       $49-79        $49-75
Class B                   $61-89       $55-96        $53-81
Class C                   $63-89       $51-75        $31-78
Class D                   $95-126      $86-113       $67-102
Class E                   $104-134     $105-128      $84-129
Class F                   $73-176      $68-143       $67-131
All Classes               $76-105      $67-95        $567-90
 (Average)


     The average monthly occupancy range for each class of hotel rental unit was:



Type of Unit              1997         1996          1995

Class A                   66-93%       35-92%        31-88%
Class B                   49-92%       52-94%        37-84%
Class C                   51-92%       41-95%        21-82%
Class D                   28-75%       14-91%        19-73%
Class E                   33-84%       30-95%        34-93%
Class F                   63-100%      58-100%       84-100%
All Classes               52-87%       42-90%        31-81%
 (Average)

     Occupancy data for 1994 by type of rental unit is not available. The difference in occupancy levels is primarily related to seasonal fluctuations.

     Historical average occupancy levels at the Chart House
Suites hotel were as follows:


Month                1997     1996     1995     1994

January              62%      53%      51%
February             87%      90%      81%
March                85%      90%      80%
April                63%      74%      58%
May                  57%      66%      51%
June                 53%      72%      44%       13%
July                 66%      66%      58%       41%
August               55%      61%      42%       26%
September                     63%      39%       36%
October                       54%      51%       42%
November                      54%      43%       75%
December                      52%      42%       31%


Liquidity

     The Chart House Suites hotel operating revenue exceeded operating expenses in every period, except for the initial period ended November 30, 1994. The Chart House Suites hotel was not subject to any mortgage debt during all periods presented, although once the Company buys the hotel, it will owe approximately $1.8 million, which will be covered by payments for the Interests. Day-to-day operating expenses were paid from operating revenue collected. Future operating expenses of the hotel are anticipated to be met by the annual dues paid by the Holders of the Interests.

     There are no long-term material capital expenditures, obligations or other demands or commitments that might impair the liquidity of the hotel or its costs.

Capital Resources

     As of September 30, 1997, no material commitments existed to make major capital expenditures, other than the purchase of the hotel. Pursuant to the terms of the License Plan, Holders will be subject to special assessment for any capital expenditures, but will not be responsible for amounts arising from the purchase of the Chart House hotel.

Prospective Forward-Looking Information

     It is reasonably likely that historical financial information will not necessarily be indicative of future operating results. To the extent that Unit Weeks are removed from the Rental Pool and used by Holders, there likely will be an increased future revenue per Unit Week available for rental because fewer rooms will be available for rental.

     In addition, it is anticipated that the average daily collected revenue per Unit Week in the Rental Pool will increase over the historically reported collected revenue to the extent that owners of Interests removed their Unit Weeks from the Rental Pool (this assumes that the public demand to rent hotel units remains constant). With fewer hotel units available for rent each day, it would be more likely that a higher room rent could be charged for the inventory of hotel studios and suites available each day. A lower supply of hotel studios and suites creates less pressure to discount room in order to obtain occupancy.

     The historically reported financial information indicates that a trend towards higher collected revenue for hotel studios and suites and a trend towards higher occupancy. Management believes that these trends will continue from repeat customers and word-of-mouth advertising.

Environmental Matters

     The Company and the hotel results are subject to various laws and governmental regulation concerning environmental matters and employee safety and health in the United States. U.S. federal environmental legislation having particular impact on the hotel includes the Toxic Substances Control Act; the Resources Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act and the Comprehensive Environmental Response, Compensation and Liability Act (also known as Superfund). The Company and the Chart House Suites hotel are also subject to the Occupational Safety and Health Administration ("OSHA") concerning employee safety and health matters. The United States Environmental Protection Agency ("EPA"), OSHA and other federal agencies have the authority to promulgate regulations that have an impact on the hotel's operations.

     In addition to these federal activities, various states have been delegated certain authority under the federal statutes.
Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to federal requirements. State and federal authorities may seek fines and penalties for violation of these laws and regulations.

     Management of the hotel is committed to a long-term environmental protection program that reduces emissions of hazardous materials into the environment, as well as to the remediation of identified existing environmental concerns.

     Management is not aware of any hidden or unapparent conditions of the property, subsoil or structural conditions which would render the Chart House Suites hotel more or less valuable. Management is not aware of the existence of potentially hazardous materials used in the construction or maintenance of the building, such as urea-formaldehyde foam insulation and/or the toxic waste. Management is not aware of any groundwater contamination, underground methane gas or radon gas. Management believes that the hotel does not produce air emissions or waste water of environmental concern. Management is not aware of any underground storage tanks. Management is not aware of any incidents of spills, dumping or discharges at the property or the presence of hazardous substances. The hotel did not have any expenditures in 1994, 1995 or 1996 for environmental capital projects or for operation and maintenance of environmental protection facilities. Management estimates that during 1997 and 1998 no material amount will be spent on capital projects for environmental protection.

Impact of Inflation

     Although inflation has slowed in recent years, it is still a factor in the economy, and the Company continues to seek ways to mitigate its impact. To the extent permitted by competition, in general, the hotel passes increased costs on by increasing asking hotel rates over time. Management believes that the ability to increase rental rates should offset any adverse effects from inflation on the hotel's cost of operations. Operating revenue reported on the hotel's financial statements have varied in the last three years from $77,000 in 1994 (partial year), to $341,000 in 1995, and $467,000 in 1996. The increasing revenue is due to increases in the hotel rates collected and in the occupancy rate.

     Inflation had no material effect on the results of operations in 1996, 1995 and 1994.

           CERTAIN RENTAL POOL FINANCIAL INFORMATION

     The following summary unaudited financial information sets forth the summary financial information of the Company as adjusted to give effect to the operation of the Rental Pool. The only additional expense assumed is the assumed Rental Pool fee of 5%. The summary unaudited financial information does not purport to be indicative of the results that would have been obtained, results that may be obtained, or the per Interest average results. Actual results will vary week by week. The following should be read in conjunction with the financial information and accompanying notes.

                           RENTAL POOL
      PRO FORMA STATEMENT OF RENTAL POOL REVENUES (UNAUDITED)


                                         For the                                                     For the
                                          Nine                                                       Seven
                                         Months                For the Years Ended November 30,       Months
                                          Ended                                                     November 30
                                     August 31, 1997                 1996             1995              1994
Rental Income                          $379,931                  $452,981         $327,031          $72,687
Less Property Management Fee (5.0%)     (18,997)                  (22,649)         (16,352)          (3,634)
                                        360,934                   430,332          310,679           69,053

Other Income*                            13,698                    14,220           14,090            4,154
Total Revenues                         $374,632                  $444,552         $324,769          $73,207


* Other income (i.e., interest income, vending income and telephone income) in included in the pro forma computation of rental pool revenues because the above example assumes that 100% of the Unit Weeks are placed into the rental pool at all times and such income will be distributed to Rental Pool participants under that assumption.

                                    ALLOCATION OF RENTAL REVENUES ON AVERAGE AMONG
                                                  CLASSES OF INTERESTS


                                                                    Allocated Income (Using Off-Season Rates and
                                                                         Gross Potential Income) (Unaudited)

                                                                        For the Nine                         For the Seven
                                        Total        Off                   Months      For the Years Ended       Months
                                       Annual      Season       Daily       Ended          November 30,          Ended
                           Number      Rental      Nightly      Gross     August 31,                         November 30,
                             of         Days        Walk-     Potential     1997        1996        1995         1994
                           Rooms/        Per         In        Rental     (39 Unit    (52 Unit    (52 Unit     (32 Unit
                           Suites       Class       Rate       Income      Weeks)      Weeks)      Weeks)       Weeks)

Class A                       6         2,190        $70        $420       $65,973     $78,286     $57,192      $12,892
Class B                       4         1,460        $75        $300       $47,124     $55,918     $40,852       $9,208
Class C                       6         2,190        $85        $510       $80,110     $95,061     $69,448      $15,654
Class D                       6         2,190       $120        $720      $113,097    $134,204     $98,044      $22,100
Class E                       2           730       $130        $260       $40,840     $48,463     $35,404       $7,981
Class F                       1           365       $175        $175       $27,489     $32,620     $23,829       $5,372

                             25         9,125                 $2,385      $374,632    $444,552    $324,769      $73,207

The table below sets forth the pro forma average cash distribution per Interest for each class of Interest from the Rental Pool using historic results. The computations are based upon the preceding table which allocates the pro forma rental pool revenues among the six classes of Interests. The following table then the pro forma rental pool revenue allocated to the six classes of Interests after eliminating the pro forma revenue allocated to the Company for its retained Unit Weeks included in the rental pool. For the years ended November 31, 1996 and 1995 the Company has 4 Unit Weeks for each Suite. For the partials year ending November 30, 1994, and for the Nine Months Ended August 31, 1997, the amounts are averaged so as to exclude an average amount for Unit Weeks retained by the Company.


                             DISTRIBUTION PER INTEREST FOR EACH CLASS OF INTERESTS (AVERAGE)

                        ___________Class Total (Unaudited)__________          ______________Per Interest_____________

                           For the                           For the       For the                            For the
               Number    Nine Months                       Seven Months   Nine Months                       Seven Months
                 of         Ended      For the Years Ended   Ended          Ended      For the Years Ended     Ended
              Interests  August 31,       November 30,     November 30    August 31,      November 30,      November 30,

                            1997        1996        1995        1994        1997        1996        1995         1994
                         Average of                          Average of
                          (39 Unit    (48 Unit    (48 Unit    (32 Unit
                           Weeks)      Weeks)      Weeks)      Weeks)

Class A         36       $60,898     $72,264     $52,793     $11,900     $1,692      $2,007      $1,466         $331
Class B         24       $43,499     $51,617     $37,709      $8,500     $1,812      $2,151      $1,571         $354
Class C         36       $73,948     $87,749     $64,105     $14,450     $2,054      $2,437      $1,781         $401
Class D         36      $104,397    $123,881     $90,502     $20,400     $2,900      $3,441      $2,514         $567
Class E         12       $37,699     $44,735     $32,681      $7,367     $3,142      $3,728      $2,723         $614
Class F          6       $25,374     $30,110     $21,997      $4,958     $4,221      $5,018      $3,666         $826

               150      $345,815    $410,356    $299,787     $67,575


        CONDENSED STATEMENTS OF OPERATING REVENUES AND CERTAIN EXPENSES
                                     (UNAUDITED)

                                                                                         For the
                                         For the                                       Seven Months
                                       Nine Months                                         Ended
                                          Ended       For the Years Ended November 30,  November 30,

                                     August 31, 1997        1996            1995           1994
                                       (Unaudited)       (Audited)       (Audited)      (Audited)

Rental Income                           $379,931         $452,981        $327,031       $ 72,687
Other Income                              13,698           14,220          14,090          4,154

Total Revenues                           393,629          467,201         341,121         76,841

Total Salaries                           101,480         127,377          93,648         38,243
Total Direct Expenses                    117,619         150,287         141,411        111,056
Total Maintenance and Repair Expenses     11,607           25,114          37,570         30,917

                                         230,706          302,778         272,629        180,216

Excess (Deficiency) of Operating
Revenues Over Certain Expenses          $162,923         $164,423        $ 68,492      ($103,375)

The preceding condensed statements of operating revenues and certain expenses reflect income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. As a result, certain expenses which arte included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

Allocation Week-by-Week

     For example, if only two Unit Weeks are left in the Rental
Pool, one Class A and one Class E, and the total rental revenue was $1,000 (after consideration of the 5% Rental Pool fee), the following allocation would result:

          Off Season    Percentage of
          Nightly       Rental Pool for
Category  Walk-in Rate  the Unit Week     Total Rental Allocation

Class A      70              35%                  $  350
Class E     130              65%                     650
            200             100%                  $1,000

This amount would then be paid after the end of the quarter to the particular Holders.


                  CERTAIN OCCUPANCY INFORMATION

     The following unaudited information sets forth the financial results and percentage occupancy for the nine months ended August 31, 1997, and for the years ended November 30, 1996 and 1995, respectively. The Company's records do not allow it to present occupancy information and weekly rate information for the year ended November 30, 1994. The Company does not believe the 1994 information or results are material as the Chart House Suites hotel was only beginning operations and did not have any prior operating history.

                    CHART HOUSE SUITES HOTEL
                  RESULTS BY CLASS OF INTERESTS


                     For the Nine
                    Months Ended       For the Years Ended
                      August 31,           November 30,

                        1997           1996            1995

Average Occupancy

     Class A             75%            76%             63%
     Class B             70%            69%             58%
     Class C             69%            69%             51%
     Class D             45%            45%             38%
     Class E             57%            61%             59%
     Class F*            86%            91%             97%

Average Unit Week
Rental Amount
(Collected)

     Class A            $482           $438            $397
     Class B            $497           $470            $426
     Class C            $513           $440            $390
     Class D            $748           $670            $563
     Class E            $821           $823            $709
     Class F*           $771           $608            $574

     *Primarily rented on a monthly basis.


               ANNUAL DUES AND SPECIAL ASSESSMENTS

     Each Holder will be responsible for a proportionate share of the annual dues based upon a formula allocating fixed and variable costs (collectively, "Common Expenses") to their category of suites. For the year ended December 31, 1997, annual dues per Unit Week will be $190 for A and B Interests (or $1,520 annually for each Interest), $205 for C Interests (or $1,640 annually for each Interest), $285 for D Interests (or $2,280 annually for each Interest), $305 for E Interests (or $2,440 annually for each Interest) and $365 for F Interests (or $2,920 annually for each Interest). As of the date of the Prospectus, no special assessments are contemplated.

     The amounts paid for each expense in the last three years is set forth in the following table:

                     CHART HOUSE SUITES
    CERTAIN EXPENSES RELATED TO THE OPERATION OF THE HOTEL

                               For the Year Ended November 30,

                               1996         1995          1994

Salaries:                   $127,377     $93,648        $38,234
Direct Expenses:
  Insurance                   12,492      11,048         12,488
  Maintenance Services/
   Supplies                   11,922       8,532          5,108
  Electricity                 15,868      14,613          9,115
  Propane Gas                  4,020       1,272             --
  Water/Sewer                  9,432       8,287          7,286
  Trash Removal                2,067       1,681          1,004
  Cable Television             3,741       3,084          1,870
  Grounds                      2,575       1,238          1,725
  Sales and Marketing         19,659      24,246         21,858
  Telephone                   10,201       9,646          5,218
  Laundry/Cleaning
    Supplies                   8,976       8,641         12,280
  Real Estate Tax             27,595      24,867         15,114
  Administrative Expenses:    21,739      24,436         17,450
Total Direct Expenses:       150,287     141,411        111,056
Repairs and Maintenance
  Expenses                    25,114      37,570         30,917
Total Expenses              $302,778    $272,629       $180,216

     Under the License Plan, future annual dues and special assessments (unless assessed against a specific or group of Holders as set forth in the License Plan,) will be allocated based upon the following formula:

                         Total Per
                         Interest
                         (Eight Unit
                         Weeks)*                  Total

Class A Interest              .5027%              19.6045%
(all Unit Weeks)
Class B Interest              .5027%              13.0696%
(all Unit Weeks)
Class C Interest              .5424%              21.1522%
(all Unit Weeks)
Class D Interest              .7540%              29.4067%
(all Unit Weeks)
Class E Interest              .8069%              10.4901%
(all Unit Weeks)
Class F Interest              .9657%               6.2769%
(all Unit Weeks)

Total                         4.0744%            100.0000%

     * The Company will bear a proportionate share of the annual dues and special assessments attributable to any unsold or reacquired Interests and the Unit Weeks retained by it.

     Each Holder shall be responsible for a portion of the annual dues based upon the above formula.

     The amount of annual dues will be set by the Company and cannot increase annually more than 10% of the prior year's dues, exclusive of property taxes and insurance, without an affirmative vote of Holders representing ownership of a majority of Unit Weeks (including weeks owned by the Company). For purposes of such a vote, the Company will vote Unit Weeks associated with unissued Interests or Unit Weeks canceled and reacquired by the Company. An Advisory Committee composed primarily of Holders may be consulted for advice regarding certain management decisions relevant to establishing annual dues. The Company is not bound to follow the advice or recommendations offered therefrom. The Company anticipates that if it acquires the hotel, property taxes may increase by $12,231 (or approximately $75 per Interest).

     The Company will maintain separate accounts for operating and capital expenses. Annual dues shall be based upon the Chart House Suites hotel's requirements for all expenses relating to the operation of Chart House Suites hotel, such as accounting costs, front desk costs, maid service and cleaning, maintenance, repair and replacement of suites and furnishings and all other costs of operating the vacation ownership program (including the Rental Pool and reserves for capital expenses). See Annex G for information on the annual dues budget. Expenses may also include, among other things, expenses for cleaning, maintaining, repairing and replacing furnishings in all suites; any deficit from a previous period; creation of a reasonable contingency reserve, surplus and/or sinking fund; payment of real property taxes and any other expenses or liabilities which may be incurred in accordance with the License Plan. See the License Plan attached as Annex A.

     In addition, Charthouse may levy special assessments, as set forth in the License Plan, generally for the purpose of defraying unexpected repairs, costs, expenses or purchases or shortfalls in the collection of assessments from the Holders. Special assessments must be approved by the vote or written assent of a majority of Unit Weeks, unless (a) the assessment, other than a special assessment to restore or rebuild because of damage or destruction to the Chart House Suites hotel does not exceed 5% of the budgeted gross expenses of Chart House Suites hotel for the calendar year; (b) the assessment is a special assessment for the repair or rebuilding of the Chart House Suites hotel, which does not exceed 10% of the budgeted gross expenses of the Chart House Suites hotel for the calendar year in which the assessment is levied; or (c) the assessment is a special assessment against a Holder for the purpose of reimbursing the Company for costs incurred in bringing the Holder into compliance with the provisions of the governing instruments for Chart House Suites hotel.

     As discussed above, any capital deficits will be met by special assessments. A Holder will not be allowed to use or receive rental income from the Charthouse Rental Pool if he fails to timely pay annual dues, special assessments, or installment payments, and, under the License Plan, Charthouse will may rent the suite and retain all income. Under such circumstances, any income received will not offset payments due from the Holder, and the Holder will not be allowed to rent or use the suite until the complete shortfall, with interest, is paid to the Company.


      DIFFERENCES IN ALLOCATING RENTAL POOL AND ANNUAL DUES
                     AND SPECIAL ASSESSMENTS

     Under the License Plan, Holders who participate in the Rental Pool will receive income based upon ratios based upon the Company's arbitrary off-season nightly walk-in rate for each Class of suite and upon the actual number of Unit Weeks for each Class that is participating in the Rental Pool. While arbitrary, these ratios represent the Company's estimate of approximate rental value rates for each Class of Interests, and the relative percentages are fixed for all Rental Pool allocations until December 31, 2040. Because Holders may personally use the Interests or exchange them in RCI's Exchange Program, actual participation rental percentages will vary. Assuming every Interest remains in the Rental Pool for the entire year, the following allocation percentages would apply:


                                                 Off                                                         Total %
                        Number                 Season        Gross                               Total %       Per
                        of         Number      Nightly     Potential               Total %      Per Unit    Interest
                        Studios/     of        Walk-in       Daily      Total %      Per        Week (52     (Eight
                        Suites    Interests     Rate        Revenue    Per Class    Room         Weeks)    Unit Weeks)

Class A                  6           36         $70          $420      17.6101%   2.9350%       0.0564%     0.4515%
Class B                  4           24         $75          $300      12.5786%   3.1447%       0.0605%     0.4838%
Class C                  6           36         $85          $510      21.3836%   3.5639%       0.0685%     0.5483%
Class D                  6           36        $120          $720      30.1887%   5.0314%       0.0968%     0.7741%
Class E                  2           12        $130          $260      10.9015%   5.4507%       0.1048%     0.8386%
Class F                  1            6        $175          $175       7.3375%   7.3375%       0.1411%     1.1289%

                        25          150                    $2,385      100.000%

The actual percentage allocation among Classes of Interests will vary in relation to how many suites are actually placed into the Rental Pool each Unit Week.

     Under the License Plan, annual dues are based upon rates established by the Company's arbitrary conclusion as to what it costs to clean, maintain and operate the suite. For example, the Company believes that the costs will be similar for Class A and B Interests, although, on average and historically, B Interests suites have generated greater per night rental income. Accordingly, the annual dues and special assessments, if any, will be allocated as follows:


                                                                                                             Total %
                                                             Total                 Total %                     Per
                        Number                              Annual                   Per         Total %    Interest
                        of         Number      Annual        Dues     Total % Per   Room        Per Week     (Eight
                        Studios/     of       Dues Per     (52 Unit    Class (52  (52 Unit      (52 Unit      Unit
                        Suites    Interests     Week        Weeks)    Unit Weeks)  Weeks)        Weeks)      Weeks)

Class A                   6           36        $190        $59,280    19.6045%    3.2674%       0.0628%    0.5027%
Class B                   4           24        $190        $39,520    13.0696%    3.2674%       0.0628%    0.5027%
Class C                   6           36        $205        $63,960    21.1522%    3.5254%       0.0678%    0.5424%
Class D                   6           36        $285        $88,920    29.4067%    4.9011%       0.0943%    0.7540%
Class E                   2           12        $305        $31,720    10.4901%    5.2451%       0.1009%    0.8069%
Class F                   1            6        $365        $18,980     6.2769%    6.2769%       0.1207%    0.9657%

                         25          150                   $302,380    100.000%


     As a result of these formulas, the allocation of income will vary week by week depending upon whether Holders leave their Unit Weeks in the Rental Pool. The annual dues will remain a fixed ratio. For comparison, and assuming all Interests remained in the Rental Pool, the following average income and annual dues allocations would result:



                               Rental Pool Participation                Annual Dues Allocations
Interest                        (all Eight Unit Weeks)                  (all Eight Unit Weeks)

                                                   Total %
                                                Per Interest                               Total %
                             Total %             Eight Unit          Total %            Per Interest
                            Per Class               Weeks           Per Class         Eight Unit Weeks

Class A                     17.6101%               0.4515%          19.6045%              0.5027%
Class B                     12.5786%               0.4838%          13.0696%              0.5027%
Class C                     21.3836%               0.5483%          21.1522%              0.5424%
Class D                     30.1887%               0.7741%          29.4067%              0.7540%
Class E                     10.9015%               0.8386%          10.4901%              0.8069%
Class F                      7.3375%               1.1289%           6.2769%              0.9657%
                           100.0000%                4.225%          100.000%               4.074%


      PRO FORMA RESULTS WITH VARIOUS ASSUMED OCCUPANCY LEVELS

     The following tables set forth different levels of pro forma income to Holders, assuming all Unit Weeks are in the Rental Pool and the suites are rented for the established off-season, nightly walk-in rate, assuming different levels of occupancy. The Company does not know what rate will be obtained, what occupancy or what will be distributed. Based upon past results, the "off-season, nightly walk-in rate" has not been consistently obtained because of seasonality, discounts and corporate rates.
The following tables do not represent a prediction of actual results and may not be relied on for that purpose.

                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 100% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       100.00%      Rate        Pool      by Class      Weeks

Class A        6          42          42          $70      $2,940.00    $490.00    $3,920.00
Class B        4          28          28          $75      $2,100.00    $525.00    $4,200.00
Class C        6          42          42          $85      $3,570.00    $595.00    $4,760.00
Class D        6          42          42         $120      $5,040.00    $840.00    $6,720.00
Class E        2          14          14         $130      $1,820.00    $910.00    $7,280.00
Class F        1           7           7         $175      $1,225.00  $1,225.00    $9,800.00
              25         175         175                  $16,695.00


                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 90% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       90.00%       Rate        Pool      by Class      Weeks

Class A        6          42       37.80          $70      $2,646.00    $441.00    $3,528.00
Class B        4          28       25.20          $75      $1,890.00    $472.50    $3,780.00
Class C        6          42       37.80          $85      $3,213.00    $535.50    $4,284.00
Class D        6          42       37.80         $120      $4,536.00    $756.00    $6,048.00
Class E        2          14       12.60         $130      $1,638.00    $819.00    $6,552.00
Class F        1           7        6.30         $175      $1,102.50  $1,102.50    $8,820.00
              25         175      157.50                  $15,025.50



                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 80% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       80.00%       Rate        Pool      by Class      Weeks

Class A        6          42       33.60          $70      $2,352.00    $392.00    $3,136.00
Class B        4          28       22.40          $75      $1,680.00    $420.00    $3,360.00
Class C        6          42       33.60          $85      $2,856.00    $476.00    $3,808.00
Class D        6          42       33.60         $120      $4,032.00    $672.00    $5,376.00
Class E        2          14       11.20         $130      $1,456.00    $728.00    $5,824.00
Class F        1           7        5.60         $175        $980.00    $980.00    $7,840.00
              25         175      140.00                  $13,356.00




                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 70% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       70.00%       Rate        Pool      by Class      Weeks

Class A        6          42       29.40          $70      $2,058.00    $343.00    $2,744.00
Class B        4          28       19.60          $75      $1,470.00    $367.50    $2,940.00
Class C        6          42       29.40          $85      $2,499.00    $416.50    $3,332.00
Class D        6          42       29.40         $120      $3,528.00    $588.00    $4,704.00
Class E        2          14        9.80         $130      $1,274.00    $637.00    $5,096.00
Class F        1           7        4.90         $175        $857.50    $857.50    $6,860.00
              25         175      122.50                  $11,686.50




                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 50% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       50.00%       Rate        Pool      by Class      Weeks

Class A        6          42       21.00          $70      $1,470.00    $245.00    $1,960.00
Class B        4          28       14.00          $75      $1,050.00    $262.50    $2,100.00
Class C        6          42       21.00          $85      $1,785.00    $297.50    $2,380.00
Class D        6          42       21.00         $120      $2,520.00    $420.00    $3,360.00
Class E        2          14        7.00         $130        $910.00    $455.00    $3,640.00
Class F        1           7        3.50         $175        $612.50    $612.50    $4,900.00
              25         175       87.50                   $8,347.50



                                       CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                                           PRO FORMA REVENUE FROM RENTAL POOL


                    ________________ASSUMED 25% OCCUPANCY PER WEEK________________

                                                  Off                  Allocated   Allocated
            Number                  Rental      Season       Gross      Rental      Rental
              of         Total       Pool       Nightly     Revenue     Income      Income
           Studios/     Rental     Occupancy    Walk-In    In Rental    by Unit   Eight Unit
            Suites       Days       25.00%       Rate        Pool      by Class      Weeks

Class A        6          42       10.50          $70        $735.00    $122.50      $980.00
Class B        4          28        7.00          $75        $525.00    $131.25    $1,050.00
Class C        6          42       10.50          $85        $892.50    $148.75    $1,190.00
Class D        6          42       10.50         $120      $1,260.00    $210.00    $1,680.00
Class E        2          14        3.50         $130        $455.00    $227.50    $1,820.00
Class F        1           7        1.75         $175        $306.25    $306.25    $2,450.00
              25         175       43.75                   $4,173.75

The Company does not know what rates will be obtained or distributed. Based upon past results, the "off-season nightly walk-in rate" has not been consistently obtained because of discounts, seasonality and otherwise. The above does not consider the 5% Rental Pool fee.

                  GUARANTEED RENTAL ARRANGEMENT

The following is condensed information concerning the material terms of the Guaranteed Rental Arrangement by Charthouse. References to the provisions of the Guaranteed Rental Arrangement are qualified in their entirety by reference to the text of the Payment and Guarantee Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     As an incentive for early purchasers, Investors who purchase an Interest by prior to April 17, 1998 will receive the right to exchange six Unit Weeks of their Chart House Suites hotel use with the Company and receive the applicable Guaranteed Rental Rate (hereafter "Guaranteed Rates"). Investors who purchase between April 18, 1998 and July 17, 1998 will receive the right to put four weeks over the life of the Interests to the Company and receive the Guaranteed Rates, subject to the terms and conditions of the Guaranteed Rental Arrangement. Investors who purchase between July 18, 1998 and October 17, 1998 will have the right to put two weeks over the life of the Interests to the Company and receive the Guaranteed Rates. Under the terms of the Guaranteed Rental Arrangement, the Investors put right must be exercised by October 7, 2002 and is subject to certain terms and conditions. Payments under the incentive agreement are subject to the terms and conditions of the Guaranteed Rental Arrangement described below. Investors purchasing after October 17, 1998 will not be able to participate in the Guaranteed Rental Arrangement.

Guaranteed Rates

     The Company agrees to pay the following rates under the Guaranteed Rental Arrangement. Such amounts will be paid within 45 days of the end of the quarter for the particular Unit Week. These rates are the off-season nightly walk-in rates (as of the date of this Prospectus):


                      Guaranteed    Total (Assuming   Total (Assuming  Total (Assuming
                         Rate         Six Weeks)        Four Weeks)      Two Weeks)

Class A            $ 70.00 per night    $2,940            $1,960            $980
Class B            $ 75.00 per night    $3,150            $2,100           $1,050
Class C            $ 85.00 per night    $3,570            $2,380           $1,190
Class D            $120.00 per night    $5,040            $3,360           $1,680
Class E            $130.00 per night    $5,460            $3,640           $1,820
Class F            $175.00 per night    $7,350            $4,900           $2,450

     Holders should not assume that the Rental Pool will generate such rates. The Rental Pool could return higher or lower rates, due to factors such as discounts, corporate rental rates, the 5% rental agent charge and seasonality. The Company does not know what rate will be obtained, what occupancy or what will be distributed. Based upon past results, the "off-season nightly walk-in rate" has not been consistently obtained, taking discounts, corporate rates, and season fluctuations into accounts.

Terms and Conditions of Guaranteed Rental Arrangement

     The Guaranteed Rental Arrangement is subject to the following terms and conditions:

     (1) Holders must give the Company at least 30 days written notice of their intent to put the weeks pursuant to the Guaranteed Rental Arrangement. Thereafter, the Holder may not withdraw the "put" weeks without the consent of the Company.
     (2) The Holders must put entire Unit Weeks to the Company and have paid the corresponding annual dues for the Unit Week.
     (3) The Company will have the exclusive right to use, exchange or rent the suite for the designated Unit Weeks and may collect and retain all revenue arising therefrom.
     (4) Unless waived by the Company, no more than five suites may be put to the Company from all Investors in any one week. In case more than five suites are put to the Company, the Company will accept put requests in the order in which written requests are received. Investors whose put rights are not accepted will be notified within one week of receipt of a letter request.
     (5)  All puts must be exercised by October 17, 2002.
     (6) There must be no action threatened, pending or taken, which makes the Rental Pool or the Guaranteed Rental Arrangement unlawful, or otherwise restricts or prohibits the ability of Charthouse to use the suite.
     (7) The Rental Pool fee of 5% will be owed, and all amounts shown above are exclusive of the rental management fee.
     (8) Holders must elect whether to accept the Rental Guarantee or the Cash Discount (described below) at the time of subscription to purchase the Interests.

Cash Discount

     The Cash Discount allows Holders to elect to receive cash to be used as payment towards the subscription at the time of subscription in lieu of the Guaranteed Rental Arrangement. Under the terms of the Cash Discount, Holders who purchase prior to April 17, 1998 may elect to receive a 5% discount on the subscription amount in lieu of the Guaranteed Rental Arrangement. Investors who purchase between April 18, 1998 and July 17, 1998 may elect to receive a 3% discount on the subscription amount in lieu of the Guaranteed Rental Arrangement. Holders who purchase between July 18, 1998 and October 17, 1998 may elect to receive a 1-1/2% discount on the subscription amount in lieu of the Guaranteed Rental Arrangement.


                              _________Cash Discount_________
     Class                    5%        3%        1-1/2%

       A                      $  925    $  555    $277.50
       B                      $1,075    $  645    $322.50
       C                      $1,275    $  765    $382.50
       D                      $1,825    $1,095    $547.50
       E                      $1,975    $1,185    $592.50
       F                      $3,000    $1,800    $900.00

Right to Amend

     The Company reserves the right to amend the Guaranteed
Rental Arrangement and Cash Discount, provided that any amendment does not reduce the cash benefit to a Holder.

                     LICENSE PAYMENT OPTIONS

     Holders have the option to pay for their Interests either
by:

     Payment in Full. Holders may pay for their Interests in full at the time of subscription by check or by wire transfer, which will be placed in escrow for the 10-day statutory period. Holders can also use financing from other parties to pay for the Interests.

     Installment Payments. Holders may also pay in installments up to 360 months. Holders utilizing this option must pay at least 30% of the net subscription price (after any discounts) at the time of acceptance of the subscription and agree that installment license payments will be paid before the first day of each month with an increased license payment of up to 9% per year on the unpaid balance owing for the Interest (which has the affect of up to 9% interest on the unpaid balance). The Company will offer rates below 9% to Qualifying Decade Investors. See "Plan of Distribution." If a Holder fails to make any payment when due, then such Holder will be in default, and to the extent such default continues, he or she will forfeit all rights, use or otherwise, in the Chart House Suites hotel suite or studio and the Interest. If a Holder is in default on any license payment for a cumulative period of more than six months or has more than three events of default (of any duration), the Company may acquire and cancel the Interest, pursuant to the terms of the License Plan. Because the payments will vary depending upon the amount invested, a schedule of required payments will be provided upon acceptance of subscriptions and after the ten-day cancellation period has been completed.

                                       Example of Amounts of Installment Payments

                                                                                                                      Cash
                                                                                                           Total      Price
                                                                         Total                           Payments      Per
                                    30.00%     Maximum                  of All                          Per Rental   Rental
                         Cash        Down      Balance     Monthly      Monthly     Total     Total       Day 43     Day 43
       Class             Price      Payment      Due       Payment     Payments   Interest  Payments       Years      Years

         A             $18,500      $5,550     $12,950     $104.20   $37,511.51 $24,561.51 $43,061.51     $17.88      $7.68
         B              21,500       6,450      15,050      121.10    43,594.45  28,544.45  50,044.45      20.78       8.93
         C              25,500       7,650      17,850      143.63    51,705.05  35,855.05  59,355.05      24.65      10.59
         D              36,500      10,950      25,550      205.58    74,009.19  48,459.19  84,959.19      35.20      15.16
         E              39,500      11,850      27,650      222.48    80,092.14  52,442.14  91,942.14      38.18      16.40
         F              60,000      18,000      42,000      337.94   121,658.94  79,658.94 139,658.94      58.00      24.91

             SUMMARY OF INCOME AND COSTS TO HOLDERS

     Upon subscription, a Holder will have to pay (1) at least 30% of the purchase price of the Interest, and (2) the corresponding Florida taxes due, including an additional Florida documentary tax for indebtedness due if the installment method is utilized and the Subscription Agreement is executed in Florida. See "Certain Florida Tax Considerations." Assuming no cash discounts are applicable adn that if the installment method is used, the Subscription Agreement is not executed in Florida, the following will be due upon subscription:

          Purchase Plan
Class     of Interest         Minimum Due         Florida Taxes

A         $18,500             $5,550              $129.50
B         21,500              6,450               150.50
C         25,500              7,650               178.50
D         36,500              10,950              255.50
E         39,500              11,850              276.50
F         60,000              18,000              420.00

     In order to use the Unit Weeks, a Holder will also have to be current on all annual dues and, if applicable, special assessments and installment payments for the Interests. See "Annual Dues and Special Assessments." Under the Subscription Agreement, Holders agree to pay the annual dues on a monthly basis. Annual dues until December 31, 1998 will be as follows:

          Annual Dues per     Total Annual Dues   Monthly Annual
Class     Unit Week           (Per Interest)      Dues

A         $190                $1,520              $126.67
B          190                 1,520               126.67
C          205                 1,640               136.67
D          285                 2,280               190.00
E          305                 2,440               203.33
F          365                 2,920               243.33

     The Company intends to provide Holders the option to have monthly annual dues amounts withdrawn from his or her checking account. If applicable, special assessments could also be assessed.

     If a Holder pays for his or her Interest on the installment method, there will also be monthly installment payments due.
Assuming the Holder pays installment payments with 9% interest factor submits the minimum down payment and has no cash discounts, the following monthly payment would be due:

                       30%                             Cost For
                      Down      Maximum              Interest Per
        Offering     Payment    Balance    Monthly    Rental Day
Class     Price        Due        Due      Payment    (43 Years)

A       $18,500      $5,550     $12,950    $104.20      $17.88
B        21,500       6,450      15,050     121.10       20.78
C        25,500       7,650      17,850     143.63       24.65
D        36,500      10,950      25,550     205.50       35.28
E        39,500      11,850      27,650     222.48       38.18
F        60,000      18,000      42,000     337.94       58.00


     * Assumes purchase on January 1, 1998, and continued ownership until December 31, 2040.

     A Holder may be able to generate rental from the Rental Pool and, if appropriate, the Guaranteed Rental Arrangement. Based upon past results, the following would have been distributed on average:


Pro Forma Average of Distributions per Interest

         Guaranteed    For the Nine       For the Years Ended November 30,
           Rental     Months Ended
         Arrangement August 31, 1997
                                                                       1994
                        (Average                                     (Average
         (Per Unit        of 39       1996 (Eight    1995 (Eight       of 32
Class       Week)      Unit Weeks)*   Unit Weeks)    Unit Weeks)    Unit Weeks)

A           $490         $1,692         $2,007         $1,466          $331
B           $520         $1,812         $2,151         $1,571          $354
C           $595         $2,054         $2,437         $1,781          $401
D           $840         $2,900         $3,441         $2,514          $567
E           $910         $3,142         $3,728         $2,723          $614
F         $1,225         $4,421         $5,018         $3,666          $826

     * Depending upon the schedule, Holders would have between four and six Unit Weeks during this eight month period. This amount is the average of all Unit Weeks.

     The Company is unable to forecast what results will actually be obtained, and different results may occur. The foregoing example is based on historical Chart House results and does not include the 5% Rental Pool fee. Actual results may differ significantly.

                 DETERMINATION OF OFFERING PRICE

     The offering price per Interest has been determined solely by the Company on the basis of its belief of the price at which the Interests will be marketable. It has not been calculated based upon any method considering net worth, earnings, appraisals or other established investment criteria of value. Accordingly, there can be no assurances that the Interests offered hereby can be resold at or in excess of the offering price, if at all.
There is no organized market for the trading of the Interests offered herein, and none is expected to develop.

                         USE OF PROCEEDS

     Assuming that the maximum number of Interests offered hereby are sold, the gross proceeds from the sale will be approximately $4,248,000 (exclusive of offering expenses estimated at $361,000 and sales commissions of $297,300). Guaranteed Rental Arrangement payments are estimated to be a maximum of $601,020 (assuming everyone purchases in the first six months and does not select the cash discount). The Company intends to pay this obligation from rental income generated from the Charthouse Rental Pool for the Unit Weeks it has available for rental. In the event those funds are not sufficient, the Company believes it still will have sufficient working capital to meet its obligations. Its sole shareholder intends to invest additional funds in order to pay offering costs or to fund the Guaranteed Rental Arrangement or the amounts due upon cancellation of the Interests, if necessary. Charthouse plans to use all of the remaining net proceeds of this Offering to pay for the property and retain as working capital.

     The Company intends to use the net proceeds in the following order: (i) to pay offering, RCI membership and other costs (estimated at $650,000), (ii) to pay taxes on taxable revenue from the sale of the Interests (the Company cannot estimate this amount because it depends upon when amounts for Interests are received), (iii) to repay the cost of the Chart House Suites hotel (estimated at approximately $1,800,000) and (iv) to use for working capital.

                      PLAN OF DISTRIBUTION

     As of the date of this Prospectus, the Interests are available only for purchase in the States of Florida and Wisconsin. Retirement plans and individual retirement accounts may not purchase the Interests.

     The Interests are being offered by the Company through Decade Securities Corporation, an affiliate of the Company, on a best-efforts basis. The minimum subscription is one Interest, although the Company reserves the right to issue fractional Interests. Decade Securities Corporation will receive a commission of 7% of the offering price on all sales of Interests. Decade Securities Corporation may authorize certain other broker-dealers ("Soliciting Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD") to sell Interests. In the event of sale by such Soliciting Dealers, Decade Securities Corporation will pay them from its own commission a negotiated commission, not to exceed 7% of the gross proceeds of such sales. These arrangements are set forth more fully in the Soliciting Dealer Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part. All subscriptions are subject to approval by the Company, and the Company does not intend to impose any minimum suitability standards, although Decade Securities Corporation will only accept purchasers from Holders with either (1) a net worth in excess of $30,000, or (2) an annual income in excess of $30,000. All funds received by Decade Securities Corporation will be held in escrow, pursuant to the escrow agreement with William Atkinson, a Florida real estate broker, until the Section
721 F.S. cancellation period ends. During this period, a purchaser will have the right to rescind the transaction and receive a return of all monies (less amounts for any benefits). No wholesaling fees will be paid. After the escrow period, funds will be remitted to the Company for its use. See "Use of Proceeds." Under the Underwriting Agreement and the Soliciting Dealer Agreement. The Company is offering sales representatives bonus Unit Weeks for the sale of three Interests or more which will be deemed part of the commission and further provided that the 7% commission plus the incentives will not exceed 10% of the sales price.

     The Company has reserved the right to cancel all Interests if fewer than 76 Interests are sold by October 31, 1998.
The Company is not obligated to exercise this right, and the number 76 is an arbitrary number selected by the Company. If the Company exercises this right, Holders will be refunded all of their licensing payments paid to the Company, less any amounts received under the Guaranteed Rental Arrangement and amounts received from renting the Unit Week or using the Unit Week. Holders will also be refunded any prepayments for annual dues for periods after October 31, 1998. If the Company exercises the right, it will send written notice to the Holders by November 30, 1998 and forward any amounts owing, along with an unaudited schedule of the calculated net amounts owing to Holders.

     The Company has agreed to indemnify Decade Securities Corpo-ration and the Soliciting Dealers against certain liabilities, including liabilities under the Securities Act of 1933, provided, however, that any indemnification by the Company of Soliciting Dealers shall be limited to expenses incurred in a successful adjudication on the merits of each count involving alleged securities laws violations or in defense of a claim dismissed with prejudice on the merits by a court of competent jurisdiction, and the court approves indemnification of such expenses. The Soliciting Dealers have severally agreed to indemnify the Company against certain such liabilities.

     Interests may be purchased by Qualifying Decade Investors net of any sales charge and/or, if utilizing the installment method for Interests, at a lower rate of assumed interest. A Qualifying Decade Investor means a person who owns a partnership interest in an entity in which Jeffrey Keierleber is an affiliate of or the general partner.

                        HOW TO SUBSCRIBE

     The Interests are being offered by Decade Securities Corpo-ration, an affiliate of the Company, and by certain Soliciting Dealers. Decade Securities Corporation and certain Soliciting Dealers may be compensated with up to 7% commission for each Interest sold. See "Plan of Distribution."

     In order to acquire an Interest, interested parties must execute a Subscription Agreement and agree to be bound under the License Plan and the Rules and Regulations for Chart House Suites Hotel adopted by the Company. All subscribers are subject to the review, approval and acceptance by the Company, whose decision shall be final. Upon subscription, a potential purchaser must pay at least 30% of the net subscription for the Interests, after consideration of all discounts, plus any applicable taxes.


            SUMMARY OF PROMOTIONAL AND SALES MATERIAL

     Sales materials may be used in connection with this Offering only when accompanied or preceded by the delivery of this Prospectus. Such sales materials may include a booklet, slides, films, "fact" sheets, articles, publications and brochures describing the Offering, the Company and the Chart House Suites hotel. The Company may also provide information, which has been provided by RCI. The offering is made only by means of the Prospectus (including all annexes) and the Time Share Public Offering Statement.

                         CAPITALIZATION

     The following table sets forth the capitalization of the Company, as of June 30, 1997. The table should be read in conjunction with the Company's financial statements, including the related notes thereto, appearing elsewhere in this Prospectus.


     Long-Term Debt                             $0
     Shareholder's Equity:
               Common Stock                      1
               Paid In Capital              99,999
               Less: Stock Subscription
                      Receivable           (90,000)
               Retained Earnings               ---
                                          $ 10,000

The Company believes that it will have sufficient funds to provide the services through the receipt of annual dues and special assessments, if any. For additional information on the Company see the enclosed financial statements and footnotes.


                           MANAGEMENT

Directors and Executive Officers

     Following is information with respect to directors and executive officers of the Company.

          Name           Age  Position with the Company

     Jeffrey Keierleber  44   President, Treasurer and Sole
                              Director

     Michael G. Sweet    47   Secretary

     The following provides additional information on officers and others who may provide services to the Company pursuant to agreements. It is anticipated that officers will not spend more than 10% of their time on matters relating to the Company.

     Jeffrey Keierleber, (age 44) President, Treasurer and sole Director of the Company, graduated with a B.B.A. in 1975 and an M.B.A. in 1977 from the University of Wisconsin system. Since that time, Mr. Keierleber has worked in the real estate field and has been actively involved in property management, real estate syndication, investment, acquisitions, liquidations, limited partnership management and broker/dealer relations. Mr. Keierleber holds Series 22 and 63 securities licenses from the NASD. Over the past 20 years, Mr. Keierleber has been involved in acquisitions of investment property having a market value of over $150,000,000, and has assisted in the structuring of more than 35 limited partnerships, both private placements and public offerings. These partnerships have invested in real estate located in the Midwest and the Southeast of the United States. Mr. Keierleber is a licensed real estate broker and securities agent. He is on the board of directors of the corporate general partner for various limited partnerships and serves as general partner in limited partnerships sponsored by affiliates of Decade Companies. Mr. Keierleber is the sole owner of the Company and is the president and treasurer of Decade Properties, Inc. He is the principal and managing general partner of Decade Companies, a partnership that manages other limited partnerships.

     Michael G. Sweet, (age 47) Secretary of the Company, is a Certified Public Accountant and is the Secretary of the Decade corporate entities. Mr. Sweet has a BS degree with an accounting major from Marquette University in Milwaukee. Prior to joining Decade in 1982, Mr. Sweet spent ten years in public accounting. Among other certifications, Mr. Sweet holds a Series 27 and 39 licenses. He is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

     Steven Cooper (age 53), is a Certified Property Manager and has served as Vice-President of Decade Properties, Inc. Mr. Cooper has over 18 years of property management experience and has had responsibility for over 100 multi-family properties containing over 22,000 units located in 14 states. During the seven years prior to joining Decade in 1989, he served as Vice-President of Jacques-Miller, Inc. in Nashville, Tennessee from July, 1986 to December, 1988, including serving as President of Harvey Freeman and Sons, Inc. from January, 1987 to December, 1988; he was Vice-President of New Homes Management Services Inc. of Tampa, Florida from September, 1982 to May 1986. He received a BS Degree from Purdue University in Lafayette, Indiana.

     Joseph Lawlor (age 32), is the General Manager of Holiday Inn Harborside Landing Hotel/Marina (also owned by an affiliate of Jeffrey Keierleber) in Indian Rocks Beach, Florida and Chart House marina in Clearwater Beach, Florida. He supervises and manages the day-to-day operations of both Holiday Inn Harborside and Chart House. Mr. Lawlor joined Decade Properties, Inc. in January 1995 and has more than eight years experience in the hotel management and operations field.

     R. Wayne Shaw (age 49) is Regional Manager of Florida properties for Decade Properties, Inc. In this capacity, he is responsible for income and expense budgeting and implementation, supervision and training of on-site management staffs and inspection of residential acquisitions in the area. Before joining Decade in November 1988, Mr. Shaw served as President/Operations Manager of Home America Property Services, Inc. in Tampa, Florida from 1983 to 1987, where he supervised operation of 1,500 residential apartment units. He is a member of the Institute of Real Estate Management (IREM), and he recently held the position of Director of the Tampa Apartment Association. Mr. Shaw received an Associates Degree in Business Management from Lake City Junior College in 1967. He also holds a Florida real estate license.

Executive Compensation

     None of the Company's officers or directors receive any compensation from the Company. They are compensated by Decade Properties, Inc. They will devote such time to Company matters as necessary (estimated at not more than 10% of their time), but will also be engaged in a variety of other real estate projects and businesses.

Advisory Committee

     The Company will establish an Advisory Committee, composed of five to nine Holders, which will review the Company's annual dues and advise on hotel operations. Such advice is solely for the benefit of the Company and is not binding upon it. Costs of operating the Advisory Committee will be part of the annual dues. As of the date of this Prospectus, no members of the committee have been selected. It is intended that all members will serve for one-year terms, without compensation, and that they may be reappointed without limitation.


                     DECADE PROPERTIES, INC.

     Decade Properties, Inc., a Wisconsin corporation, was formed in 1980 and is solely owned by Jeffrey Keierleber. Mr. Keierleber is also the sole director and President of Decade Properties, Inc. Michael G. Sweet, Secretary of the Company, is also secretary of Decade Properties, Inc. See " Management." Decade Properties, Inc. will be property manager for the Company and operate the Rental Pool, pursuant to agreements with the Company.

     Decade Properties, Inc. is property manager to 17 apartment complexes, consisting of approximately 2,600 apartment units, located in Florida and Wisconsin. Decade Properties, Inc. currently manages two hotels located in Florida, Chart House Suites hotel, located in Clearwater, Florida and Holiday Inn Hotel and Suites Harborside (formerly known as Hamlin's Landing), located in Indian Rocks Beach, Florida. For financial information on Chart House Suites hotel see the financial statements herein. Holiday Inn Hotel and Suites Harborside has 164 rental units, two restaurants, and a 46 boat slip marina. The property was purchased in December 1993, with 84 rental units which were remodeled during 1994 and 1995. Another 80 rental units were constructed during 1996-1997. Operating rental revenue from the hotel and restaurant was approximately $867,000 in 1994, $1,019,000 in 1995, and
$1,367,000 in 1996. Net losses, after depreciation and debt service, of the entire hotel/marina operation were approximately $845,000 in 1994, $642,000 in 1995, and
$785,000 in 1996. The loss incurred in 1996 includes a one-time demolition expense of approximately $408,000.

     The Company has entered into an agreement with Decade Properties, Inc. for the management of the Chart House Suites hotel until December 31, 2040 for a fee of $2,500 a month (such fee to increase by the CPI index increase on the first of each year beginning January 1, 1998) plus reimbursement of expenses. Decade Properties, Inc. will also manage the Rental Pool for a fee equal to 5% of the rental revenue plus, as part of the annual dues, reimbursement of its expenses in operating the Rental Pool. See "The Interests." Decade Properties, Inc. may also enter into individual property management agreements with Holder of partial Interests.

       CONFLICTS OF INTEREST OF MANAGEMENT AND AFFILIATES

Services To Be Provided by Decade Properties Inc.

     Decade Properties Inc., is a licensed real estate broker and is engaged in real estate management business. Decade
Properties, Inc. will be providing rental pool and property management services.

Services Which May be Provided by DPI Construction &
Engineering Corp.

     DPI Construction & Engineering Corp. ("DPIC&E"), an affiliate of the Company, is engaged in the general contracting business. The Company may enter into Agreements with DPIC&E whereby DPIC&E will provide services in connection with renovation and remodeling work on the Chart House Suites hotel. Any such services will be at rates comparable to those charged for comparable services by unaffiliated contractors in the same geographic area.

Reimbursable Expenses

     All expenses of the Company and Chart House Suites hotel will be billed directly to and paid by the Company to the extent practicable. Decade Properties, Inc. and affiliates will be reimbursed for the cost of goods and materials used by or for the Company and Chart House Suites hotel including the following general functions of the Company: Company operations and accounting, investor communications, and documentation, legal and tax services, computer services, risk management (insurance), and other expenses, and other operational and administrative expenses necessary for the prudent operation of the Company. The reimbursed costs will be at actual prices, including allocations of overhead of Decade Properties, Inc. and its affiliates. The Company intends to have an annual audit of the annual dues and reimbursed expenses, as required by Chapter 721, F.S. and believes that these services will be at rates comparable to those charged by others for similar services. There are no limits on the amount of reimbursement.


Charthouse

     The Company will only receive revenue or income up to payments for its Interests, including installment payments for Holders that decide to pay over up to 360 months, and any revenue from the Charthouse Rental Pool for its Unit Weeks or the sale of its Unit Weeks. The Company will have a fiduciary duty to manage the time share paln and safeguard the annual dues.

Competition

     Affiliates of the Company own another hotel, affiliated with Holiday Inns, which might compete with the Chart House Suites hotel. The Company believes that each hotel attracts a different class of tourist, with Chart House attracting individuals who want to rent in Clearwater Beach and the others who will lodge approximately 5 miles from Clearwater Beach in a larger nationally affiliated hotel. It is probable that the two hotels could compete, and Investors should consider the possible conflicts of interest that arise from operating two hotels within 5 miles.


               CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of certain federal income tax considerations related to the offering. In the opinion of Quarles & Brady, in its capacity as tax counsel to the Company, the discussion which follows summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of Interests. Except as otherwise stated in the summary that follows, tax counsel has rendered an opinion on each specific federal income tax consequence.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and on judicial decisions, U.S. Treasury regulations (the "Regulations"), and IRS rulings and other administrative materials interpreting the Code, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of tax counsel are not binding on the IRS or the courts, either of which could take a contrary position. Except as noted with respect to Section 280A of the Code, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court will not sustain such a challenge.

     The discussion below is general and does not address all federal income tax considerations that may be relevant to a particular Holder of an Interest. In addition, except as specifically stated herein, this summary does not address the federal income tax consequences of the purchase, ownership or disposition of Interests by foreign investors or by investors that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, other financial institutions and tax-exempt organizations). In addition, taxes other than federal income taxes, such as foreign, state and local taxes, and federal estate and gift taxes, may affect a Holder's investment in an Interest. Controversy and uncertainty exist in many areas of the federal income tax law which may affect the structure and operation of the Company and a Holder acquiring and holding an Interest. Accordingly, there can be no assurance that some of the views expressed herein will not be challenged by the IRS.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT, AND MUST DEPEND UPON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF INTERESTS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS AND POTENTIAL CHANGES IN APPLICABLE LAW, INCLUDING THE APPLICATION OF STATE AND LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS.


Entity Status of License Plan

     Subject to the discussion below of "Entity Status of Rental Pool," in the opinion of tax counsel, it is more likely than not that the license that a Holder will acquire from the License Plan (the "License") creates a separate contractual relationship between the Company and each Holder, and the sum of such separate relationships does not create an entity for federal income tax purposes.

     A separate entity exists for tax purposes under Section 301.7701-1(a)(2) of the Regulations if the participants in a joint venture or other contractual arrangement (1) carry on a trade, business, financial operation, or venture, and (2) divide the profits therefrom. Holders may keep their Unit Weeks in the Rental Pool, withdraw their Unit Weeks and use them personally, withdraw their Unit Weeks and directly rent them to others, or withdraw their Unit Weeks and rent them to others through a rental agent. In addition, certain Holders who purchase Interests during the applicable time period may elect the Guaranteed Rental Arrangement. Annual dues and other related costs, expenses and reserves incurred in connection with Chart House Suites hotel will be charged proportionately to all Holders, regardless of how their Unit Weeks are utilized. Subject to the discussion below of "Entity Status of Rental Pool," in the opinion of tax counsel, it is more likely than not that the license that a Holder will acquire from the License Plan creates a separate contractual relationship between the Company and each Holder, and the sum of such separate relationships does not create an entity for federal income tax purposes.

Entity Status of Rental Pool

     The Rental Pool involves a sharing of gross revenues (less the 5% rental fee) among various Holders. The IRS may contend that the Rental Pool constitutes a joint venture or other contractual arrangement engaged in a trade, business, financial operation or venture for joint profit whose participants consist of those Holders that utilize the pool and the Company if it places unsold Unit Weeks that it owns in the rental pool. Although the issue is not free of doubt, tax counsel is of the opinion that it is more likely than not that the IRS could successfully make such a contention.

     If an entity is created by the Rental Pool, the federal income tax consequences to a Holder of an Interest will depend on whether the entity is classified as a corporation or a partnership. If the entity is classified as a partnership for federal income tax purposes and is not a "publicly traded partnership," it will not be subject to any federal income tax. Instead each Holder that participates in the Rental Pool will be subject to tax on his or her allocable share of the entity's income and gain. However, deduction of expenses related to a Holder's Interest is subject to many important limitations discussed below.

     If the deemed entity is classified as a corporation or as a "publicly traded partnership," each Holder that participates in the rental pool will be treated as a shareholder of a corporation and (1) the taxable income of the entity will be subject to the federal income tax imposed on corporations, (2) items of income, gain, loss and deduction will not flow through to the Holders to be accounted for on their individual federal income tax returns, and (3) distributions, if any, will be treated as corporate distributions to Holders, some or all of which might be taxable as dividends. Certain "publicly traded partnerships" are taxable as corporations. A publicly traded partnership for these purposes is a partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market or its economic equivalent. No Interests, including Interests held by Holders that participate in the Rental Pool, will be traded on an established securities market. Furthermore, it is not expected that any Interests will be readily tradeable on a secondary market or its economic equivalent. However, due to the factual nature of such a determination, no assurances can be given that such a market may not develop.

     An entity engaged in a trade or business for profit is classified as partnership if (1) it has at least two members, and (2) it is not classified as a corporation. An entity is classified as a corporation if it is described as a corporation under federal or state law. In addition, an entity may elect to be taxed as an association taxable as a corporation if the entity has at least two members.

     The Company does not intend to seek a ruling from the IRS that the relationships created by the Rental Pool create an entity engaged in a trade, business, financial operation or venture for joint profit for federal income tax purposes. In addition, the Company does not intend to file an election to treat the relationships created by the Rental Pool as an association taxable as a corporation. Consequently, in the opinion of tax counsel, any deemed entity will be taxed as a partnership. No assurance can be given that the IRS will not successfully challenge the tax status of the relationships in connection with an audit of the returns of the Company, any of the Holders or the Rental Pool, or that changes in the tax laws will not significantly modify the statements expressed herein. Prospective Holders should consult with, and must depend on, their own tax advisor concerning detailed application of partnership tax rules to their specific tax situations.


Returns of Rental Pool

     The Rental Pool will file annually a partnership information return on IRS Form 1065 and provide to each Holder that participates in the pool a Schedule K-1 indicating such Holder's allocable share of the rental pool's income, gains, losses, and deductions as determined for federal income tax purposes. If the information returns filed by the Rental Pool are audited, any adjustments to items will be made to the Rental Pool level in unified proceedings before the IRS and the courts, rather than in separate proceedings involving each Holder. There can be no assurance that the rental pool will not be audited and that adjustments will not be made.

Income Tax Characterization of Interests

     The IRS has declined to issue a ruling on whether an Interest will be classified as a license, a lease or a conveyance of real property for federal income tax purposes.

     In a previous, nonbinding administrative ruling, the IRS has characterized a vacation license as a contract to provide future services much like that of a hotel reservation, but for a much longer period of time. In distinguishing a vacation license from a lease or conveyance of real property, the IRS noted that a vacation license holder has the right to receive future hotel-like services and generally does not have a right to occupy specific premises during a determinable period of time. In contrast, the IRS noted that both a conveyance of real property and a lease grant a right to occupy a defined physical area or specific premises for a fixed or determinable time.

     Because of the uncertainty of the law in this area and because characterization of an Interest may vary depending upon the type of Interest purchased, tax counsel is unable to express an opinion as to whether an Interest will be classified as a license, a lease or a conveyance of real property. However, tax counsel believes it is unlikely that the IRS would characterize an Interest as a conveyance of real property. Holders must consult with, and depend upon, their own tax advisors with specific reference to their own tax situations in determining the characterization of an Interest.

Taxation of Holders

     Regardless of whether an Interest is characterized as a license, lease or conveyance of real property, each Holder will be liable for federal and applicable state and local income taxes on any income earned by his or her Interest, including any allocable share of income from the Rental Pool. A Holder's right to deduct, and the extent to which he or she may deduct, expenses associated with ownership of an Interest, including any allocable share of deductions and losses from the Rental Pool, will vary and may depend on (1) how the Interest is used by the Holder, and (2) how similar Interests are used by other Holders.

Personal Use of Interest

     Generally, if a Holder makes personal use of his or her Interest, any expenses incurred in connection with the acquisition, ownership, and disposition of the Interest will not be deductible for federal income tax purposes regardless of whether the Interest is characterized as a license, a lease or conveyance of real property. In certain circumstances, as discussed in the immediately succeeding paragraphs, a Holder may be allowed a deduction for interest expense incurred in connection with the acquisition of an Interest.

     Generally, a Holder who finances the acquisition of an Interest that will be used for personal purposes will not be entitled to deduct the interest expense associated with the debt regardless of whether the Interest is characterized as a license, lease or conveyance of real property because such interest will be characterized as "personal interest" under Code Section 163(h). The interest expense, however, will be deductible as "qualified residence interest" under Code Section 163(h) if an Interest is treated as a "qualified residence." If an Interest is a license or a lease for income tax purposes, it will not be treated as a "qualified residence." If an Interest is characterized as a conveyance of real property for income tax purposes, it may be treated as a "qualified residence" under certain circumstances. However, tax counsel believes it is unlikely that the IRS would characterize an Interest as a conveyance of real property. Holders should consult with and must depend upon their own tax advisors in determining whether an Interest is a "qualified residence" for purposes of Section 163(h).

     If a Holder finances the acquisition of an Interest with debt qualifying as "home equity indebtedness" under Code Section 163(h), the interest expense associated with such debt will be deductible for tax purposes regardless of whether an Interest is characterized as a license, lease or conveyance of real property. Generally, home equity indebtedness is all debt (other than debt incurred to acquire a qualified residence) that is secured by a qualified residence to the extent the amount of such debt does not exceed the fair market value of the qualified residence. For purposes of determining the fair market value of the residence, any debt incurred to acquire such residence reduces such fair market value. Interest on home equity indebtedness is deductible even if the debt proceeds are used for personal expenditures.
Tax counsel is unable to express an opinion as to whether any debt obtained by a Holder to finance the acquisition of in Interest will be qualified "home equity indebtedness." The determination of whether debt is qualified "home equity indebtedness" depends on the specific factual circumstances of a particular Holder, including the nature of a Holder's residence. Holders should consult with and must depend upon their own tax advisors in determining whether any debt used to acquire an Interest is "home equity indebtedness" under the Code.

     If an Interest is held for investment purposes by a Holder, interest expense associated with debt used to finance the acquisition of such Interest may be deductible as investment interest expense under Code Section 163(d). The deduction, however, is limited to a taxpayer's net investment income for the year. Tax counsel is unable to express an opinion as to whether any debt obtained by a Holder to finance the acquisition of in Interest will be deductible as investment interest expense. This determination depends on the specific factual circumstances of a particular Holder. Holders should consult with and must depend upon their own tax advisors in determining whether an Interest is held as an investment and whether any debt used to acquire such Interest is deductible as investment interest expense under Code
Section 163(d).

     A Holder may elect to pay for his or her Interest in installments up to 360 months. Under the terms of the License, a Holder choosing this option must pay at least 30% of the net subscription price (after any discounts) at the time of acceptance of the subscription and agree to make monthly installment license payments. A Holder that elects to pay for his or her Interest in installments will pay an increased license payment of up to 9 percent per year on the unpaid balance owing for the Interest. Because the increased license payment could be deemed the economic equivalent of the payment of interest, it is possible that the IRS would impute interest in connection with the installment payment of license payments and characterize the increased portion of such payments as interest expense. If characterized as interest expense, such amounts would not be deductible by a Holder as "qualified residence interest" or as "home equity indebtedness." Such amounts may be deductible as investment interest pursuant to the rules discussed in the immediately preceding paragraph. Holders should consult with and must depend upon their own tax advisors in determining whether increased license payments would be characterized as interest expense and, if characterized as interest expense, whether such amounts are deductible.


Rental Arising From Unit Weeks

     If a Holder rents all or part of his or her Unit Weeks, including rentals through the Rental Pool, to a third party, the extent to which he or she may deduct expenses incurred in connection with the renting of such Unit Weeks will depend upon: (1) whether the rights obtained under an Interest constitute a "dwelling unit" (Code Section 280A); (2) whether the rental activity is engaged in with the intent of making a profit (Code Section 183); (3) whether the expenses are incurred in connection with the production of income or for the management, conservation, or maintenance of property held for the production of income (Code Section 212) or whether the expenses are incurred in connection with a trade or business (Code Section 162); (4) whether an Interest is an entertainment facility (Code Section 274); (5) whether the rental activity is a "passive activity" (Code Section 469); and (6) whether the "at-risk" rules apply (Code Section 465). The impact of the characterization of an Interest as a license, lease or conveyance of real property on these determinations is separately discussed with respect to each limitation rule in the succeeding sections.


Section 280A.

     Code Section 280A, which applies to a "dwelling unit" used by a taxpayer as a residence, limits the deduction of allocable expenses (other than those expenses that are otherwise deductible even if an Interest is used for personal use) to rental income from the "dwelling unit." If a "dwelling unit" is not used as a residence, the taxpayer may use his or her deductions to offset other income to the extent such expenses exceed rental income. Code Section 280A applies to individuals, partnerships, trusts, estates, and S corporations. Code
Section 280A does not apply to a regular corporation, except in its capacity as a member of a partnership or as a beneficiary of a trust or estate.

     Code Section 280A also establishes an expense allocation fraction to be used in apportioning deductions between personal and business use of a property to which Code Section 280A applies. The expense allocation formula permits deduction of the fraction of the expenses associated with the property (other than those that are otherwise deductible even if a property is used for personal use). The numerator of the fraction is the days the property is actually used for business, and the denominator is the total of the days the property is actually used (either for business or personal use). With respect to time sharing arrangements, all owners usage is aggregated in determining the numerator and denominator of the fraction. This allocation formula applies if a property is used for personal use on even one day. If an Interest is a "dwelling unit," Interests held by other Holders (perhaps only other
Holders of the same class of Unit Week) would be aggregated with the Interest held by a particular Holder, with the result that even a Holder that never uses an Interest for personal purposes would, nevertheless, have otherwise deductible expenses reduced pursuant to Code Section 280A causing such Holder to be unable to fully offset rental income by allocable expenses.

     Code Section 280A only applies to "dwelling units." A "dwelling unit" is defined by the Code and related Regulations as a house, apartment, condominium, mobile home, boat or similar property, that provides basic living accommodations such as sleeping space, toilet and cooking facilities. The Code Section 280A definition of "dwelling unit" is broad and characterization of property for purposes of Code Section 280A is not affected by local law which classifies property as other than a "dwelling unit." Further, it is unlikely that the determination of what constitutes a "dwelling unit" is dependent upon the characterization of an Interest as a license, lease or conveyance of real property.

     Because of the uncertainty in characterizing an Interest as a license, lease or conveyance of real property and because of the uncertainty of the law in connection with Code Section 280A, the Company requested a ruling from the IRS that an Interest and the rights afforded a Holder under a License do not constitute a "dwelling unit" under Code Section 280A. Prior to issuing a ruling, the IRS informally advised the Company that it would rule that the rights afforded a Holder under a License constitute a "dwelling unit" within the meaning of Code Section 280A. The Company subsequently withdrew its ruling request. Holders must consult with and must depend upon their own tax advisors in determining whether an Interest constitutes a "dwelling unit" under Code Section 280A.

     However, even if an Interest and the accompanying rights under the License do not constitute a "dwelling unit" within the meaning of Code Section 280A, a Holder may still be unable to deduct expenses incurred in connection with the renting of all or part of his or her Unit Weeks. Deduction of such expenses may be further limited depending upon: (1) whether the rental activity is engaged in with the intent of making a profit (Code Section 183); (2) whether the expenses are incurred in connection with the production of income or for the management, conservation, or maintenance of property held for the production of income (Code Section 212) or whether the expenses are incurred in connection with a trade or business (Code Section 162); (3) whether the rental activity is a "passive activity" (Code Section 469); and (4) whether the "at-risk" rules apply (Code Section 465).

Section 183

     Regardless of whether an Interest is characterized as a license, lease or conveyance of real property if an Interest constitutes a "dwelling unit," subject to the limitations imposed by Code Section 280A, Code Section 183 will allow a
Holder to deduct losses incurred in connection with the renting of his or her Unit Weeks, including rentals through the Rental
Pool, only if the renting of the Unit Weeks is engaged in with the intent and reasonable expectation that the activity will produce a taxable profit within a reasonable period of time. If the rental activity is not engaged in for profit (so-called "hobby losses"), expenses associated with the activity are deductible only to the extent of income produced by the activity (and are also subject to the Code Section 280A limitations as previously described if an Interest constitutes a "dwelling unit"). Losses disallowed under Section 183 are not merely suspended but are permanently denied.

     Those expenses, if any, that are deductible even if an Interest is used for personal use are deductible regardless of whether they exceed the revenue produced by renting an Interest. (See "Personal Use of Interest" for a discussion of those expenses that may otherwise be deductible.) These expenses, however, reduce the amount of hobby income against which other hobby expenses can be offset. To the extent there is remaining hobby income after reduction for these expenses, other expenses may be deducted to the extent of remaining hobby income. These deductions must be adjusted for personal use, however, and are subject to the two-percent limitation on miscellaneous itemized deductions under Code Section 67(a). The Regulations under Code Section 183 provide rules for (1) allocation of expenses to the specific categories of expenses described in this paragraph, and (2) adjustment of certain expenses for personal use.

     In determining whether an activity is engaged in for profit,
Section 1.183-2 of the Regulations provides that all facts and circumstances are to be taken into account and no one factor or adding up of factors is to be determinative. The Regulations list nine factors that should normally be taken into account, but caution that other factors may also be considered. The nine factors listed in the Regulations are:

     1. The manner in which the taxpayer carries on the activity, i.e., whether it is businesslike, whether complete and accurate books and records are maintained, and whether it is carried on in a manner that is substantially similar to activities of the same nature carried on by others at a profit.

     2.   The expertise of the taxpayer or his advisors.

     3. The time and effort expended by the taxpayer. The fact that the taxpayer devotes a limited amount of time to an activity does not necessarily indicate a lack of profit motive where the taxpayer employs competent and qualified persons to carry on the activity.

     4. The expectation that assets used in the activity may appreciate in value. If the taxpayer seeks to rely on asset appreciation as a basis for determining that renting is engaged in for profit, the holding of an Interest for appreciation and the renting of it may well be deemed two separate activities, thereby disallowing any deductions for maintenance and operating expenses, but allowing deduction of expenses directly attributable to holding an Interest. However, if the rental income exceeds the operating, maintenance, and other costs not directly attributable to the holding of an Interest so as to reduce the net costs of holding the Interest for appreciation, a single activity of owning and operating the Interest should be recognized. The Regulations under Code Section 183 provide rules for allocating expenses between activities in circumstances in which such allocation is required.

     5. The success of the taxpayer in carrying on other similar or dissimilar activities.

     6. The taxpayer's history of income or losses with respect to the activity. A series of losses during the initial or start-up stage of an activity may not necessarily be an indication that the activity is not engaged in for profit, particularly where the realization of profit within a reasonable time occurs.

     7.   The amount of occasional profits, if any, which are earned.

     8. The financial status of taxpayer, i.e., whether or not he or she has substantial income against which operating losses can be offset, generating a tax benefit, which factor normally will be adverse to the taxpayer, especially if there are personal or recreational elements involved.

     9. Elements of personal pleasure or recreation. The presence of personal motives in carrying on of an activity may indicate that the activity is not engaged in for profit, especially where there are recreational or personal elements involved. On the other hand, a profit motivation may be indicated where an activity lacks any appeal other than profit. It is not, however, necessary that an activity be engaged in with the exclusive intention of deriving a profit or with the intention of maximizing profits. An activity will not fail the profit motive test merely because the taxpayer has purposes or motivations other than solely to make a profit. Also, the fact that the taxpayer derives personal pleasure from engaging in the activity is not sufficient to cause the activity to be classified as not engaged in for profit if the activity is in fact engaged in for profit as evidenced by other factors.

     Code Section 183 creates a presumption in favor of the determination that the activity is engaged in for profit if a profit (without regard to operating loss carry forwards) is realized in three out of five consecutive years. On the other hand, failure to meet this test apparently does not create a contrary presumption. In order to allow the presumption to work, a Holder is given an election to postpone the determination of whether the presumption applies until the end of the fourth taxable year following the taxable year in which he or she first purchased his or her Interest and engaged in rental activity. A Holder may wish to make an election as prescribed in the Regulations under Code Section 183 to preserve the ability to take advantage of this presumption and the delay in determining its application. However, a Holder should note that the Company makes no assurances or representations concerning whether a Holder can expect a profit for renting an Interest within four years.

     Tax counsel is unable to express an opinion as to whether the renting of an Interest is an activity engaged in for profit. The activities, operation and usage of a particular Holder determine whether an Interest is held for profit or whether the renting of an Interest is an activity engaged in for profit.

Sections 162 and 212.

     If a Holder establishes that his or her Interest is held with the intent of making a profit, thereby avoiding the disallowance rules of Code Section 183, a Holder will be able to deduct from income the expenses incurred in connection with acquiring, holding and renting an Interest, subject to the Code Section 280A disallowance rules if an Interest constitutes a "dwelling unit" and subject to the limitations discussed below. Except as otherwise noted, the limitations apply regardless of the characterization of an Interest as a license, lease or conveyance of real property. Expenses, other than those which are deductible even if the Interest is used for personal use, must be reduced proportionately by the extent of the personal use of the Interest by the Holder.

     Under Code Sections 162 and 62(a), ordinary and necessary expenses attributable to a trade or business carried on by a taxpayer may be deducted in computing adjusted gross income. Similarly, under Code
Section 62(a)(4), a taxpayer may deduct, in computing adjusted gross income, expenses relating to the production of income under Code Section 212 where such expenses are attributable to property held for the production of rents or royalties. Consequently, if an Interest is treated as property held for use in a trade or business or property held for the production of rents or royalties, a Holder is entitled to deduct in computing adjusted gross income expenses incurred in connection with acquiring, holding and renting an Interest, regardless of whether the Interest is characterized as a license, lease or conveyance of real property.

     There is no judicial or administrative guidance available concerning what constitutes "property held for the production of rents and royalties." However, in general legal terms, "rents" are payments for the use of property and "royalties" are payments for the use of intangible property. Because of the uncertainty in this area, there can be no assurance that an Interest will be characterized as property held for the production of rents and royalties and that the IRS will not be able to successfully challenge a Holder's treatment of an Interest as such and consequently disallow the deduction of certain expenses.

     If an Interest, which is not held for personal use or for use in a trade or business, is not treated as property held for the production of rents or royalties, the deductions of a Holder who holds an Interest for the production of income under Code Section 212 will be limited. Although Code Section 212 allows a deduction for all expenses incurred in connection with the production or collection of income and for the management and maintenance of property held for the production of income, Code Section 67(b) characterizes such expenses as miscellaneous itemized deductions. Under Code Section 67(a), miscellaneous itemized deductions are deductible only to the extent that all of an individual taxpayer's miscellaneous deductions exceed two percent of his or her adjusted gross income.

     This two percent limitation applies only if a Holder acquires and holds an Interest for the production of income. If a Holder acquires and holds an Interest for use in a trade or business or for the production of rents or royalties, expenses incurred in connection therewith (except to the extent such expenses are allocated to personal use of the Holder) are not subject to the two percent limitation. Thus, the determination of whether an Interest is held for the production of income, for the production of rents or royalties, or for use in a trade or business has significant tax consequences. Unfortunately, this determination is not easily made since no bright line test has been used by the IRS or the courts in making this determination. Rather, the particular factual situation of a taxpayer is determinative. Tax counsel is therefore unable to express an opinion concerning the determination of whether a Holder's Interest is held for use in a trade or business, held for the production of rents or royalties or held for the production of income. Holders are advised to consult with and must rely upon their individual tax advisors for assistance in making this determination.

Entertainment Facilities

     Code Section 274(a)(1) specifically disallows any deduction relating to an "entertainment facility." Judicial decisions indicate that any expenses attributable to the upkeep of such property, or for the continuing enjoyment of the property (i.e. depreciation, maintenance, insurance, etc.) are nondeductible, regardless of whether they are attributable to the business use of the property. In other words, the cases emphasize that no deduction really means no deduction, even where facilities are used both for business and entertainment. The term "entertainment facility" has been broadly interpreted and tax counsel believes it is likely that if an Interest is used for entertainment, the Interest will be held to be an "entertainment facility" within the meaning of Code Section 274 regardless of its characterization as a license, a lease or a conveyance of real property.

     Code Section 274(e) does provide for certain exceptions to the entertainment facility disallowance rule. Expenses incurred in connection with an entertainment facility, but that are treated as compensation to an employee, are not disallowed. Similarly, expenses incurred by a taxpayer that are directly related to business meetings of the taxpayer's employees, stockholders, agents or directors are not disallowed. While this exception will apply to bona fide business meetings even though some social activities are provided, it will not apply to meetings which are primarily for social or nonbusiness purposes rather than for the transaction of the taxpayer's business.

Passive Activity Income and Loss

     In addition to the limitations imposed by Code Sections 280A, 183, 162 and 212, the Code further limits the deductibility of losses in certain circumstances by providing that passive activity losses incurred by an individual, estate, trust, or personal service corporation or, with modifications, certain closely held corporations may not be used to offset non-passive activity income. In general, passive activity losses can be used only to offset passive activity income, not wages or portfolio income (such as dividends, interest, annuities and royalties). Any passive activity losses in excess of passive activity income in one year may be used to offset passive activity income in future years. Upon disposition of the investor's entire interest in the passive activity, all suspended losses from such activity are specifically allowable by reason of the disposition.

     In general, a passive activity is one which: (1) is a trade or business activity in which the taxpayer does not materially participate; or (2) is a rental activity.

       For purposes of the passive loss rules, the term "trade or business" is more expansive than under the general standard of Code
Section 162. Under Section 1.469-1T(e)(2)(ii) of the Regulations, a trade or business activity includes an activity that is engaged in for the production of income. Thus, expenses that are otherwise deductible under Code Section 212 may be subject to disallowance under the passive activity loss rules.

     Trade or business activities are treated as passive unless the taxpayer materially participates in the activity. Under Code Section 469, a taxpayer is not treated as materially participating in an activity unless his or her involvement in the operation of the activity is regular, continuous, and substantial. The Regulations interpret this standard by providing that a taxpayer materially participates in an activity if and only if the taxpayer meets any one of seven tests. The first six tests are quantitative, whereas the seventh test involves a consideration of the facts and circumstances of a taxpayer's involvement in an activity.

     Tax counsel believes that it is very unlikely that a Holder will be treated as materially participating under any of these seven tests in any activity associated with a business use of an Interest whether the Interest is characterized as a license, lease or conveyance of real property because, under the terms of the License Plan, sole authority for the management and operation of Chart House Suites hotel resides in the Company. Therefore, income or loss generated by a Holder's use of an Interest will likely be passive income or loss.

     Under the passive loss rules, rental activities are treated as passive without regard to whether they involve the conduct of a trade or business or whether the taxpayer has materially participated. A rental activity is any activity where payments are principally for the use of tangible property. If an Interest is characterized as a lease or conveyance of real property, it is likely that the renting of an Interest will be considered a rental activity because payments will be received principally for the use of tangible property. If an Interest is characterized as a license rather than a lease or a conveyance of real property, it initially appears that the renting of an Interest should not be considered a rental activity because the Interest is not tangible property, but rather an intangible asset. However, the Regulations provide that where the actual or prospective customers' payments are principally for the use of tangible property, the activity is a rental activity, even if payments are made pursuant to a service contract or other arrangement that is not denominated as a lease.

     There are several exceptions provided by the Regulations to treatment as a rental activity. They include:

     1. The average customer use for such taxable year is seven days or less.

     2. The average period of customer use is 30 days or less, and significant personal services are provided by or on behalf of the owner of the property in connection with making the property available for use by customers.

     3. Extraordinary personal services are provided by or on behalf of the owner of the property in connection with making the property available to customers (i.e.
          hospitals).

     4. The rental activity is incidental to nonrental activities of the taxpayer.

     5. The activity involves customarily making property available during defined business hours for nonexclusive use by customers (i.e. golf courses and health clubs).

     6. The activity involves the provision of property to a pass-through entity or joint venture in which the taxpayer owns an interest.

     7. An activity that involves the rental of a dwelling unit used by the taxpayer as residence, as determined under Code Section 280A, is not a rental activity.

Under certain of the exceptions, it appears that, if renting of an Interest were within the meaning of a rental activity, that it would nevertheless be excluded under the exceptions. For example, average customer use might be 30 days or less and significant personal services are provided. It is unclear, however, how to apply these tests in the context of time-sharing arrangements as no administrative or judicial guidance is available.

     In the final analysis, it is unlikely that it will matter if the renting of an Interest is a rental activity or not. In any event, it will be passive. If it is a rental activity, it is per se passive. If it is not a rental activity, it will be a passive activity if a Holder does not materially participate. As previously indicated, tax counsel believes that it is unlikely that any Holder will materially participate in any activity connected to his or her Interest.


"At Risk" Rules

     In addition to the above limitations imposed upon the deductibility of losses, Code Section 465 further limits the deductibility of losses by individual taxpayers from a given activity to the amount which the taxpayer is "at risk" in the activity. Losses which cannot be deducted by a taxpayer because of the "at risk" rules may be carried over to subsequent years until such time as they are allowable. In determining the amount of loss disallowed, if any, under Code Section 465, Code Sections 280A and 183 are applied prior to the application of Code
Section 465 and Code Section 469 is applied after any limitation under Code Section 465 is determined.

     A taxpayer will initially be considered to be "at risk" in an activity to the extent of (1) the amount of money and the adjusted basis of other property contributed to the activity by the taxpayer;
(2) amounts borrowed by the taxpayer for use in the activity, except as described below, provided the taxpayer is personally liable for the repayment of such borrowed amounts or has pledged property (other than property used in the activity) as security for the repayment of such borrowed amounts; and (3) the taxpayer's share of any "qualified nonrecourse financing" which is secured by real property used in the activity. A taxpayer is not considered to be "at risk" to the extent he or she is protected against loss through nonrecourse financing, guarantees, stop loss agreements, or similar agreements.

     Code Section 465 generally applies to any activity engaged in by the taxpayer in carrying on a trade or business or for the production of income. Consequently, regardless of whether an Interest is characterized as a license, a lease or a conveyance of real property, Code Section 465 will likely apply and may further limit deduction of losses by a Holder.


Depreciation/Amortization

     Code Section 167 allows a depreciation deduction for property used in a taxpayer's trade or business or for property held by the taxpayer for the production of income. Under Section 1.167(a)-3 of the Regulations, an intangible asset may be the subject of a depreciation deduction if the intangible asset has a limited and ascertainable useful life. Code Section 197 provides that the acquisition cost of certain intangible assets is amortized over a 15 year period. An Interest is not a "Section 197 intangible."

     As stated above, tax counsel believes it is unlikely that an Interest would be characterized as a conveyance of real property. However, if an Interest is characterized as a conveyance of real property, a Holder who uses his or her Interest in a trade or business or for the production of income will be entitled to a depreciation deduction based upon acquisition cost and determined under the Modified Accelerated Cost Recovery System ("MACRS") in accordance with Code
Section 168. Any deduction, however, will be subject to disallowance under the limitations previously described herein pursuant to Code Sections 280A, 183, 162, 212, 469 and 465 and subject to reduction for any personal use of the Interest by the Holder.

     MACRS is mandatory for most tangible (real and personal) depreciable property placed in service after December 31, 1986. Under MACRS, the cost of eligible property is depreciated over a 3, 5, 7, 10, 15, 20, 27.5, 31.5, or 39 year period depending upon the type of property, by using statutory recovery methods and conventions. The cost of residential rental and nonresidential real property is recovered using the straight-line method and the mid-month convention.
Residential rental property is depreciated over 27.5 years and nonresidential real property is depreciated over 39 years.

     If an Interest is characterized as a license or a lease, a Holder who uses his or her Interest in a trade or business or for the production of income, will be entitled to a depreciation deduction based on the acquisition cost of the Interest. Any deduction, however, will be subject to disallowance under the limitations previously described herein concerning Code Sections 280A, 183, 162, 212, 469 and 465. A ratable portion of the acquisition cost will be amortized each tax year over the life of the Interest, adjusted each year for any personal use of the Interest by the Holder.

     Code Section 179 allows a taxpayer (other than trusts, estates, and certain noncorporate lessors) to expense certain depreciable business assets in the year of acquisition by electing to treat the cost of new property as an expense rather than as a capital expenditure subject to depreciation. The deductions for which the election is made are allowed for the tax year in which the Code Section 179 property is placed in service and are in lieu of a depreciation deduction. Generally, a taxpayer may elect to expense only tangible personal property under Code
Section 179. Therefore, regardless of whether an Interest is a license, a lease or a conveyance of real property, a Holder will not be able to expense acquisition costs under Code Section 179.


Gain or Loss on Sale of Interest

     No loss will be allowed in connection with the sale of an Interest held for personal use. A Holder will be liable for federal and applicable state and local income taxes on any gain realized on the sale or other disposition of his or her Interest regardless of whether the Interest is held for personal use, held for use in a trade or business or held for the production of income. Provided the Interest is a capital asset or a Section 1231 asset in the hands of the Holder, any resulting gain will be taxed at a maximum individual capital gain rate of 28% if the interest is disposed of after a one-year holding period or 20 percent if it is disposed of after an eighteen month holding period. A Holder should consult his or her own tax advisors in determining whether his or her Interest is a capital asset or a
Section 1231 asset.

     If an Interest is held partly for personal use and partly for use in a trade or business or partly for the production of income, an apportionment of the gain or loss will be required and each portion will be taxed in accordance with the principles stated herein.


Alternative Minimum Tax

     Taxpayers are subject to an alternative minimum tax ("AMT") if the AMT exceeds the income tax otherwise payable by the taxpayer for the year. Due to the complexity of the AMT calculations, investors should consult with their tax advisers as to whether the purchase of an Interest might create or increase their potential AMT liability.

Corporate Investors

     Code Section 280A does not apply to a corporation other than an S corporation. Code Section 183 does not apply to corporate Holders. The "ordinary and necessary expenses" requirement of Code Section 162(a) and the entertainment facility limitations of Code Section 274(a)(1) apply to all taxpayers, including corporate Holders. Code Section 469 applies only to certain closely held C corporations and personal service corporations.

     The discussion contained herein is not a complete treatise on the ownership of an Interest by a corporation. There are numerous issues involved in corporate ownership and corporations should obtain advice from their own tax counsel before purchasing an Interest.


Registration of Tax Shelters

     In general, certain persons who sell interests in a "tax shelter" to investors are required to register the tax shelter with the IRS. It is not expected that an investment in an Interest will constitute a "tax shelter" for purposes of the registration requirements and therefore, the Company will register with the IRS.

     Upon registration of a tax shelter, the IRS assigns the shelter a tax shelter registration number. The Company will be required to register with the IRS no later than the day on which the first Interest is offered for sale. The Company will furnish the assigned registration number to a Holder at the time of purchase or, if later, within 20 days after the Company receives the number. The number will be furnished in a written statement which identifies the tax shelter's name and taxpayer identification number and will also include a prominent legend in bold and conspicuous type which states that the registration number must be included on any return on which a Holder claims any tax benefit from the shelter. This written statement will also be furnished to a Holder at the time of purchase even if the tax shelter registration number has not yet been received.

     A Holder that claims a deduction, loss, credit, or other tax benefit in connection with his or her Interest must report the tax shelter registration number on Form 8271 (Investor Reporting of Tax Shelter Registration Number) and attach the form to his or her income tax return. If a Holder fails to include the tax shelter registration number on his or her return and claims a tax benefit from the shelter, the Holder is subject to a $250 penalty.


Tax-Exempt Investors

     The tax consequences of the purchase, ownership and disposition of an Interest by tax-exempt entities (collectively, "Exempt Holders") may result in the Exempt Holder recognizing "unrelated business taxable income" ("UBTI") which would be subject to federal income taxation and result in certain other adverse tax consequences. UBTI is income (with specific exemptions) derived from an activity regularly carried on by a tax-exempt entity (or by a partnership or other entity of which it is a member) that is not substantially related to the entity's exempt purpose. Thus, to the extent the purchase, ownership or disposition of an Interest is unrelated to an Exempt Holder's exempt purpose, income derived from an Interest may constitute UBTI. Notwithstanding the foregoing, income that is interest income, dividend income or gain from the sale or exchange of property is generally excluded from UBTI, except to the extent that such income is derived from debt-financed property. It has generally been the position of the IRS, however, that interest, dividends, or rents earned by a partnership may not be excluded from UBTI by an exempt organization even though such items of income (if earned directly by the exempt organization) would be excluded from UBTI. In general, debt-financed property is any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year or during the preceding 12 months if the property is disposed of during the tax year.

     In considering the purchase of an Interest, an exempt organization should consider whether the investment complies with the documents and instruments governing the Exempt Holder, whether the investment will result in UBTI to the Exempt Holder, whether the investment provides sufficient liquidity to the Exempt Holder, especially given the fact that there will not be a market in which the Interests can be sold or otherwise transferred, and whether the investment is prudent.

     The discussion contained herein is not a complete treatise on the ownership of an Interest by a tax-exempt entity. There are numerous issues involved and consequently, tax-exempt entities should consult with and must rely upon their own tax advisors concerning the application of federal income tax laws.

Foreign Investors

     Federal income taxation of foreign Holders (including foreign corporations) is a highly complex matter that may be affected by many considerations, including any applicable tax treaty provisions. Generally, any foreign Holder who participates in the Rental Pool will be required to file a federal income tax return and will be subject to U.S. federal income tax on the share of income allocated to him or her less reductions for allowable deductions. Furthermore, the Code requires the Company to withhold income tax from a foreign Holder's share of rental pool gross receipts.

     The discussion contained herein is not a complete treatise on the ownership of an Interest by a foreign Holder. There are numerous issues involved in ownership by a foreign Holder and consequently, foreign Holders should consult with and must rely upon their own tax advisors concerning the application of federal income tax laws.

Future Developments

     The President and Congress and various states continue to discuss and propose additional changes to the tax laws which could impact the tax consequences to Holders. Holders are urged to consult with their own tax advisers and counsel.

State and Local Taxes

     In addition to the federal income tax considerations described above, investors should consider potential state and local tax consequences of the purchase of an Interest. Prospective investors should consult with, and must depend upon their own tax advisors for a complete evaluation of the state and local tax considerations relating to the purchase of an Interest.



                      CERTAIN FLORIDA TAX MATTERS

     Set forth below is a summary of certain Florida tax considerations related to the offering. In the opinion of Quarles & Brady, in its capacity as Florida tax counsel to the Company, the discussion which follows summarizes the material provisions of the state and local taxes specifically enumerated.

     This summary is based on the Florida Statutes (the "Statutes"), the Florida Administrative Code (the "Code") and on judicial and administrative authorities interpreting the Statutes and the Code, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of tax counsel are not binding on the State of Florida Department of Revenue (the "Department") or the courts, either of which could take a contrary position. Furthermore, except as noted herein, no rulings have been or will be sought from the Department or from local taxing authorities with respect to the transactions described herein. Accordingly, there can be no assurance that the Department or local taxing authorities will not challenge the opinions expressed herein or that a court will not sustain such a challenge.

     This summary covers only the state and local taxes specifically enumerated and is not intended to be a comprehensive discussion of all state and local tax consequences of the purchase of an Interest.
Holders should consult with and must depend upon their own tax advisors concerning the application of state and local tax laws with reference to their own tax situations.


Excise Taxes on Documents.

     Excise Tax on Transfers of Real Estate. Under Florida law, an excise tax is imposed at the rate of 70 cents for each $100 of consideration paid on deeds and other instruments that transfer interests in real property. The Department has advised that this excise tax will apply at the time of the sale of an Interest because an Interest transfers an interest in a hotel room under Florida law. The tax will be imposed on the full subscription price of an Interest (less any sales discounts). The Company will be required to collect the tax at the time an Interest is sold on the full subscription price regardless of whether a Holder elects to pay for an Interest over the term of the Interest. The purchaser of an Interest will be liable for this excise tax as follows:




                                             Tax Payable (Exclusive
                         Subscription Price  ____of Any Discounts)___
     Class A Interest         $18,500             $129.50
     Class B Interest          21,500              150.50
     Class C Interest          25,500              178.50
     Class D Interest          36,500              255.50
     Class E Interest          39,500              276.50
     Class F Interest          60,000              420.00

     Excise Tax on Stock Certificates. Under Florida law, an excise tax is imposed at the rate of 35 cents on each $100 of face value on certificates of stock or shares evidencing an ownership interest in any corporation. The tax is imposed on securities issued in the state of Florida. The Company has advised tax counsel that it intends to accept and issue all subscription agreements for the purchase of Interests in Wisconsin. The Department has advised tax counsel that this excise tax will not be imposed on the subscription price of an Interest if the subscription agreement for the Interest is accepted by the Company in Wisconsin.

     Excise Tax on Promissory Notes. Florida also imposes an excise tax on promissory notes at the rate of 35 cents per $100 of indebtedness evidenced by the promissory note. The tax is imposed on written obligations to pay money that are made, executed or delivered in Florida. It also taxes security agreements that are recorded in Florida. The Subscription and Purchase Agreement contains a written promise to pay for those Holders that choose to pay for an Interest over time. Provided that the written promise to pay is neither made, executed nor delivered in Florida, the sale of an Interest will not be subject to excise tax unless the Interest is recorded in Florida. The Company has advised that it will not record the Interests in Florida.

     Because of the complexity and uncertainty in this area, the Company has received a ruling from the Department concerning the application of the excise taxes described in this section to the purchase of an Interest by a Holder. The Department advised the Company in a ruling that the sale of an Interest which is not recorded in Florida is not subject to this excise tax if the written promise to pay is not fixed and absolute at the time of execution. However, certain facts concerning the offering of Interests have changed since the ruling was issued by the Department. Furthermore, the Department issued the ruling to the Company. Consequently, the ruling is limited in application to the Company and Holders may not rely on the ruling. The Company will resubmit the ruling request to confirm that the terms of the License Plan and the Company's stated position that it will cancel the Interest upon a default render the financing not fixed and absolute for Florida excise tax purposes and will request that the Department reissue the ruling to both the Company and, if acceptable, Holders of Interests.


Sales Taxes.

     Under state and local law in Florida, a combined sales tax of eleven percent is imposed on the rental, leasing, letting or granting of a license for the use of real property or transient living accommodations located in Pinellas County. The eleven percent tax is comprised of the following: (1) a Florida state sales tax of six percent, (2) a discretionary county surtax of one percent, and (3) a tourist development tax of four percent. The Department has advised tax counsel that the purchase of an Interest will not be subject to the combined sales tax because there is no provision in the Florida sales tax that taxes the sale of a security. With respect to annual dues, the Department has advised that such amounts will not be considered rental consideration and therefore not subject to the combined sales tax because the purchase of an Interest is a payment for the purchase of an interest in real property and for a right to receive rental income and is not a lease or license to use real property within the meaning of the Florida sales tax provisions.

     The Department has also advised tax counsel that the rental of a Holder's allotted Unit Weeks under the Rental Pool will be the rental of transient accommodations subject to the combined sales tax. The Department has advised that the Company, as agent for the Holder of an Interest, may register as a dealer and remit the applicable Florida state sales tax and the discretionary county surtax due on behalf of individual Holders on receipts from the rental of suites in the Rental Pool. However, the tourist development tax is administered by Pinellas County and must be remitted directly to the county tax collector. It is uncertain whether Pinellas County will allow the Company to collect and remit the tourist development tax on behalf of individual Holders on receipts from the rental of suites in the Rental Pool.

     Because of the complexity and uncertainty in this area, the Company has received a ruling from the Department (1) that the sale of an Interest and the payment of annual dues will not be subject to the combined sales tax, and (2) that the Company, acting as rental agent, may collect and remit the Florida state sales tax and the discretionary county surtax on payments collected in connection with the rental of Holders' suites under the Rental Pool. In providing its ruling, the Department relied on facts concerning the offering of Interests as disclosed by the Company in its ruling request. Since issuance of the ruling by the Department, certain facts concerning the offering of Interests have changed. Furthermore, the Department issued the ruling to the Company. Consequently, the ruling is limited in application to the Company and Holders may not rely on the ruling. The Company will resubmit the ruling request to reflect the change in facts and will request that the Department confirm its ruling (1)that the sale of an Interest and the payment of annual dues will not be subject to the combined sales tax, and
(2) that the Company, acting as rental agent, may collect and remit the Florida state sales tax and the discretionary county surtax on payments collected in connection with the rental of Holders' suites under the Rental Pool and will request that the Department reissue the ruling to both the Company and, if acceptable, Holders of Interests. In the opinion of tax counsel the change in facts is not material and therefore, tax counsel believes that the Department will affirm the conclusions contained in its original ruling. However, there can be no assurance that the Department will not modify the opinions provided in the original ruling. The Company, has not received a ruling that would allow the Company to collect and remit the tourist development tax directly to the Pinellas County tax collector on behalf of participants in the Rental Pool.

     Upon proper notice, a Holder may use one or more of his or her allotted Unit Weeks for personal use. In the opinion of tax counsel, because the Interests are treated as securities, the personal use of a suite by a Holder will not be subject to the combined sales tax. However, the law is uncertain in this area and no assurance can be given that the Department could not successfully assert that a Holder is liable for the combined sales tax on the personal use of a suite. Holders must consult with, and must depend upon the advice of their own tax advisors. The Company does not intend to seek a ruling from the Department that the personal use of a suite for one or more weeks by the Holder is not subject to the combined sales tax.

     Upon proper notice, a Holder may also rent one or more of his or her allotted Unit Weeks to a third party. Tax counsel has advised that the rental of one or more of a Holder's allotted Unit Weeks will be the rental of transient accommodations subject to the combined sales tax. The Holder will be required to collect and remit the combined sales tax on the gross rental proceeds to the appropriate taxing authorities.

     PRIOR PERFORMANCE OF JEFFREY KEIERLEBER AND AFFILIATES

     Since 1980, Jeffrey Keierleber and/or affiliates have sponsored a number of limited partnerships formed to develop, own and operate a variety of residential and commercial properties.
Units of limited partnership interest in the partnerships have been sold both in public and private offerings.

     Jeffrey Keierleber and/or affiliates served as general partner of 28 limited partnerships formed to invest primarily in residential and commercial real property and to make junior mortgage loans secured by real estate. From April 1980 to August 1989 these programs in the aggregate raised approximately $66,136,060 from a total of approximately 6,179 individual and corporate investors and have purchased 33 properties for aggregate cash and debt of approximately $124,913,000. Approximately 97% of the properties, based on cost represents investments in residential properties (4,479 rental units) and approximately 3% represents investments in shopping centers, office buildings and undeveloped land. Twenty-two of the properties (53% based on the cost), are located in Wisconsin; 10 of the properties (42% based on cost) are located in Florida; and one property (5% based on cost) is located in Georgia. All of the properties were existing when purchased. As of September 1, 1997, 47% of the properties (based on purchase price) have been sold.

     None of the partnerships described above have investment objectives similar to those of the Interests offered hereby.

     The information presented in this section represents the historical experience of the real estate programs managed by Jeffrey Keierleber and his affiliates during the last ten years. INVESTORS IN CHARTHOUSE SUITES VACATION INTERESTS SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS SIMILAR TO THOSE EXPERIENCED BY INVESTORS IN THE PRIOR REAL ESTATE PROGRAMS DESCRIBED BELOW. (See also the "Prior Performance Tables").

     Jeffrey Keierleber and/or his affiliates are general partners of three partnerships, which sold real estate limited partnership interests from 1986 through 1989: Decade's Land
Opportunity Fund ("DLOF"), Decade Companies Income Properties - a limited partnership ("DCIP") and Decade's Monthly Income &
Appreciation Fund - a limited partnership ("DMIAF").

     DCIP and DMIAF were formed to invest in equity ownership primarily of residential and commercial real property. As of September 1, 1997, these programs, in the aggregate, had raised approximately $24,063,810 from approximately 2,577 individual and corporate investors and have purchased six properties, all of which are apartment complexes, during the last ten years for aggregate cash and debt of approximately $41,304,000. Four of the properties owned by these partnerships are located in Florida, and two of the properties are located in Wisconsin. All of the properties were existing when purchased. Three of these properties have since been exchanged for other properties.

     One non-public partnership, Decade's Land Opportunity Fund, was formed to invest in a 38-acre parcel of undeveloped land in New Berlin, Wisconsin. This program raised $1,000,000 from 52 individual investors and purchased the parcel of land for cash in the amount of $522,500.

     Neither Jeffrey Keierleber nor any of his affiliates, have, within the past five years, been the subject of any criminal conviction or pending proceeding, any order preventing them from engaging in securities distributions or certain business practices, or any conviction for violation of federal or state securities laws, or except as indicated in this paragraph, any bankruptcy or insolvency proceeding.

     Set forth below is a summary as of July 1, 1997, of the three prior real estate limited partnerships which sold Interests in the last 10 years.


                   Public        Nonpublic
                   Real Estate   Real Estate
                   Programs      Programs         Total

Total Amount
of Money Raised
from Investors     $24,063,810 + $1,000,000 =     $25,063,810

Total Number
of Investors             2,577 +         52 =           2,629

Aggregate
Purchase Price
of Property
Acquired           $41,304,000 + $  522,500 =     $41,826,500


     All three of the prior real estate programs sponsored by the affiliates of Jeffrey Keierleber in the last ten years have invested in various forms of real estate. The following are analyses by location and by types of properties purchased by prior programs.

     Existing properties constitute 100% of the properties by purchase price, acquired by prior public and programs. The nonpublic program purchase unimproved land. As of September 1, 1997, three properties owned by a public partnership have been sold or exchanged for other properties.

     In February, 1990, the 235-unit apartment complex known as Laguna Vista Apartments purchased by DCIP in December, 1996 for $5,200,000 was exchanged with a nonaffiliated buyer for Town Place Apartments with an exchange value of $6,220,000, resulting in an economic gain of approximately $1,020,000.

     In August, 1993, the 168-unit apartment complex known as Woodbridge Apartments purchased by DCIP in June, 1992 for
$4,400,000 was exchanged with a nonaffiliated buyer for Pelican
Sound Apartments with an exchange value of $5,400,000, resulting in an economic gain of approximately $1,000,000.

     In April, 1994, the 200-unit apartment complex known as Ashley Pointe Apartments purchased by DCIP in January, 1990 for $4,493,000 was sold to a nonaffiliated buyer for cash totaling $3,070,000, resulting in an economic gain of approximately $1,423,000.

     Of the three programs sponsored by the General Partner and Affiliates in the last ten years to acquire or finance the acquisition of real estate, two can be considered public programs under federal securities laws.

     The following table sets forth summary information regarding property acquisitions of public and nonpublic programs sponsored by the General Partner or Affiliates within the last ten years. None of these had investment objectives identical to those of Charthouse Suites Vacation Ownership, Inc.

Property Purchased by Location

                      Number of Properties

                Public         Nonpublic                 Percent
                Programs       Programs    Total         of Total

Midwest         2              1           3              43%
Southeast       4              0           4              57%

Total           6              1           7             100%

                  Purchase Price of Properties

                Public         Nonpublic                 Percent
                Programs       Programs    Total         of Total

Midwest         $12,801,000    $522,500    $13,323,500    32%
Southeast       $28,503,000    $      0    $28,503,000    68%

Total           $41,304,000    $522,500    $41,826,500   100%

     The following information concerns limited partnerships previously sponsored by Mr. Keierleber and/or Affiliates and formed to invest in or to finance the acquisition or refinance the ownership of real estate.

     The information set forth below is provided in a format complying with regulatory requirements and is not necessarily comparable from one partnership to another, as a result of the varying order of priority of investment objectives, changes inherent in the real estate market and changes in the tax laws and the application thereof. In considering the following discussion, prospective investors should note that persons who purchase Interests will not acquire any ownership interest in the partnerships to which the following relates, and its inclusion in this Prospectus does not imply or indicate in any manner that the Company will make any investment comparable to those discussed. Because the primary investment will be in the license right to Unit Weeks in a hotel, the cash flow, income tax treatment and distributions and returns will differ substantially from those of the partnerships discussed below.

     Affiliates of Mr. Keierleber are general partners of the following described partnerships, whose securities were not registered under the Securities Act of 1933 as amended (except for DCIP and DMIAF), and all of which (with the exception of
DLOF) are engaged in the business of investing in and operating apartment complexes properties. As a general partner, the Affiliates are contingently liable for the obligations of the partnerships, except to the extent that such obligations are non-recourse debt have recourse only to the property by which the debt is secured. The presently existing obligations of the prior partnerships for which Mr. Keierleber and/or Affiliates has contingent responsibility are primarily normal operating expenses, and it is not believed that these responsibilities will materially affect his ability to satisfy his responsibilities to the Company and the Holders of the Interests.

THE INFORMATION IN THIS SECTION REPRESENTS THE HISTORICAL EXPERIENCE OF PROGRAMS MANAGED BY MR. KEIERLEBER AND/OR AFFILIATES. INVESTORS IN THE CHARTHOUSE SUITES VACATION INTERESTS SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS SIMILAR TO THOSE EXPERIENCED BY INVESTORS IN THE PRIOR REAL ESTATE PROGRAMS DESCRIBED BELOW. NONE OF THE PRIOR PARTNERSHIPS ARE HOLDING UNINVESTED FUNDS OTHER THAN AS NECESSARY OPERATING RESERVES.

     DECADE'S LAND OPPORTUNITY FUND is a $1,000,000 Wisconsin limited partnership formed on April 20, 1989 to acquire a 38-acre parcel of land in New Berlin, Wisconsin. An Affiliate of Jeffrey Keierleber is the general partner of this partnership, which has 52 partners who each made an investment of at least $10,000. The land was acquired for a total cost of $522,500.

     Of the aggregate price of the properties acquired by partnerships through private offerings of which Mr. Keierleber and/or Affiliates was a sponsor in the last ten years, 100% was undeveloped land.

     The two other partnerships organized under the "Decade" name are both Wisconsin limited partnerships with virtually identical investment objectives. Decade Companies, an affiliate of Mr. Keierleber, is the general partner of each. Unless otherwise stated, a minimum purchase of three units representing a $3,000 investment was required of each limited partner. None of the partnerships listed below, nor any partnerships or joint ventures in which Mr. Keierleber is personally involved independently of the partnerships, has acquired from or sold property to the General Partner or any associates or Affiliate thereof.

     Decade Companies Income Properties ("DCIP") is an $18,000,000 Wisconsin limited partnership formed on June 6, 1985 with 1,879 limited partners. Individual limited partners were required to invest $3,000, IRA limited partners were required to invest $2,000 and pension/profit-sharing plan limited partners were required to invest at least $25,000 in the program. The partnership owns a 379-unit apartment complex known as Pelican Sound in St. Petersburg, Florida, for which it paid $12,000,000 (of which $5,400,000 was provided through the exchange of Woodbridge Apartments), a 316-unit apartment complex known as The Meadows II in Madison, Wisconsin, for which it paid $10,050,000 and a 200-unit apartment complex known as Town Place in Clearwater, Florida, for which it paid $7,610,000 (of which $6,220,000 was provided through the exchange of Laguna Vista Apartments).

     Decade's Monthly Income & Appreciation Fund ("DMIAF") is a $6,058,810 Wisconsin limited partnership formed on August 11, 1987 with 698 limited partners. Individual limited partners were required to invest $3,000, IRA limited partners are required to invest $2,000 and pension/profit sharing plan limited partners were required to invest at least $25,000 in the program. The partnership owns an 88-unit apartment complex known as The Meadows I in Madison, Wisconsin, for which it paid $2,751,000.

     The purchase price of the properties purchased by the foregoing public partnerships total $23,411,000, of which 100% was devoted to the purchase of residential properties.

     The following table summarizes the results to investors in the two partnerships, which have either sold their assets, liquidated investments or refinanced property. The returns shown include tax benefits and liabilities at the highest applicable federal tax bracket, and all distributions of each. No assurances can be given that purchases of Interests will receive returns similar to those shown below.

PROPERTY LIQUIDATIONS

                                             Purchase                        Computed
                                             Price         Sales Price   Economic Gain
Partnership    Property                      and Date      and Date          (Loss)

DCIP           Laguna Vista                  $5,200,000    $6,220,000      $1,020,000
               Apartments-235 units          12/86         02/90

DCIP           Woodbridge                    $4,400,000    $5,400,000      $1,000,000
               Apartments-168 units          06/92         08/93

DCIP           Ashley Pointe                 $4,493,000    $3,070,000     ($1,423,000)
               Apartments-200 units          01/90         04/94

REFINANCING

                                             Purchase      Date            Tax-Free
Partnership    Property                      Date          Refinanced      Distribution

DCIP           The Meadows II Apartments     01/89         11/89           0%
               316 Units

DCIP           Town Place Apartments         02/90         06/92           0%
               240 Units

DMIAF          The Meadows I Apartments      01/89         11/95           0%
               88 Units

DCIP           Town Place Apartments         02/90         05/96           0%
               240 Units

                    PRIOR PERFORMANCE TABLES

     See also the narrative disclosure at "Prior Performance of Jeffrey Keierleber and Affiliates" in the Prospectus for additional information regarding the partnerships.

     The information presented in this section provides selected information as to the public and non-public real estate programs managed by Jeffrey Keierleber and affiliates.

     HOLDERS OF INTERESTS SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN SUCH PRIOR REAL ESTATE PROGRAMS. HOLDERS OF INTERESTS WILL NOT ACQUIRE ANY OWNERSHIP INTEREST IN ANY OF THE PARTNERSHIPS TO WHICH THE FOLLOWING TABLES RELATE.

     THE INCLUSION IN THIS PROSPECTUS OF THE FOLLOWING TABLES DOES NOT IMPLY OR INDICATE IN ANY MANNER THAT THE COMPANY WILL MAKE ANY INVESTMENTS COMPARABLE TO THOSE DISCUSSED IN THE TABLES WITH RESPECT TO THE TYPE OF PROPERTY, CASH FLOW, INCOME TAX DEDUCTIONS AVAILABLE TO INVESTORS OR OTHER FACTORS; NOR DOES IT IMPLY OR INDICATE THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE PARTNERSHIPS REFERRED TO HEREIN.

     NONE OF THE PARTNERSHIPS, PUBLIC OR NON-PUBLIC, TO WHICH
THESE TABLES RELATE, HAD THE SAME INVESTMENT OBJECTIVE AS THE
VACATION INTERESTS.

     TABLE I, EXPERIENCE IN RAISING AND INVESTING FUNDS. If relevant, this table would set forth general information as of December 31, 1996, for the last three years relating to the experience of Jeffrey Keierleber and/or Affiliates in raising funds, such as the gross amount of capital raised, the length of time required to raise the stated amount, and information with respect to the experience of Jeffrey Keierleber and/or Affiliates in investing funds. In this regard, information is given as to the amount of offering expenses, acquisition expenses, percent of capital invested in properties, and other matters. Table I is not applicable because Jeffrey Keierleber and Affiliates have not raised funds during the last three years and therefore Table I is omitted.

     TABLE II, COMPENSATION TO SPONSOR, sets forth the various fees paid to Jeffrey Keierleber and/or Affiliates from the proceeds raised in each offering and from operations for the last three years as of December 31, 1996.

     TABLE III, OPERATING RESULTS OF PRIOR PROGRAMS. If relevant, this table would set forth the yearly unaudited operating results of prior partnerships including a Summary of Operations, Computation of Tax Basis, Computation of Cash Generated and Distribution Data per $1000 Investment for each of the partnerships completing their offerings during the last five years as of December 31, 1996. Table III is omitted because no offerings were completed during the last five years.

     TABLE IV, RESULTS OF COMPLETED PROGRAMS, describes the results of five non-public real estate limited partnerships that have completed operations during the last five years ended September 1, 1997. None of these partnerships had the same investment objectives as the Interests.

     TABLE V, SALES OR DISPOSALS OF PROPERTIES, describes the disposition of nine properties held by four non-public partnerships in the last three years ended September 1, 1997.

                            TABLE II
                     COMPENSATION TO SPONSOR

                                               Other Programs
                                                 (Fourteen)

     Date offering commenced                          Various
     Dollar amount raised                             $44,328,810
     Amount paid to sponsor from
       proceeds of offering:
          Underwriting fees                           $0
          Acquisition fees                            $0

     Dollar amount of cash generated
      from operations before deducting
      payments to sponsor                             $16,977,341

     Amount paid to sponsor from operations:
          Property management fees                    $ 2,910,308
          Partnership management fees                 $    99,445
          Reimbursements                              $ 6,928,901
          Leasing commissions                         $ 0
          Interest Expense                            $   644,920

     Dollar amount of property sales and refinancing
       before deducting payments to sponsor
          -- cash                                     $28,376,341
          -- notes                                    $ 0

     Amount paid to sponsor from property sales
       and refinancing:
          Real estate commissions                     $ 0
          Incentive fees                              $ 0
          Acquisition Fees                            $   242,237
          Mortgage Brokerage Fees                     $   232,600
          Closing Cost Reimbursement                  $     7,200

                                                        TABLE IV
                                              RESULTS OF COMPLETED PROGRAMS

                                                                                     Decade              Decade
                                                                                     Wisconsin           Sunbelt
                         Decade              Decade              Decade              Properties          Properties
Program Name             80-II               80-III              80-XII              III                 Largo

Dollar Amount Raised     $600,000            $850,000            $2,500,000          $1,116,220          $1,890,000
Number of Properties
  Purchased              16                  28                  1                   1                   1
Date of Closing of
  Offering               02/13/81            05/18/81            12/31/84            07/29/82            11/25/83
Date of First Sale
  of Property            11/10/89            03/28/90            12/03/93            06/30/94            08/11/93
Date of Final Sale
  of Property            04/08/96            09/04/92            12/03/93            06/30/94            08/11/93

Tax and Distribution Data per $1,000 Investment

Federal Income Tax Results:
  Ordinary Income (Loss)
  --From Operations      ($3,027)            ($1,851)            ($1,236)            ($1,533)            ($2,336)
  --From Recapture       $119                $149                $207                $265                $221
  Capital Gain (Loss)    $1,908              $1,747              $1,312              $2,030              $1,115
  Deferred Gain          $0                  $0                  $0                  $0                  $0
   Capital               $0                  $0                  $0                  $0                  $0
   Ordinary              $0                  $0                  $0                  $0                  $0

Cash Distributions to Investors

  Source (On GAAP Basis)
  --Investment Income    $0                  $45                 $283                $762                $0
  --Return of Capital    $0                  $1,000              $530(1)             $1,000              $0

  Source (On Cash Basis)
  --Sales                $0                  $1,045              $813                $1,700              $0
  --Refinancing          $0                  $0                  $0(1)               $62                 $0
  --Operations           $0                  $0                  $0$0                $0
  --Other                $0                  $0                  $0                  $0                  $0

Receivable on Net Purchase
  Money Financing        $0                  $0                  $0                  $0                  $0

_________________________

(1)  A distribution of limited partner interests in Decade Companies Income Properties to Holders of Decade 80-XII was
made with $470 of refinancing proceeds treated as a return of capital.

                                                         TABLE V
                                            SALES OR DISPOSALS OF PROPERTIES

                                           SELLING PRICE, NET OF CLOSING COSTS
                                                  AND GAAP ADJUSTMENTS

                                                               CASH          MORTGAGE  PURCHASE   ADJUSTMENTS
                                                  DATE         RECEIVED      BALANCE   MONEY      RESULTING
                                                  OF           NET OF        AT TIME   MORTGAGE   FROM
                                 DATE             SALE         CLOSING       OF        TAKEN BY   APPLICATIONS
PROPERTY                         ACQUIRED         (1)          COSTS         SALE      PROGRAM    OF GAAP         TOTAL

2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   01/31/81       08/31/94      $81,089          $0       $0            $0     $81,089(2)
2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   01/31/81       07/28/95      $77,473          $0       $0            $0     $77,473(3)
2 RESIDENTIAL UNITS,
 HARTLAND, WI                    12/31/80       04/08/96      $76,248          $0       $0            $0     $76,248(4)
2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   04/30/82       09/30/94     $149,921          $0       $0            $0    $149,921(5)
2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   04/30/82       10/17/94      $79,883          $0       $0            $0     $79,883(6)
2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   03/31/82       11/29/94      $76,945          $0       $0            $0     $76,945(7)
2 RESIDENTIAL UNITS,
 MILWAUKEE, WI                   04/30/82       12/12/95      $77,235          $0       $0            $0     $77,235(8)
2.5 UNDEVELOPED ACRES,
 NEW BERLIN, WI                  08/16/89       08/20/96      $49,145          $0       $0            $0     $49,145(9)
76 APARTMENT UNITS,
 MIDDLETON, WI                   06/30/82       06/30/94   $2,569,545  $1,061,165       $0            $0 $3,630,710(10)


                                 COST OF PROPERTIES INCLUDING CLOSING AND RELATED COSTS

                                                                                       EXCESS
                                                      TOTAL                        (DEFICIENCY) OF
                                                   ACQUISITION                   PROPERTY OPERATING
                                   ORIGINAL       COST, CAPITAL                     CASH RECEIPTS
                                   MORTGAGE   IMPROVEMENT, CLOSING                    OVER CASH
PROPERTY                           FINANCING     AND SOFT COSTS         TOTAL       EXPENDITURES

2 RESIDENTIAL UNITS, MILWAUKEE, WI       $87,878          $676         $88,554        ($7,465)
2 RESIDENTIAL UNITS, MILWAUKEE, WI       $70,944       $14,999         $85,943        ($8,470)
2 RESIDENTIAL UNITS, HARTLAND, WI        $80,000        $2,088         $82,088        ($5,840)
2 RESIDENTIAL UNITS, MILWAUKEE, WI       $74,601        $4,958         $79,559        $70,362
2 RESIDENTIAL UNITS, MILWAUKEE, WI       $73,387       $10,749         $84,136        ($4,253)
2 RESIDENTIAL UNITS, MILWAUKEE, WI       $73,213       $10,923         $84,136        ($7,191)
2 RESIDENTIAL UNITS, MILWAUKEE, WI       $75,719       $15,173         $90,892       ($13,657)
2.5 UNDEVELOPED ACRES, NEW BERLIN, WI         $0       $42,915         $42,915         $6,230
76 APARTMENT UNITS, MIDDLETON, WI     $1,450,000    $1,266,658      $2,716,658       $914,052


(1)  NO SALES OF PROPERTIES ARE RELATED TO PARTIES
(2)  OF THE $55,183 OF GAIN RECOGNIZED, $53,602 WAS CAPITAL GAIN AND $2,121 WAS ORDINARY INCOME
(3)  OF THE $57,157 OF GAIN RECOGNIZED, $56,602 WAS CAPITAL GAIN AND $1,095 WAS ORDINARY INCOME
(4)  OF THE $54,911 OF GAIN RECOGNIZED, $52,607 WAS CAPITAL GAIN AND $2,304 WAS ORDINARY INCOME
(5)  OF THE $133,547 OF GAIN RECOGNIZED, $125,869 WAS CAPITAL GAIN AND $7,678 WAS ORDINARY INCOME
(6)  OF THE $65,234 OF GAIN RECOGNIZED, $60,144 WAS CAPITAL GAIN AND $5,090 WAS ORDINARY INCOME
(7)  OF THE $64,580 OF GAIN RECOGNIZED, $59,637 WAS CAPITAL GAIN AND $4,943 WAS ORDINARY INCOME
(8)  OF THE $63,817 OF GAIN RECOGNIZED, $54,151 WAS CAPITAL GAIN AND $9,666 WAS ORDINARY INCOME
(9)  ALL OF THE $6,585 OF GAIN RECOGNIZED WAS CAPITAL GAIN
(10) OF THE $1,442,706 OF GAIN RECOGNIZED, $1,280, 799 WAS CAPITAL GAIN AND $161,907 WAS ORDINARY INCOME


     LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Certain indemnification agreements to be entered into with Charthouse and the Company's Articles of Incorporation and Bylaws require the Company to indemnify the director and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     The Company will enter into indemnification agreements with its director and each of its officers. The indemnification agreements will require, among other things, that the Company indemnify its director and officers to the fullest extent permitted by law and advance to the director and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company also must indemnify and advance all expenses incurred by its director and officers seeking to enforce their rights under the indemnification agreement and cover the director and officers under the Company's liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles and Bylaws, it provides greater assurance to the director and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the director or by the Holders to eliminate the rights it provides.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the director, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Prior to seeking court approval for indemnification, the Company will cause the party seeking indemnification to apprise the court of the position of state administrators and the Securities and Exchange Commission with respect to indemnification for securities laws violations and to submit to such court the question whether such indemnification is or is not against public policy, as expressed in the Securities Act (in light of the position of the state administrators and the Securities and Exchange Commission).


                          LEGAL MATTERS

     Quarles & Brady, Milwaukee, Wisconsin, has passed upon the validity of the issuance of the Interests offered, pursuant to this Prospectus and on certain tax matters as described under "Federal Income Tax Considerations" and "Certain Florida Tax Considerations." Quarles & Brady has in the past represented and is presently representing the Company and Decade Properties, Inc. in certain other matters. Holders with specific tax considerations not discussed above or special circumstances should seek the advice of qualified and independent legal counsel.

     There are currently no pending legal proceedings which would have a materially adverse effect on the Company, nor are there any proceedings in process, or known to be contemplated by any governmental authority, which would have a material effect on the Company.


                             EXPERTS

     The balance sheet of the Company, dated as of August 31, 1997 and statements of operating revenues and certain expenses of Chart House Suites hotel for the fiscal years ending November 30, 1994 through 1996 have been audited by Virchow, Krause & Company, LLP, independent auditors, and they are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     On September 8, 1997, the Company approved the engagement of Virchow, Krause & Company, LLP as its independent auditors for the balance sheet dated August 31, 1997, to replace the firm of Ernst & Young LLP, who were dismissed as auditors of the Company

     The decision to change the Company's independent auditors was due to reduce costs and administrative reasons.

     The reports of Ernst & Young LLP on the Company's balance sheets dated December 31, 1996 and June 30, 1997, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the Company's balance sheets as of December 31, 1996 and June 30, 1997, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report.

//
          FINANCIAL STATEMENTS AND RELATED INFORMATION

CHART HOUSE SUITES
Clearwater, Florida

STATEMENT OF OPERATING REVENUES
AND CERTAIN EXPENSES

For the nine months ended August 31, 1997
(unaudited)

TABLE OF CONTENTS
For the nine months ended August 31, 1997
(unaudited)

Statement of Operating Revenues and Certain Expenses            3

Note to Financial Statement                                     5

STATEMENT OF OPERATING REVENUES AND CERTAIN EXPENSES
For the nine months ended August 31, 1997
(unaudited)

OPERATING REVENUES
Total rental income                                       379,931

OTHER INCOME
Telephone                                                   6,159
Miscellaneous/other                                         3,220
Sales tax income                                              515
Interest income                                             3,804
 Total Other Income                                        13,698

    Total Operating Revenues                              393,629

CERTAIN EXPENSES
Salaries
Salaries-administration                                     4,393
Salaries-housekeeping                                      17,698
Manager on-site                                            20,307
Operations/front desk                                      21,695
Salaries-maintenance/grounds                               15,137
Payroll taxes (included above)                               ----
Management fee                                             22,250

    Total Salaries                                        101,480

Direct Expenses
Insurance                                                   9,369
Maintenance services/supplies                               6,393
Electric-units                                             11,433
Propane gas                                                 4,040
Water/sewer                                                10,806
Trash removal                                               2,047
Cable television                                            2,628
Grounds                                                     1,753
Sales and marketing                                        18,422
Telephone                                                   6,273
Laundry/cleaning supplies                                   7,325
Real estate tax                                            20,700
Administrative miscellaneous                               16,430

 Total Direct Expenses                                    117,619

REPAIR AND MAINTENANCE EXPENSES
Furniture                                                   1,974
Locks and keys                                              1,214
Pool maintenance                                            1,093
Telephone equipment                                         1,015
Electrical/mechanical                                       1,014
Roof                                                          892
Elevators                                                     850
Other maintenance                                           3,555
 Total Repair and Maintenance Expenses                     11,607

Total Expenses                                            230,706

EXCESS OF OPERATING REVENUES
 OVER CERTAIN EXPENSES                                   $162,923

NOTE TO FINANCIAL STATEMENT
For the nine months ended August 31, 1997
(unaudited)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Chart House Suites is a 25 unit hotel complex located in Clearwater, Florida. The hotel opened for business on April 21, 1994.

Basis of Accounting

The accompanying statement of operating revenues and certain expenses reflects income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

Repairs and Maintenance

Ordinary maintenance and repairs are charged to operations when incurred, while expenditures which significantly increase asset lives or values are capitalized.

Charthouse Suites
Vacation Ownership, Inc.



Balance Sheet

August 31, 1997
with Report of Independent Auditors
Charthouse Suites Vacation Ownership, Inc.

Balance Sheet


August 31, 1997




Contents

Report of Independent Auditors............................... 1

Balance Sheet.................................................2

Notes to Balance
Sheet.....................................................3 - 9

Report of Independent Auditors




The Board of Directors
Charthouse Suites Vacation Ownership, Inc.

We have audited the accompanying balance sheet of Charthouse Suites Vacation Ownership, Inc. (the Company) as of August 31, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at August 31, 1997, in conformity with generally accepted accounting principles.



VIRCHOW, KRAUSE & COMPANY, LLP


Waukesha, Wisconsin
September 8, 1997, except for Note 7 as to which the date is October 15, 1997


Charthouse Suites Vacation Ownership, Inc.

Balance Sheet


August 31, 1997


Assets
Cash                                                          936
Prepaid expenses                                            9,064
Total assets                                               10,000

Shareholder's equity
Common stock, par value $.01 per share, authorized
  10,000 shares, issued 100 shares                              1
Paid-in-capital                                            99,999
                                                          100,000

Less: Stock subscription receivable                        90,000
Total shareholder's equity                                 10,000

Charthouse Suites Vacation Ownership, Inc.

Notes to Balance Sheet

August 31, 1997

1.  Organization, Description of Business, and Planned Offering

Charthouse Suites Vacation Ownership, Inc., a Florida Corporation (the Company) was formed on April 16, 1996, to facilitate the sale of interests (through an Offering) to rent or use the Chart House Suites Hotel (the Hotel) located in Clearwater, Florida. The Company intends to sell, A, B, C, D, E and F Class Interests (the Interests). Purchasers of the Interests will have the right to use for two specific consecutive weeks of every Spring, Summer, Fall and Winter season until December 31, 2040, a hotel suite of a certain category in the Hotel. Owners of the Interests do not acquire an ownership or equity interest in the Company, but pursuant to the Charthouse Suites Vacation License Plan, will acquire a license right to utilize a suite in the Hotel.

The Company plans to offer for sale the following Interests:

                              Number of      Price Per
          Class of Interest   Interests      Interest

               A Interest          36         $18,500
               B Interest          24          21,500
               C Interest          36          25,000
               D Interest          36          36,500
               E Interest          12          39,500
               F Interest           6          60,000

Amounts received by the Company in connection with the sale of the license interests will be recorded as income over the contractual life of the license agreement, using the straight-line method. Assuming the maximum number of Interests are sold, the gross proceeds from the sale will be approximately $4,248,000 exclusive of offering expenses. If fewer than 76 Interests are sold by September 30, 1998, the Company has an option to cancel the licenses and return the entire subscription amount, reduced by certain payments or benefits received, to investors.

Holders of Interests will be required to share in the annual maintenance and other related costs, expenses and reserves of providing the Hotel services and property and equipment for their respective Unit Weeks in the Hotel. Holders will be assigned a proportionate share of such expenses based upon a defined formula pursuant to a Charthouse Suites Vacation License Plan with Decade Properties, Inc. (Decade, an affiliate of the Company) allocating fixed and variable costs to their respective class of Interests.

An investor may finance the purchase of an Interest through the Company by paying at least 30% of the subscription price and entering into a subscription agreement for the remainder of the subscription price to be payable over a maximum of 360 monthly installments with increased licensing payments up to a maximum of 9% per year which have the effect of an interest charge on the amounts outstanding.

Under a Guaranteed Rental Agreement, developed as an incentive to early purchasers of Interests, the Company has guaranteed that investors purchasing Interests within one year of the effective date of the planned offering, will receive guaranteed rental payments, as defined, at varying rates, in exchange for the use of unit weeks of Hotel suites. All rights exchanged for the use of the Hotel suites must be exercised no later than five years after the effective date of the offering. Alternatively, investors purchasing Interests within one year of the effective date of the offering may elect to receive a cash discount ranging from 1.5% to 5% applicable to the subscription price (depending on the date an Interest is purchased) in lieu of the Guaranteed Rental Arrangement.

2.  Shareholder's Equity

On April 16, 1996, the Company's sole shareholder entered into a subscription agreement to purchase 100 shares of the Company's common stock for $1,000 per share or an aggregate subscription price of $100,000. As of August 31, 1997, the sole shareholder had paid $10,000 of the subscribed amount.

3.  Transactions with Related Parties

Affiliates of the Company will provide management and consulting services to the Company including the rental services pursuant to agreements with the Hotel.

Decade will sell the hotel to the Company (see Note 7) and be employed by the Company to provide property management services to the Hotel. The Company has entered into a Property Management Agreement with Decade whereby Decade will manage the Hotel until December 31, 2040, for a fee of $2,500 a month (such fee to increase by the CPI index increase on the first of each year beginning January 1, 1998) plus reimbursement of defined expenses. The Property Management Agreement provides for a payment to Decade equal to the present value (using an 8% discount rate) of the remaining future payments to be received in the event Decade is removed, in part or whole, as the property manager.

Holders of the Interests may utilize the Company's rental services if they do not want to or cannot use one or more of their allotted weeks of each year. Decade will provide rental services for a fee equal to 5% of the rental revenue. Interest holders may also seek to have Decade enter into individual property management agreements.

DPI Construction & Engineering Corp. ("DPIC&E"), an affiliate of the Company, is engaged in the general contracting business. The Company may enter into agreements with DPIC&E whereby DPIC&E will provide services in connection with renovation and remodeling work on the Hotel.

Decade and affiliates will be reimbursed for the actual cost of goods and materials used by or for the Company, including the following general functions of the Company: Company operations, Company accounting, investor communications, investor documentation, legal services, tax services, computer services, risk management, Company organizational and offering expenses, and any other related operational and administrative expenses necessary for the organization and operation of the Company.

4.  Offering Costs

As of August 31, 1997, $194,459 of legal and accounting fees had been incurred by Decade related to the planned offering discussed in Note 1. The Company has agreed to indemnify and reimburse Decade for such costs only if the planned offering occurs and sufficient funds become available. At that time, the Company will record such amounts in its financial statements.

5.  Income Taxes

The Company is taxed on its income for federal and state income taxes under the laws of subsection "C" of the Internal Revenue
Code.  No provision for income taxes was recorded as of August
31, 1997, and the Company has not commenced operations.

6.  Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

7.  Pro Forma Acquisition (Unaudited)

On June 30, 1997, the Company entered into an agreement to acquire the Hotel from Decade for approximately $1.8 million.
The purchase is contingent upon the Offering achieving the sale of the 76 interests. Decade will provide financing for the whole purchase price of approximately $1.8 million through an unsecured demand note payable with interest only payable monthly at 8%.
The following unaudited pro forma balance sheet as of August 31, 1997, reflects the acquisition of the Hotel from Decade that will occur subsequent to August 31, 1997, as if such transactions had occurred as of August 31, 1997. The pro forma presentation shows the possible scope of the change in the historical financial position caused by the transaction.

The following pro forma statements of operations for the nine months ended August 31, 1997, and the year ended November 30, 1996, give effect to the hotel acquisition as if it were consummated as of the first day of the respective periods. The pro forma presentation shows the possible scope of the change in the historical results of operations by presenting the income from continuing operations with the hotel. The pro forma statements of operations reflect that historical rental income is received by the Company on behalf of the rental pool and, therefore, is subject to a fee for rental services equal to 5% of the rental revenues. The pro forma statements of operations include the historical property management fee as part of the salary expense category. Under the Property Management Agreement described in footnote 3 herein, a fee of $2,500 per month is due, and such amount is not materially different from the actual property management fee incurred during the pro forma periods shown. Therefore, no adjustment to the historical results was made.


                                                                 Balance Sheet
                                                                 August 31, 1997
                                                                 (unaudited)

                                             Historical                                   Pro-Forma
                                             Charthouse                                   Charthouse
                                             Suites Vacation                              Suites Vacation
                                             Ownership, Inc.          Acquisition         Ownership, Inc.
Assets

Cash                                              936                                          936
Prepaid expenses                                9,064                                        9,064
Investment in real estate                                             1,811,900(A)       1,811,900
Total assets                                   10,000                 1,811,900          1,821,900

Liabilities and Shareholder's equity
Note payable to affiliate                                             1,811,900(A)       1,811,900
Common stock, par value $.01 per
  share, authorized 10,000 shares,
  issued 100 shares                                 1                                            1
Paid-in-capital                                99,999                                       99,999
                                              100,000                                      100,000
Less:  Stock subscription receivable           90,000                                       90,000
Total shareholder's equity                     10,000                                       10,000
Total liabilities and shareholder's equity     10,000                 1,811,900          1,821,900

(A) To reflect the acquisition of the Charthouse Hotel and the financing provided from Decade Properties, Inc.

                                                       Condensed Statement of Operations
                                                       For the year ended November 30, 1996
                                                                 (Unaudited)

                                                            Pro Forma Adjustments
                                                              Due to Acquisition


                                   Historical          Historical                                   Pro Forma
                              Charthouse Suites        Charthouse                                   Charthouse
                                   Vacation            Suites Hotel             Other            Suites Vacation
                                Ownership, Inc.        Operations            Adjustments          Ownership, Inc.

Operating Revenues
     Total rental income                0                452,981             (22,649)(D)            430,332
     Other Income                       0                 14,220                   0                 14,220
Total Operating Revenues                0                467,201             (22,649)               444,552

Expenses
     Salaries                           0                127,377                   0                127,377
     Direct Expenses                    0                150,287                   0                150,287
     Repair and Maintenance             0                 25,114                   0                 25,114
Total                                   0                302,778                   0                302,778
Excess of Operating Revenues
     Over Expenses                      0                164,423             (22,649)               141,774
Interest Expense                        0                      0            (144,000)(B)           (144,000)
Depreciation                            0                      0             (44,000)(C)            (44,000)
Net Income (loss)                       0                164,423            (210,649)               (46,226)

(B) To reflect interest expense of the acquisition at an interest rate of 8% per annum.

(C) To reflect depreciation expense of the acquisition using straight line depreciation over 40 years for the building and 7 years for furniture and equipment.

(D) To reflect fee for rental services equal to 5% of the rental revenues.

                                                       Condensed Statement of Operations
                                                  For the nine months ended August 31, 1997
                                                                 (Unaudited)

                                                            Pro Forma Adjustments
                                                              Due To Acquisition

                                   Historical          Historical                                   Pro Forma
                              Charthouse Suites        Charthouse                                   Charthouse
                                   Vacation            Suites Hotel             Other            Suites Vacation
                                Ownership, Inc.        Operations            Adjustments          Ownership, Inc.

Operating Revenues
     Total rental income                0                379,931             (18,997)(D)            360,934
     Other Income                       0                 13,698                   0                 13,698
Total Operating Revenues                0                393,629             (18,997)               374,632

Expenses
     Salaries                           0                101,480                   0                101,480
     Direct Expenses                    0                117,619                   0                117,619
     Repair and Maintenance             0                 11,607                   0                 11,607
Total                                   0                230,706                   0                230,706
Excess of Operating Revenues
     Over Expenses                      0                162,923             (18,997)               143,926
Interest Expense                        0                      0            (108,000)(B)           (108,000)
Depreciation                            0                      0             (33,000)(C)            (33,000)
Net Income (loss)                       0                162,923            (159,997)                 2,926

(B) To reflect interest expense of the acquisition at an interest rate of 8% per annum.

(C) To reflect depreciation expense of the acquisition using straight line depreciation over 40 years for the building and 7 years for furniture and equipment.

(D) To reflect fee for rental services equal to 5% of the rental revenues.

                       CHART HOUSE SUITES


                   NOTE TO FINANCIAL STATEMENT
            For the nine months ended August 31, 1997
                            (unaudited)



NOTE 1 - Nature of Business and Significant Accounting Policies



  Nature of Business

Chart House Suites is a 25 unit hotel complex located in Clearwater, Florida. The hotel opened for business on April 21, 1994.

  Basis of Accounting

The accompanying statements of operating revenues and certain expenses reflects income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

  Repairs and Maintenance

Ordinary maintenance and repairs are charged to operations when incurred, while expenditures which significantly increase asset lives or values are capitalized.

                       CHART HOUSE SUITES
                       Clearwater, Florida


                STATEMENTS OF OPERATING REVENUES
                      AND CERTAIN EXPENSES

            Including Independent Accountants' Report

                November 30, 1996, 1995 and 1994

                       CHART HOUSE SUITES


                        TABLE OF CONTENTS
                 November 30 1996, 1995 and 1994







Independent Accountants' Report                                 1

Statements of Operating Revenues and Certain Expenses           2

Note to Financial Statements                                    3

Virchow, Krause & Company, LLP
Certified Public Accountants & Consultants




                 INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Decade Properties, Inc.
Brookfield, Wisconsin

We have audited the accompanying statements of operating revenues and certain expenses of Chart House Suites for the years ended November 30, 1996, 1995 and 1994. The financial statements are the responsibility of the Partnership's management. Our responsibility to express an opinion on the accompanying statements of revenues and certain expenses based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying revenues and certain expenses for the years ended November 30, 1996, 1995 and 1994, presents fairly, in all material respects, the operating revenues and certain expenses, exclusive of those described in Note 1, of Chart House Suites for the years ended November 30, 1996, 1995 and 1994, in conformity with the basis of accounting described in
Note 1 to the accompanying schedules.

This report is intended solely for purposes of compliance with form S-11, Registration Statement under the Securities Act of
1933, and should not be used for any other purposes.


                                   VIRCHOW, KRAUSE & COMPANY, LLP

Waukesha, Wisconsin
January 9, 1997

                       CHART HOUSE SUITES


      STATEMENTS OF OPERATING REVENUES AND CERTAIN EXPENSES
      For the Years Ended November 30, 1996, 1995 and 1994



                                      1996      1995     1994
OPERATING REVENUES
 Total rental income               $452,981  $327,031  $72,687

OTHER INCOME
 Telephone                           10,412     9,840    3,328
 Miscellaneous/other                  1,663     2,901      349
 Sales tax income                       650       582      152
 Interest income                      1,495       767      325
  Total Other Income                 14,220    14,090    4,154
   Total Operating Revenues         467,201   341,121   76,841

CERTAIN EXPENSES
Salaries
 Salaries-administration              6,221     5,161        -
 Salaries-housekeeping               27,361    24,698    7,620
 Manager on-site                     24,056    17,226    8,321
 Operations/front desk               27,386    17,226    8,321
 Salaries-maintenance/grounds        15,174    13,026   13,981
 Payroll taxes (included above)           -         -        -
 Management fee                      27,179    16,311        -
   Total Salaries                   127,377    93,648   38,243


Direct Expenses
 Insurance                           12,492    11,048   12,488
 Maintenance services/supplies       11,922     8,352    5,108
 Electric-units                      15,868    14,613    9,115
 Propane gas                          4,020     1,272        -
 Water/sewer                          9,432     8,287    7,286
 Trash removal                        2,067     1,681    1,004
 Cable television                     3,741     3,084    1,870
 Grounds                              2,575     1,238    1,725
 Sales and marketing                 19,659    24,246   21,858
 Telephone                           10,201     9,646    5,218
 Laundry/cleaning supplies            8,976     8,641   12,820
 Real estate tax                     27,595    24,867   15,114
 Administrative miscellaneous        21,739    24,436   17,450
  Total Direct Expenses            $150,287  $141,411 $111,056

                                      1996     1995       1994
REPAIR AND MAINTENANCE EXPENSES
 Roof                              $       - $       - $       -
 Painting                              1,943       470       510
 Furniture/equipment/interior         18,219    31,744    10,949
 Pool maintenance                        758     3,554         -
 Pavement                                  -         -    13,792
 Reserved for others                   4,194     1,802     5,666
  Total Repair and                    25,114    37,570    30,917
  Maintenance Expenses


Total Expenses                       302,778   272,629   180,216


EXCESS OF OPERATING REVENUES
 OVER CERTAIN EXPENSES             $ 164,423 $  68,492 $(103,375)















                    See Accountants' Report.

                       CHART HOUSE SUITES


                   NOTE TO FINANCIAL STATEMENT
                November 30, 1996, 1995 and 1994



NOTE 1 - Nature of Business and Significant Accounting Policies



  Nature of Business

Chart House Suites is a 25 unit hotel complex located in Clearwater, Florida. While the hotel was owned for the whole year in 1994, it opened for business on April 21, 1994.

  Basis of Accounting

The accompanying statements of operating revenues and certain expenses reflect income and expenses that are directly attributable to the operations of the hotel complex, and that are not dependent upon a particular owner of the property. As a result, certain expenses which are included in the accounting records of the property are not included in the accompanying financial statements. These expenses are depreciation, amortization, mortgage interest, and certain office and administrative expenses.

  Repairs and Maintenance

Ordinary maintenance and repairs are charged to operations when incurred, while expenditures which significantly increase asset lives or values are capitalized.

                            GLOSSARY

     "Annual Assessment" means the share of funds required for the payment of Common Expenses, which is assessed annually against a Licensee by the Company.

     "Articles" means the Articles of Incorporation of the Company.

     "Assigned Unit" means the Unit of a certain category of hotel suite or studio assigned to a Licensee by the Company at the time of conveyance of a License, which the Licensee may occupy during the Licensee's "Assigned Unit Week" (as hereinafter defined).

     "Assigned Unit Week" means the Unit Week assigned to a Licensee by the Company at the time of conveyance of a License.

     "Board" means the Board of Directors of the Company.

     "By-Laws" means the By-Laws of the Company.

     "Charthouse Rental Pool" means the income generated from the rental of Unit Weeks placed in pool the plus miscellaneous income from operating the Chart House Suites hotel such as telephone income.

     "Common Amenities" means the Resort Facility's swimming pool, administrative office and laundry facilities. The Common Amenities may be expanded from time to time, in the sole discretion of the Company, in the manner provided for in the License Plan. Licensees of the Resort Facility do not acquire any direct ownership in the Common Amenities. However, the Common Amenities are available for reasonable use by Licensees.

     "Common Areas" means those portions of the Resort Facility which are not included in the Units or Common Amenities.

     "Common Expenses" means costs incurred in the operation of the Resort Facility, the Common Amenities, and Common Areas and includes:

          1. Costs relating to or incurred in the operation, maintenance, repair or replacement of the Units, the Common Areas and the Common Amenities, including, but not limited to, real estate taxes, costs of carrying out the powers and duties of the Company and costs of fire and extended coverage insurance; and

          2. Any other expenses designated as "Common Expenses" in accordance with applicable law by the Company, in its sole discretion, or as set forth in the License Plan.

     "Company" means Charthouse Suites Vacation Ownership, Inc., a Florida corporation, its grantees, successors and assigns.

     "Holder" means the owner of a License, as reflected on the books and records of the Company.

     "Interests" means Class A, B, C, D, E and/or F Charthouse
Suites Vacation Interests described in the Prospectus and the License Plan.

     "License" means the ownership of a time share license which is an estate for years, terminating on December 31, 2040 as described in the Plan.

     "Licensee" means a person to whom the Company has conveyed of record of a License, his heirs, successors and assigns.

     "License Plan"  means the Charthouse Suites Vacation License
Plan, as amended from time to time.  See Annex A.

     "Resort Facility" means the property described on Exhibit "A" attached to the License Plan, and all improvements thereon (including the Units and the Common Areas and all furniture, furnishings and fixtures therein) and all easements and rights appurtenant thereto intended for use in connection therewith, but does not include the attached marina, which remains the sole and exclusive property of Decade Properties, Inc., or its grantees, successors and assigns.

     "Rental Pool" means the arrangement under which rental and certain other revenues attributable to Units available for rental in a Unit Week are aggregated and shared among Licensee making their Units available for rental during that Unit Week through the Rental Pool.

     "Rules and Regulations" means the Rules and Regulations for Chart House Suites Hotel. See Annex B.

     "Service Period" means that period of time designated by Charthouse Suites Vacation Ownership, Inc., in its sole discretion, commencing at the end of each Unit Week and ending at the beginning of the next Unit Week, or as necessary, to be used by the Company to clean, service and maintain a Unit and the Common Areas. The Service Period shall initially run for six hours from 10:00 a.m. until 4:00 p.m. However, it may be changed by the Company in its sole discretion; provided, however, that the Service Period will not normally be less than three hours nor more than seven hours.

     "Special Assessment" means a share of funds required for the payment of Common Expenses which, from time to time, is assessed against a Licensee in addition to the Annual Assessment.

     "Suite" means a suite or studio at the Chart House Suites hotel as described in detail in the License Plan.

     "Unit" means a part of the Resort Facility which is subject to exclusive possession of a Licensee.

     "Unit Week" means a period of use of a Unit which shall consist of seven days. Unit Weeks are computed as follows:

          Unit Week No. 1 is the seven days commencing on the first Friday, Saturday or Sunday in each year.

          Unit Week No. 2 is the seven days succeeding.

          Additional Unit Weeks, up to, and including Unit Week
          No. 51, are computed in a like manner.

          Unit Week No. 52 contains the seven days succeeding the end of Unit Week No. 51, without regard to the month or year. Unit Weeks run from 12:00 p.m. on the first Sunday of the Unit Week to 12:00 p.m. on the last Saturday of the Unit Week, and include the service period as defined in Article I (V) hereof. Any excess days not otherwise assigned shall remain the property of Decade Properties, Inc.

                             ANNEX A

                          LICENSE PLAN


THIS INSTRUMENT PREPARED BY:
Mary Neese Fertl, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Suite 2900
Milwaukee, WI  53202

                              VACATION LICENSE PLAN

                                       FOR

                                CHARTHOUSE SUITES


     This Vacation License Plan (the "Plan") for Charthouse
Suites is made this ____ day of __________, 1997, by CHARTHOUSE
SUITES VACATION OWNERSHIP, INC., a Florida corporation (the
"Developer").

     WHEREAS, the Developer has the right to acquire the real property described on Exhibit A (the "Property") and the current owner which owns in fee simple of the real property has agreed to sell the property to the Developer; and

     WHEREAS, the Developer desires to sell Vacation Interests, with Rental Pool Arrangement (the "Interests"), which shall entitle the holder to the income arising from rental or, upon the proper notice, the license right to use for eight weeks in each calendar year (two weeks in each season), a studio or suite of a certain category in Charthouse Suites located upon the Property, until December 31, 2040, pursuant to the terms of a Subscription and Purchase Agreement for Charthouse Suites Vacation Interests between the Developer and the purchaser; and

     WHEREAS, the Developer desires to provide for the preservation of the values and the amenities which are available for use by the purchasers of Interests, and to this end does hereby establish this Vacation License Plan as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Developer hereby declares that the Property shall be owned, held, used, transferred, sold, conveyed, demised and occupied, subject to the conditions, covenants, restrictions, easements, reservations, regulations and burdens hereinafter set forth, until this Plan is terminated as provided herein.

                               ARTICLE I

                              DEFINITIONS

     The following words and phrases when used in the Plan
(unless the context should clearly reflect another meaning) shall have the following meanings:

     A. "Advisory Committee" means the board of Licensees selected by the Developer pursuant to the terms of this Plan.

     B. "Annual Assessment" means the share of funds required for the payment of Common Expenses, which is assessed annually against a Licensee.

     C. "Assigned Unit Weeks" means the Unit Weeks assigned to a Licensee by the Developer pursuant to the Subscription
Agreement executed by such Licensee and the Developer or assigned by the Managing Entity.

     D. "Common Elements" means the studios or suites, the four-story hotel structure, including, without limitation, the hallways, elevators, mechanical equipment, heated swimming pool, the parking areas and the laundry room.

     E. "Common Expenses" means the costs incurred in the operation of the Resort Facility, as more particularly set forth in this Plan.

     F. "Developer" means Charthouse Suites Vacation Ownership, Inc., its grantees, successors and assigns. A "Licensee" (as hereinafter defined) shall not by reason of the purchase of a "License" (as hereinafter defined) be deemed a grantee, successor or assign of the Developer's rights or obligations under the Plan, unless such Licensee acquires the Interests for purposes of resale or is specifically so designated as a successor or assign of the Developer's rights or obligations in the respective instrument of conveyance or other instruments executed by the Developer. Nothing herein shall be deemed to contradict the definition of Developer in the Act with regard to the sale of Licenses.

     G. "Interest" or "License" means a right to collect revenues, if any, arising from rental or, upon proper notice, the right to occupy a certain category of suite in Charthouse Suites for the Weeks assigned to the Licensee under a Subscription Agreement, which License, if not sooner terminated, shall terminate on December 31, 2040, which right is neither coupled with a freehold interest nor coupled with an estate for years with a future interest in a property, as described in the Plan.

     H. "Licensee" means a person to whom the Developer has entered into a Subscription Agreement, his heirs, successors or assigns.

     I. "Managing Entity" means Charthouse Suites Vacation Ownership, Inc., its grantees, successors or assigns, or such other entity designated by the Developer from time to time to serve as such Managing Entity, which party has acknowledged in writing it has accepted the duties and obligations of serving as Managing Entity.

     J.   "Plan" or "Vacation License Plan" means this Vacation
License Plan, as amended from time to time.

     K. "Resort Facility" means the Chart House Suites hotel property described on attached Exhibit A, all improvements thereon (including the suites, the Common Elements and all furniture, furnishings and fixtures therein) and all easements and rights appurtenant thereto intended for use in connection therewith. The Resort Facility does not include the Marina or its successor operations.

     L. "Rules and Regulations" means the Rules and Regulations established and promulgated from time to time by the Managing
Entity with respect to the use of the Resort Facility.

     M. "Service Period" means that period of time commencing at the end of each Unit Week and ending at the beginning of the next Unit Week to be used by the Managing Entity to clean, service and maintain a Unit.

     N. "Special Assessment" means a share of funds required for the payment of Common Expenses, which from time to time is assessed against a Licensee in addition to the Annual Assessment.

     O. "Unit" means one of the 25 suites in the Resort Facility.

"Units" means more than one Unit.

     P. "Unit Week" or "Week" means a period of use of a Unit, which shall consist of seven (7) days. Unit Weeks are computed as follows:

               Unit Week No. 1 is the Seven (7) Days
               commencing on the first Friday, Saturday or Sunday in each calendar year.

               Unit Week No. 2 is the Seven (7) Days
               succeeding.

               Additional Unit Weeks, up to and including
               Unit Week No. 52, are computed in a like manner.

               Occupancy shall begin at 4:00 P.M. on the Start Day and end at 10:00 A.M. on the same day of the immediately following week. Any excess days not otherwise assigned shall remain the property of the Developer.

                               ARTICLE II

          DESCRIPTION OF IMPROVEMENTS AND TIME SHARING PLAN

     A.   Description of Resort Facility.

          The Resort Facility includes a four-story hotel containing 25 studios or suites located at 850 Bayway Boulevard, Clearwater Beach, Florida, together with certain common amenities, as exist from time to time, including the heated swimming pool, parking areas, laundry room and administrative office. The Resort Facility is owned in fee simple by Decade Properties, Inc. which has agreed to sell the property to the Developer. The Resort Facility does not include the Marina. The Developer has been formed to facilitate the sale of Interests to use the Resort Facility.

      B.   Vacation License Plan.

           The Developer shall enter into a License with each Licensee, whereby such Licensee is granted the right to receive rental revenue arising from rental of the Unit, if any, or, upon written request, to occupy a particular category of suite for eight weeks each calendar year (two weeks in each season) terminating on December 31, 2040. Winter is Weeks 46-52 and 1-6, Spring is Weeks 7-19, Summer is Weeks 20-32 and Fall is Weeks 33-
45. The Developer and/or Managing Entity shall establish the annual Schedule, in its sole discretion, whose decision as to the Weeks assigned to a Licensee each calendar year shall be final. The particular Unit to which the Licensee's Weeks shall be applicable shall be assigned by the Developer and/or the Managing Entity in the category of the Class of Interest purchased by the Licensee. The category of suite or studio that may be used by a Licensee shall be determined by the Class of Interest purchased by the Licensee. The Classes of Interests are as follows:

Class A                       The ownership of A Interests allows the
Interests"Standard            Licensee use of a standard studio with
Studio:                       two queen-sized beds overlooking the
                              marina and Clearwater Bay, for two weeks in each season until December 31, 2040.
                              Units 201, 202, 301, 302, 401 and 402 in
                              Chart House Suites hotel are the studios applicable to the Class A Interests.

Class B                       The ownership of B Interests allows the
Interest"King                 Licensee use of a spacious king studio
Studio:                       with one king-sized bed overlooking the
                              marina and Clearwater Bay, for two weeks in each season until December 31, 2040.
                              Units 103, 104, 105 and 106 in Chart
                              House Suites hotel are the studios
                              applicable to the Class B Interests.

Class C                       The ownership of C Interests allows the
Interests"Large               Licensee use of a large studio with two
Studio:                       queen-sized beds overlooking Clearwater
                              Bay, the marina or southern exposure,
                              for two weeks in each season until
                              December 31, 2040.  Units 101, 102, 206,
                              207, 305 and 306 in Chart House Suites
                              hotel are the studios applicable to the
                              Class C Interests.

Class D Interests"            The ownership of D Interests allows the
1 Bedroom Suite:              Licensee use of a one-bedroom suite
                              overlooking the marina, Clearwater Bay,
                              the swimming pool or southern exposure
                              for two weeks in each season until
                              December 31, 2040.  Units 204, 303, 304,
                              307, 403 and 404 in Chart House Suites
                              hotel are the suites applicable to the
                              Class D Interests.

Class E Interests"            The ownership of E Interests allows the
1 Bedroom Suite               Licensee use of a one-bedroom suite,
(with lanai):                 with lanai, with a view of Clearwater
                              Bay, for two weeks in each season until
                              December 31, 2040.  Units 203 and 205 in
                              Chart House Suites hotel are the suites
                              applicable to the Class E Interests.

Class F Interest"             The ownership of F Interests allows the
Penthouse:                    Licensee use of a two-bedroom penthouse
                              suite, with a fully equipped kitchen,
                              living room, den, dining room, two full
                              baths (one with a jacuzzi) and a large
                              private balcony overlooking Clearwater
                              Bay, for two weeks in each season until
                              December 31, 2040.  Unit 405 in Chart
                              House Suites hotel is the suite
                              applicable to the Class F Interest.

The remainder interest shall be vested in the Developer and their heirs, successors and assigns, as their interests may appear. A Licensee may be the Licensee of more than one (1) License or more than one (1) Interest. The Licensee shall be entitled to the exclusive use of a Unit in the Class of Interest purchased, the specific Unit to be designated by the Managing Entity, which use shall only be during the Assigned Unit Weeks and to no other Unit or during any other Unit Weeks. A Licensee should expect to occupy different suites available within the Class of Interest purchased for each of the Licensee's Unit Weeks. During the Assigned Unit Weeks, the Licensee shall also have the right to the non-exclusive use of the common areas of the Resort Facility. A Licensee shall not have the right to the use of the Resort Facility, except during such Licensee's Assigned Unit Weeks.

                           ARTICLE III

               MANAGEMENT OF THE RESORT FACILITY

     A. Maintenance and Management of the Resort Facility. The Managing Entity shall manage and operate the Resort Facility.
The Managing Entity shall be responsible for supervising the maintenance, repair and replacement of the entire Resort Facility, the costs of which to be a Common Expense. The Managing Entity may enter into an agreement(s) with such firms or companies as it may determine to provide certain management, services and maintenance with respect to the Resort Facility as the Managing Entity deems advisable and for such period of time and on such basis as it determines. The fee for such services shall be deemed a Common Expense and included in the regular maintenance assessment.

     B. Duties of the Managing Entity. The Managing Entity shall have the following duties:

          1.   Repair and Maintenance of Resort Facility:  The
Managing Entity shall be responsible for supervising the maintenance, repair and replacement of all of the Resort
Facility.

          2. Color Schemes: The Managing Entity shall determine the interior color scheme, decor and furnishings of each Unit in the Resort Facility, as well as the proper times for redecorating and replacements thereof. In addition, the Managing Entity shall determine the color scheme of the buildings and all exteriors and the interiors thereof and shall be responsible for the maintenance thereof. The Managing Entity shall maintain and keep all portions of the Resort Facility managed in a condition substantially similar to the architectural design or such change in design as the Developer may determine from time to time, unless the Developer consents in writing to such structural changes or improvements.

          3. Utilities: The Managing Entity shall acquire water, sewer, garbage disposal, electrical, telephone, gas and other necessary utility services for the Resort Facility.

          4. Insurance: The Managing Entity shall obtain, maintain and enforce the policies of insurance as obtained by the Managing Entity from time to time.

          5. Rules and Regulations: The Managing Entity shall make, establish, promulgate, amend and repeal rules and regulations with respect to the use of Units and the Resort
Facility.

          6. Enforcement of Restrictions and Rules: The Managing Entity shall perform such other acts, whether or not expressly authorized by the Plan, as may be reasonably necessary to enforce any of the provisions of the Plan and the Rules and Regulations, subject to its reasonable discretion.

          7. Compliance with Act: The Managing Entity shall perform all duties of a managing entity to the extent required by the Laws. In addition to such requirements, the Managing Entity shall:

               (a)     Provide, each year, to all Licensees an
itemized Annual Budget, which shall include all estimated revenues and expenses;

               (b) Maintain all books and records concerning the Resort Facility. The books and records, with respect to the Resort Facility, shall be kept separately from any other project of the Managing Entity. All such books and records shall be reasonably available for inspection by any Licensee or the authorized agent of any Licensee.

               (c) Maintain among its records, and provide to the Time Share Bureau upon request, a complete list of the names and addresses of all Licensees in the Vacation License Plan. The Managing Entity shall update this list no less frequently than quarterly;

               (d)     Make available for inspection by the
Time Share Bureau, the books and records of the Plan, upon request of the Time Share Bureau;

               (e) Schedule the occupancy of Units and assign the Unit Weeks in the Resort Facility to the Licensees in accordance with their Licenses; and

               (f)     Perform any and all other functions and
duties which are necessary and proper to maintain, operate and manage the Resort Facility.

     C.   Powers and Authority of the Managing Entity.

          In addition to such other powers as may be set forth in the Plan, the Managing Entity shall have the power to do and perform any and all lawful things which may be authorized, required or permitted to be done by the Managing Entity under this Plan or by law and to do and perform any and all acts which are necessary or proper for or incidental to the operation of the Resort Facility (the costs of which shall be Common Expenses), including without limitation:

          1. Assessments: To levy assessments on the Licensees and to enforce payments of such assessments.

          2. Right of Entry and Enforcement: To enter upon any portion of the Resort Facility for the purpose of enforcing by peaceful means any provisions of this Plan, or for the purpose of maintaining, replacing or repairing any such area, if, for any reason whatsoever, maintenance, replacement or repair is required thereto.

          3. Employment of Agents: To employ the services of any person or corporation as Manager, or other employees, to, as may be directed by the Managing Entity, manage, conduct and perform the business, obligations and duties of the Managing Entity, and to enter into contracts for such purpose. Such agent shall have the right to ingress and egress over such portions of the Resort Facility as is necessary for the performance of such business, duties and obligations.

          4. Employment of Professional Advisors: To employ professional council and advisors from persons, firms or corporations as determined by the Managing Entity, such as, but not limited to, landscape architects, recreation experts, planners, lawyers and accountants.

          5. Miscellaneous: To make and enter into contracts, leases or concessions.

          6. Personal Liability: Neither the Developer nor the Managing Entity nor any of their respective officers, directors or employees shall be personally liable to any Licensee or to any other party, for any damage, loss or prejudice suffered or claimed on account of any act, omission, error or negligence of the Managing Entity, or Developer or any other representative or employee of the Managing Entity, or the Developer, provided that such person, firm or entity has, upon the basis of such information as may be possessed by him at such time, acted in good faith, without willful or intentional misconduct.

          7. Books and Records: To keep separate the books and records for the Resort Facility.

          8. Occupancy: To prohibit occupancy of a Unit in accordance with applicable law.

          9. Charthouse Rental Pool: To operate the Charthouse rental pool and pay all costs of the rental pool.

                        ARTICLE IV

              ASSESSMENTS FOR COMMON EXPENSES

     A.   Affirmative Covenant to Pay Expenses.

          In order to (1) fulfill the covenants in the Plan; (2) to preserve the Units and the Resort Facility for the recreation, safety, welfare and benefit of the Licensees and their invitees, guests, family members and lessees; and (3) to provide for improvement, maintenance and preservation of the Units and the Resort Facility and the services and amenities provided for herein, there is hereby imposed upon the Licensees, the affirmative covenant and obligation to pay the Common Expenses as defined, and more particularly set forth, in this Plan. The Managing Entity shall prepare and adopt an Annual Budget setting forth the Common Expenses for the operation and management of the Resort Facility.

          The Managing Entity shall assess each Licensee in the Resort Facility its share of the Common Expenses, which share shall be assessed annually as an Annual Assessment, and the Managing Entity shall collect said sums. The Assessment shall be determined as follows: Each Licensee shall be responsible for a proportionate share of the Common Expenses attributable to the Unit Weeks which are licensed to the Licensee. It is understood that the total Common Expenses shall be allocated to the respective Classes of Interests as follows:

                                                                  Total
                                                              Per Interest
                                           Total                By Class
                                         Per Class           (8 Unit Weeks)

Class A Interest -                        19.6045%               .5027%
Class B Interest -                        13.0696%               .5027%
Class C Interest -                        21.1522%               .5424%
Class D Interest -                        29.4067%               .7540%
Class E Interest -                        10.4901%               .8069%
Class F Interest -                         6.2769%               .9657%
Total                                         100%              4.0744%

Each Licensee shall be responsible for a uniform portion of the Common Expenses allocated to the Class of Interest under such License, with the numerator being the number of Assigned Unit Weeks licensed to the Licensee and the denominator being the total number of Unit Weeks included in that particular class.

     For the period through and including December 31, 1998, the Developer guarantees that the Annual Assessment per Unit Week shall not exceed the amounts per Class of Interest as set forth below:

               Class A          -        $190.00
               Class B          -        $190.00
               Class C          -        $205.00
               Class D          -        $285.00
               Class E          -        $305.00
               Class F          -        $365.00

     Thereafter, such Annual Assessment shall not increase annually by more than 10% per annum determined on a compounded basis (except for the portion of the assessment relating to real estate taxes and insurance) without the affirmative vote of a majority in interest of the total Unit Weeks. For purposes of the vote of Unit Week Holders, the Developer will be allowed to vote the Unit Week of unissued Interests or defaulted Interests. An Advisory Committee, as described in subsection C below, may be consulted for advice regarding certain management decisions relevant to establishing the Annual Assessment. The Licensee shall not have the right to use of a suite or studio during such Licensee's assigned Unit Weeks if the Licensee is not current in the payment of Annual Assessments or payments for Interests due by the Licensee as determined by the Managing Entity. If the Licensee participates in an Exchange Program, then prior to any transfer of a Unit Week to which the Licensee is entitled, all assessments which will be applicable for all periods prior to the Unit Week(s) to be transferred shall be due and must be paid in full prior to any transfer. Any transfer without such assessments being paid in full shall be void, and neither the Managing Entity nor the Developer shall be bound to honor same.

     B. Special Assessments. Notwithstanding the foregoing, each Licensee shall be obligated to pay such Special Assessments as shall be levied, in addition to the Annual Assessments by the Managing Entity for that year only, as a result of (a) extraordinary items of expense; (b) nonrecurring capital expenditures; (c) any sums expended by the Managing Entity for the repair or replacement of a Unit or the Resort Facility damaged by a Licensee, its family, guests or any person claiming by, through or under the Licensee; (d) any sums expended by the Managing Entity for the addition or alteration of a Unit or the Resort Facility made by a Licensee in violation of the provisions of the Plan and/or Rules and Regulations, or (e) such other reason or basis determined by the Managing Entity in its sole discretion. Notwithstanding the foregoing, special assessments arising under subparagraphs (a), (b) and (e) above shall not be made unless approved by an affirmative vote of a majority in interest of the total number of Unit Weeks, unless (a) such assessment (other than a special assessment to restore or rebuild because of damage or destruction to a Unit(s) or to the Resort Facility) does not exceed 5% of the budgeted gross expenses for the calendar year; or (b) such assessment is a special assessment for the repair or rebuilding of a Unit(s) or the Resort Facility which does not exceed 10% of the budgeted gross expenses for the calendar year in which the assessment is levied. For purposes of the vote of Unit Week Holders, the Company will be allowed to vote the Unit Week of unissued Interests. The Managing Entity may, to the extent possible, allocate Special Assessments to the Licensee applicable when the special assessment is for the purpose of reimbursing the Managing Entity for costs incurred in bringing a Licensee or its License into compliance with the provision of this Plan, the Rules and Regulations, or the License. In addition, special assessments may be levied against individual Licensees for sums expended for repairs or replacements relating to damage caused by such Licensee or its family members, guests, lessees and any sums expended for violations by a Licensee of the provisions of the Plan, Rules and Regulations, and the License.

     C. Advisory Committee. At the Managing Entity's option, the Managing Entity may appoint from time to time, an Advisory Committee of Licensees, or officers, directors or principals of Licensees, consisting of between five and nine members. Advice may be sought by the Managing Entity from the Advisory Committee as to the amount of Annual and/or Special Assessments and other matters with respect to the operation of the Resort Facility as determined by the Managing Entity. The advice sought from the Advisory Committee is strictly advisory in nature, and the Managing Entity shall not be bound by advice from the Advisory Committee.

     D. Liability. Until the Licensee relinquishes his License to the Developer, the record Licensee(s) of each License in the Resort Facility shall be personally liable, jointly and severally, to the Managing Entity for the payment of the Annual Assessments or any Special Assessment (hereinafter, collectively referred to as "Assessments") levied by the Managing Entity against the Licensees and for all costs of collecting such Assessments, including interest, delinquent assessments and attorneys' fees at all trial and appellate levels. Until the Licensee relinquishes his License to the Developer, the Assessments, together with interest thereon, and the costs of collection, including attorneys fees at all trial and appellate levels, shall be a lien upon such Licensee's License, but shall not encumber the property, real or personal, of any other person.

     E. Cancellation Rights and Allocation of Income. In the event a Licensee has cancellation rights under Chapter 721, F.S. or the Plan is canceled because 76 Interests are not sold by October 31, 1998, and the Developer, in its sole discretion decides to cancel the Plan in order to calculate the benefit for calculating the anticipated return, the amount shall be:


                                        Dollar Amount Benefit
                                             Per Night

          Interest A                           $ 70.00
          Interest B                           $ 75.00
          Interest C                           $ 85.00
          Interest D                           $120.00
          Interest E                           $130.00
          Interest F                           $175.00

     In allocating the Charthouse Rental Pool Income for the Unit
Weeks that are not removed from the rental pool, the Income shall be allocated to participating Unit Weeks, based upon 52 weeks in a year, as follows:

                                                                 Off
                                                               Season              Gross
            Number   Number   Nightly   Potential                           Total %   Total % Per
              of       of     Walk-in     Daily      Total %     Total %   Per Week   Interest 8
Class        Rooms  Interests  Rate      Revenue    Per Class   Per Suite (52 Weeks)     Weeks

A Interest     6       36      $70       $420        17.6101%    2.9350%     0.0564%     0.4515%
B Interest     4       24      $75       $300        12.5786%    3.1447%     0.0605%     0.4838%
C Interest     6       36      $85       $510        21.3836%    3.5639%     0.0685%     0.5483%
D Interest     6       36     $120       $720        30.1887%    5.0314%     0.0968%     0.7741%
E Interest     2       12     $130       $260        10.9015%    5.4507%     0.1048%     0.8386%
F Interest     1         6    $175       $175         7.3375%    7.3375%     0.1411%     1.1289%

The Developer or Managing Partner shall calculate the results and forward the net funds collected on a quarterly basis to holders of the Interests.

                            ARTICLE V

                     REMEDIES OF ENFORCEMENT

     A. Intent of Operation of Plan. It is intended that this Plan be operated in a manner so that if a Licensee fails to pay the cost of the Interest Assessments (Annual and Special) due by such Licensee hereunder as they become due, that the Licensee shall be deprived of use of such Licensee's Unit Weeks (in addition, any income from the rental pool, will become the Developer's property) until any delinquencies are paid in full. The Developer shall have the right to proceed against the Interest holder at law or in equity for amounts owing or unpaid as due.

     B.   Enforcement of Plan.

          1. The covenants and restrictions herein contained may be enforced by the Developer or the Managing Entity in any judicial proceeding seeking any relief recognizable at law or in equity, including damages, injunction, and other mandatory relief against any person, persons, firm or entity violating or attempting to violate any covenant or restriction. The failure either by the Developer or the Managing Entity to enforce any covenant or restriction herein contained shall, in no event, be deemed a waiver of the right to do so thereafter. The prevailing party in any such litigation shall be entitled to reasonable attorneys' fees and court costs, including costs and fees at all trial and appellate levels.

          2. All rights, remedies or relief of whatsoever nature or kind provided herein in favor of the Developer or the Managing Entity shall be cumulative and non-exclusive, and none shall exclude, jointly or severally, any other right, remedy or relief permitted by law or otherwise available to the Developer or the Managing Entity.

          3. In addition to any other remedies which Developer or Managing Entity may have, in the event a Licensee shall be in default of any of the provisions of the Plan, the License or the Rules and Regulations, the Developer and the Managing Entity may levy a fine as determined, from time to time, by the Managing Entity against such Licensee, which shall continue until such default shall be remedied by the defaulting Licensee.

     C.   Other Remedies in the Event of Non-payment of
Assessments.

          1. In the event a Licensee shall fail to pay any Assessment or payment for the Interest after the same becomes due, then during such period of default the Licensee will be denied possession of a Unit for such Licensee's Assigned Unit Weeks (and any income from the rental pool, which will forever become the Developer's sole property). Such denial of use shall also extend to those parties claiming under the Licensee (including any exchange programs, if applicable). The Developer shall have the right to the use or rent of the Unit Weeks for such periods that the Licensee shall be deprived of use thereof, and the Developer shall be entitled to all income derived therefrom. Any income received by the Developer, however, shall not reduce the amount of Assessments owed by the Licensee.

          2. Delinquent Assessments shall bear interest at up to the highest rate permitted by law. In addition, the Managing
Entity may, in its sole discretion, impose an administrative late fee in an amount not to exceed $25.00 for each delinquent assessment.

          3. In addition, in the event a Licensee shall fail to pay any Assessment and such default continues for more than six
(6) months or there are more than three (3) defaults of any duration, then the Developer may cancel the License of a Licensee. Upon cancellation of the Licensee's interest, the Interest shall belong to the Developer, and the Licensee shall forfeit all payments made previously.

          4. If the Licensee remains in possession of the Unit after his License has been canceled, the Licensee shall pay a rental fee for the Unit equal to the daily posted rate in the suite, which is applicable to the suite in the Class of Interest purchased as determined by the Managing Entity or the Developer from time to time.

          5. The remedies provided herein shall be non-exclusive and cumulative and shall not exclude any other remedies available to the Developer of this Plan, law, the License or otherwise.

     D.   Failure of Licensee to Vacate.

          In the event any Licensee of a License fails to vacate a Unit at the expiration of his Assigned Unit Weeks, or at such earlier time as may be fixed by the Rules and Regulations adopted by the Managing Entity from time to time, he shall be deemed a "Holdover Licensee." It shall be the responsibility of the Managing Entity to take such steps as may be necessary to remove such Holdover Licensee from the Unit and to assist the Licensee of a License entitled to occupy a subsequent Assigned Unit Week, who may be affected by the Holdover Licensee's failure to vacate, to find alternative accommodations during such holdover period.

          In addition to such other remedies as may be available to it, the Managing Entity shall secure, at its expense, alternate accommodations for any Licensee who may not occupy a Unit during his Assigned Unit Week due to the failure to vacate of any Holdover Licensee. Such accommodations shall be as near in value to the Licensee's category of Interest as possible. The Holdover Licensee shall be charged the rack rate applicable to such suite or studio for the period of the holdover, the cost of such alternative accommodations for the Licensee who was not able to use such Licensee's Unit Week because of the holdover, any other costs incurred due to such Holdover Licensee's failure to timely vacate and an administrative fee of Fifty ($50.00) Dollars per day during his period of holding over. In the event it is necessary that the Managing Entity contract for a period greater than the actual period of holding over in order to secure alternative accommodations as set forth above, the entire period shall be the responsibility of the Holdover Licensee, although the Fifty ($50.00) Dollars per day administrative fee shall cease upon actual vacating by the Holdover Licensee.

          The Managing Entity shall submit a bill to the Holdover
Licensee in accordance with this paragraph, which must be paid immediately or the Holdover Licensee shall be in default and subject to the provisions of this Article.

          The foregoing provisions shall not abridge the Managing
Entity's right to take such other action as is provided by law or equity.

                           ARTICLE VI

                    GUARANTEE OF ASSESSMENTS

     The Developer may guarantee the Common Expenses as may be permitted by law and, during any such period of guarantee, the Developer shall not be required to pay any assessments levied with respect to Unit Weeks owned by the Developer, provided, however, during such period of the Developer's guarantee, Developer shall be obligated to pay for any amount required to pay the Common Expenses not receivable from Licensees of Licenses other than the Developer.

                           ARTICLE VII

                         COMMON EXPENSES

     The following expenses are declared to be Common Expenses, which the Licensees are obligated to pay as provided herein.

     A. Maintenance Fees. All expenses for the repair and upkeep of a Unit for normal wear and tear, repair and replacement of furniture, fixtures, appliances, carpeting and utilities.

     B. Utility Charges. All charges levied for utilities providing services for any portion of the Resort Facility, whether they are supplied by a private or public firm. It is contemplated that this obligation will include all charges for water, electricity, gas, sprinkler systems, sprinkler pumps, telephone, sewer, sewage pumps, garbage removal, pest control, cable, elevators and any other type of utility or any other type of service charge.

     C. Liability Insurance. The premiums on the policy or policies of insurance as described in Article IX of this Plan.

     D. Fire, Windstorm and Other Casualty Insurance. The premiums for insurance as described in Article X of this Plan.

     E. Destruction of Buildings or Improvements. Any sums necessary to repair or replace, construct or reconstruct damages caused by the destruction of any portion of the Resort Facility by fire, windstorm or other casualty in excess of the insurance proceeds available with respect to said damage or destruction.

     F. Repair, Replacement and Maintenance. All expenses necessary to keep and maintain, repair and replace any portion of the Resort Facility, including, but not limited to, personal property, furniture, fixtures and equipment, in a manner consistent with the development of the Resort Facility and in accordance with the covenants and restrictions contained herein and in conformity with all orders, ordinances, rulings and regulations of any and all federal, state and city governments having jurisdiction thereof, as well as the statutes and laws of the State of Florida and the United States.

     G. Operational Expenses. The costs of administration and operation of the Resort Facility, including but not limited to accounting costs, employee costs, front desk costs, management fees, maid service, deficits from any prior period, costs associated with operating the reservation system and rental pool, and all other costs of operating the Vacation License Plan.

     H.   Maintenance Costs under the Non-exclusive Easement.
All costs for maintenance, replacement and repair of Common Areas due by the Developer under the Non-exclusive Easement granting to the Developer rights to use certain Common Areas of the Property.

     I. Indemnification. Indemnification against any and all claims, suits, actions, damages and/or causes of action arising from any personal injury, loss of life, and/or damage to property, sustained on the Resort Facility and from and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim, the investigation thereof or the defense of any action or proceeding brought thereon and from and against any orders, judgments and/or decrees which may be entered thereon. Included in the foregoing provisions of indemnification are any expense that the Developer may be compelled to incur in bringing suit for the purpose of enforcing rights hereunder or for the purpose of compelling the specific enforcement of the provisions, conditions and covenants to be kept and performed by the Licensees.

     J. Reserve Funds. Amounts to establish adequate reserve funds and/or sinking funds for replacement and/or capital refurbishment and/or capital improvements of all or any portion of the Resort Facility determined proper and sufficient by the Managing Entity. Each Licensee acknowledges, understands and consents that no Licensee shall have any interest, claim or right to any such reserves.

     K. Taxes. Any and all taxes levied or assessed at any and all times by any and all taxing authorities, including all taxes, charges, assessments and impositions and liens for public improvements, special charges and assessments in water drainage districts and in general, all taxes and tax liens which may be assessed against the Resort Facility and against any and all personal property and improvements which are now or which may hereinafter be placed thereon, including any interest, penalties or other charges which may be included thereon.

     L. Miscellaneous Expenses. The cost of all items or expenses pertaining to or for the benefit of the Resort Facility and any improvements now or hereafter located thereon or any part thereof and the operation of the Vacation License Plan not herein specifically enumerated.

                          ARTICLE VIII

                  MANAGEMENT OF RESORT FACILITY

     The Managing Entity has entered into a management agreement with Decade Properties, Inc. to provide management services with respect to the Resort Facility and the operation of the Vacation License Plan. The Managing Entity may enter into such other management agreements as the Managing Entity may determine in its sole discretion (including agreements with the Developer or its affiliate(s)), whereby it contracts for management services which are required to discharge its duties under this Plan and for the management, operation and maintenance of the Resort Facility and the Vacation License Plan. All costs associated with such management, exclusive of the 5% rental pool fee payable to the rental agent, shall be assessed as a Common Expense against the Licensees.

                           ARTICLE IX

                       LIABILITY INSURANCE

     The Managing Entity shall obtain liability insurance with such coverage and in such amounts as it may determine from time to time for the purpose of providing liability insurance coverage for the Resort Facility. Premiums for such insurance shall be part of the Common Expenses. Such insurance shall also include public liability, workmen's compensation and hired automobile coverage.

                            ARTICLE X

       CASUALTY INSURANCE AND DESTRUCTION OF IMPROVEMENTS

     A. The Managing Entity shall obtain casualty insurance with such coverage and in such amounts as it may determine from time to time for the purpose of providing casualty insurance coverage for the Resort Facility, including fire and extended coverage insurance, vandalism and malicious mischief insurance, and rent loss coverage, all of which insurance shall insure all of the insurable improvements on and within the Resort Facility, including personal property owned by the Managing Entity, in a company acceptable to the Managing Entity in an amount equal to the full insurable replacement value as determined from time to time by the Managing Entity. The premiums for such coverage and other expenses in connection with such insurance shall be charged to the Licensees as part of the Common Expenses. The company or companies with which the Managing Entity shall place its insurance coverage, as provided in this Plan, and the insurance agent or agents placing such insurance must be authorized to do business in the State of Florida. Such insurance shall name the Developer as insureds as their respective interests may appear.

     B.   Where a loss or damage occurs to any part of the Resort
Facility it shall be obligatory upon the Managing Entity to repair or restore the damage caused by said loss, subject to the provisions below.

          1. The Managing Entity shall promptly obtain reliable and detailed estimates of the cost of repairing and reconstruction of such damaged property for the purpose of determining whether the available insurance proceeds are sufficient to pay for the same.

          2. If the insurance proceeds are sufficient to pay for the estimated cost of restoration and repair, the Managing
Entity shall have the right and obligation to cause the damage to be repaired and restored.

          3. If the net proceeds of the insurance are insufficient to pay for the estimated cost of restoration and repair (or for the actual cost thereof, if the work has actually been done), the Managing Entity shall promptly, upon determination of the deficiency, determine the amount of the Special Assessment which will be necessary to obtain the necessary funds to repair and to restore such damaged improvements. If the Special Assessment is 10% or less of the budgeted gross expenses for the calendar year in which the assessment is levied, then the Managing Entity shall levy such Assessment against the Licensees and shall upon receipt of adequate funds proceed to have the repairs and reconstruction completed. Each Licensee shall be responsible for a proportionate share of the Assessment attributable to the Unit Weeks which are licensed to the Licensee in the same manner that the Annual Assessment is allocated.

          4. If the Special Assessment exceeds 10% of the budgeted gross expenses for the calendar year in which the assessment is levied, then the damage or destruction shall not be repaired or reconstructed without the affirmative vote of a majority in interest of the total number of Unit Weeks. If the affirmative vote is obtained, then the Managing Entity shall levy such Special Assessment against the Licensees and shall upon receipt of adequate funds proceed to have the repairs and reconstruction completed. If the affirmative vote is not obtained, then in such event and only in such event, the damage and destruction shall not be repaired and this Plan and all Licenses shall terminate. The entire insurance proceeds shall be allocated between the Developer and the holders of the Unit Weeks in the Resort Facility with the holders of the right to use Unit Weeks being entitled to that portion of the proceeds equal to a ratio the numerator of which is the remaining number of years from the date of the damage to December 31, 2040 and the denominator is 43. The Developer shall be entitled to the balance of the proceeds. The proceeds due to the holders of the right to use Unit Weeks shall be allocated in the percentages and manner in which Common Expenses are allocated, provided that if a particular Licensee has not paid the entire purchase price and all payments for the License, then such Licensee shall have the option of (a) paying the balance due on such License, in which event such Licensee shall receive the pro rata share of insurance proceeds allocated to such Licensee's Unit Weeks as provided above, or (b) not paying such balance due on the purchase price of the License, in which event the insurance proceeds allocated to such Licensee's Unit Weeks shall be paid to the Developer.

     C. Notwithstanding any provision to the contrary, during such time that the Resort Facility or the Unit(s) are untenantable because of such damage or destruction, the Managing Entity shall notify the holders of the affected Unit Weeks and such holders shall not be permitted to use said Unit Weeks. Such affected holders shall not be entitled to any compensation for such loss of use, unless the Managing Entity is able to obtain and does obtain loss of use insurance coverage, in which event the affected holders shall only be entitled to the portion of loss of use insurance proceeds applicable to the Unit Weeks in which the Licensee was not able to occupy a suite because of such damage or destruction.

                           ARTICLE XI

                          CONDEMNATION

          The taking of the Resort Facility by condemnation shall be deemed to be a casualty and the awards for that taking shall be deemed to be proceeds from insurance on account of the casualty. Whether the Resort Facility will be continued after condemnation will be determined in the manner provided for determining whether damaged property will be reconstructed and repaired after casualty. For this purpose, the taking by condemnation shall be deemed to be a casualty. If the Resort Facility is terminated after condemnation, the proceeds of the award shall be divided into two (2) portions, one relating to the respective value of the Units Weeks until December 31, 2040 and the other portion to the Developer for the value of the Developer's remainder interest. Such two portions shall be calculated in the same manner as provided with respect to the allocation and payment of proceeds in connection with a casualty.

The portion due to the holders of Unit Weeks shall be allocated in the same manner as provided with respect to a casualty, including the provisions relating to the requirement that the purchase price and all License fees be paid in full before a Licensee is entitled to receive any part of the award. In the event of taking of any common area of the Resort Facility (not including a Unit), the Licensees shall have no right to any part of the award, and the Developer shall be entitled to the entire award.

                           ARTICLE XII

   GRANT OF EASEMENTS AND RESERVATION OF EASEMENTS AND RIGHTS

     A.   Perpetual Non-Exclusive Easement to Common Areas and
          Public Ways.

          The driveways, walks and other rights-of-way in the Resort Facility shall be available for ingress and egress on a non-exclusive basis from the common areas and publicly dedicated ways for the Developer, the Managing Entity, the Licensees and all of their family members, guests, licensees, lessees and invitees and all other parties entitled to use any part of the Property or the Marina during the term of this Plan.

     B.   Non-Exclusive Easement.

          The Owner has granted to the Developer a Non-exclusive Easement for the use and enjoyment of those areas designated as Common Areas in such Non-exclusive Easement Agreement. The Licensees shall have the right to use such Common Areas during their Unit Weeks in accordance with this Plan. The expenses for the maintenance, replacement and repair of such Common Areas shall be Common Expenses under this Plan.

                          ARTICLE XIII

                      RULES AND REGULATIONS

     The use of the Resort Facility shall be subject to such Rules and Regulations as established and promulgated by the Managing Entity from time to time. All Licensees shall ensure compliance during their Unit Weeks with such rules and regulations.

                           ARTICLE XIV

                     AMENDMENTS TO THE PLAN

     This Plan may be amended with the consent of the Developer and only by the vote of the holders of a majority in the interest of the total number of Unit Weeks, including those held by the Developer.

                           ARTICLE XV

                           TERMINATION

     A. Notwithstanding any provision to the contrary, in the event that less than 76 Interests are sold by the Developer by September 30, 1998, the Developer has the right to reacquire the Interests sold by refunding to the Licensees the purchase price paid by the Licensee less any and all income earned by such Licensee in connection with the ownership of the Interest or rentals earned for the assigned Unit Weeks. The Developer shall calculate benefits as provided in Article IV. The Licensees shall not be entitled to a refund of any Maintenance Fees paid. Upon such reacquisition, this Plan and the License Agreements shall be null and void.

     B. In the event of the termination of this Plan, the Resort Facility shall be deemed removed from the provisions of the Act and all Licenses will be deemed canceled with all Licensees relinquishing any and all rights under the Plan.

                           ARTICLE XVI

                            PARTITION

     No Licensee or any other person or entity acquiring any right, title or interest in a License shall be entitled to seek or obtain through any legal procedures, judicial partition of the Resort Facility or sale of the Resort Facility in lieu of partition. It is understood that the License interest does not constitute real estate.

                          ARTICLE XVII

                       REMAINDER INTEREST

     By acceptance of a License subject to this Plan, each Licensee acknowledges the Developer's remainder interest (the "Remainder Interest") in that the License to each Licensee consists of a license which terminates on December 31, 2040, or such earlier date as provided herein.

     The Remainder Interest is transferable by the Developer, in its sole and absolute discretion. The holder of the Remainder
Interest shall have the following rights under the Declaration:

     1. To enforce all provisions of the Declaration against Licensees, the Managing Entity and the Developer, including, but not limited to, through an action for specific performance.

     2. To be named as an additional insured under all insurance policies as its interest may appear.

     3. To be entitled to share in any award under a condemnation proceeding as its interest may exist.

     4. The consent of the holder of the Remainder Interest shall be required for any termination of the Plan, any amendment that adversely affects its interest and any amendment of this Article.

     In any litigation brought by the holder of the Remainder Interest, the holder of the Remainder Interest shall be entitled to recover its costs and attorneys' fees in the event it is the successful party, including such costs and fees on appeal.

     Notwithstanding the existence of the Remainder Interest, the Licensees shall be responsible for all Common Expenses and taxes for the Resort Facility without any right of contribution against the holder of the Remainder Interest.

                          ARTICLE XVIII

               TRANSFER OF LICENSE AND UNIT WEEKS

     Provided that a Licensee is not in default of any provision of this Vacation License Plan or the License, such Licensee shall be permitted to sell, transfer or convey such Licensee's entire Interest and the License without the consent of the Developer or the Managing Entity, provided (a) that the entire purchase price and License Fee has been paid in full, (b) all Assessments are current, (c) the transferee executes such assumption documents required by the Seller, (d) the transfer, sale, or conveyance complies with the federal and state securities laws.

     After such permitted transfer, sale or conveyance, the transferring Licensee shall have no further liability for Common Expenses under this Plan. Provided that a Licensee is not in default of any provision of this Vacation Plan or the License, such Licensee may also sell, transfer, or convey partial Interests (a right to a certain Unit Week) but only with the prior written consent of the Managing Entity. The Managing Entity shall be permitted to impose such conditions as the Managing Entity determines necessary in its sole discretion in connection with transfers of partial Interests. With respect to any permitted transfer, prior to such transfer, the name, address and such other information as requested by the Managing Entity shall be delivered to the Managing Entity.

                           ARTICLE XIX

                          SEVERABILITY

     Invalidation of any one of these covenants or restrictions or any of the terms and conditions herein contained shall in no way affect any other provision which shall remain in full force and effect for such period of time as may be permitted by law.

     IN WITNESS WHEREOF, this Plan has been executed by Developer, this _________ day of ____________________, 1997.

Signed, Sealed and Delivered


     In the Presence of:           CHARTHOUSE SUITES VACATION
                                   OWNERSHIP, INC.


                                   BY: __________________________
Print Name: ____________________   Its: _________________________
                                   Print Name: __________________

________________________________
Print Name: ____________________

                         ACKNOWLEDGMENT


STATE OF                 )
                         ) SS.
COUNTY OF                )

     The foregoing instrument was acknowledged before me this ____ day of ___________________________, 1997, by
______________________________, as
_________________________________, of CHARTHOUSE SUITES VACATION
OWNERSHIP, INC., on behalf of the corporation. He/she is personally known to be or has produced
_____________________________________ as a type of identification and who did/did not take an oath.

_________________________________
Print Name: _____________________

Notary Public, State of _________
Serial Number, if any: __________
My commission expires: __________

                            EXHIBIT A

                  LEGAL DESCRIPTION OF PROPERTY

                             ANNEX B

       RULES AND REGULATIONS FOR CHART HOUSE SUITES HOTEL

                      RULES AND REGULATIONS

                               FOR

                    CHART HOUSE SUITES HOTEL


1. Unless the context clearly indicates otherwise, the term "Holder," as used in these Rules and Regulations, shall be deemed to include not only the purchaser of the Charthouse Suites Vacation Interest, as defined in the Charthouse Suites Vacation License Plan, but also each purchaser's family, servants, employees, agents, renters, lessees, visitors, exchange guests and licensees. All capitalized terms used in these Rules and Regulations shall have the meanings set forth herein or in the Charthouse Suites Vacation License Plan.

2. No part of the Chart House Suites hotel shall be used for any purpose except hotel, vacation ownership, vacation support areas, sales and marketing of the Interests, and the common recreational purposes for which the hotel was designed. Each hotel room and suite (hereafter, collectively, a "Suite") shall be used as accommodations for Holders. The maximum occupancy for each Suite shall be as follows:

          Suite Type Maximum Occupancy

          B Class             2
          A, C, D, E Class    4
          F Class             6

3. There shall be no obstruction of the Chart House Suites hotel operations by an Holder, nor shall anything be stored in the affiliated areas without the prior written consent of Charthouse Suites Vacation Ownership, Inc. or the property manager, except as herein provided.

4. Nothing shall be done or kept in any Suite or in any other part of the Chart House Suites hotel which will increase the rate of insurance on the Chart House Suites hotel without the prior written consent of Charthouse Suites Vacation Ownership, Inc. No Holder shall permit anything to be done or kept in a Suite, or in any other part of the Chart House Suites hotel, which will result in the cancellation of insurance on any of the foregoing, or which would be in violation of any law.

5. No waste shall be committed of the Chart House Suites hotel or affiliated areas. Except with respect to the common areas permitted by the Charthouse Suites Vacation License Plan, Holders shall not cause or permit anything to be done or displayed on the outside of windows or placed on the outside walls or doors of the Chart House Suites hotel, and no sign (including, but not limited to, "for sale" or "for lease" signs), awning, canopy, shutter, or radio or television antenna (except for a master antenna system) shall be affixed or placed upon the exterior walls or doors, roofs or any part thereof or exposed on or at any window of a Suite, or in or on any car, truck, recreational vehicle or other wheeled conveyance located on the Charthouse or any other related property.

6. Except as otherwise permitted by the Charthouse Suites Vacation License Plan (including, but not limited to, guide dogs for the unsighted or for similar purposes), no animals, livestock or poultry of any kind shall be permitted or kept in the Charthouse at any time. Any Holder who violates this rule shall be assessed a fine of $200 per animal, livestock or poultry for each day in which the violation exists.

7. No obnoxious or offensive activity shall be carried on in a Suite or in any other part of the Chart House Suites hotel, nor shall anything be done therein, either willfully or negligently, which may be or become an annoyance or nuisance to any other Holders. No Holder shall make or permit any disturbing noises in the Chart House Suites hotel, nor do or permit anything to be done that will interfere with the rights, comfort or convenience of other Holders. No Holder shall play any musical instrument in the Chart House Suites hotel, nor give, nor permit it to be given, vocal or instrumental instruction at any time; provided, however, Charthouse Suites Vacation Ownership, Inc. or manager is authorized to permit the playing of musical instruments in lobbies and other such areas and facilities as deemed advisable.

8.   Except as authorized by the Charthouse Suites Vacation
     License Plan, nothing shall be altered or constructed in or removed from the Chart House Suites hotel.

9. Nothing shall be done in any Suite or in any other part of the Chart House Suites hotel which will impair the structural integrity of the Chart House Suites hotel or which would structurally change the Chart House Suites hotel.

10. No clothes, sheets, towels, blankets, laundry or any other articles shall be hung out of a Suite or be exposed on any other part of the Chart House Suites hotel. The Chart House Suites hotel shall be kept free and clear of rubbish, debris and other unsightly materials.

11. No obstructing personal property shall be placed in the halls or on the staircase landings, nor shall anything be hung from the windows, terraces, balconies, patios or placed upon the window sills, nor shall any rugs or mops be shaken or hung on any of the windows, door, balconies, patios or terraces. No clothes, sheets, blankets, laundry or any other kind of articles shall be hung out of a Suite or exposed to, any other part of the Chart House Suites hotel. No personal property shall be permitted on the balconies, terraces or patios, except that Charthouse Suites Vacation Ownership, Inc. may place and maintain patio furniture of a uniform type on balconies, terraces or patios. No Holder may utilize a grill on the balcony, terrace or patio, as the case may be.

12. No window, terrace, balcony or patio shall be enclosed or covered by any awning or otherwise enclosed, except as permitted by Charthouse Suites Vacation Ownership, Inc. or manager.

13. No industry, business, trade, occupation or profession of any kind, commercial, educational or otherwise, designed for profit or otherwise, shall be conducted, maintained or permitted on any part of the Chart House Suites hotel, other than rental of Suites, use of the Suite as sales offices and for other business purposes permitted by the Charthouse Suites Vacation License Plan, including, but not limited to, those business purposes related to the common areas.

14. No public hall of the Chart House Suites hotel shall be decorated or furnished by any Holder in any matter, except as permitted by Charthouse Suites Vacation Ownership, Inc.
     or manager.

15. Subject to the provisions of the Charthouse Suites Vacation License Plan, each Holder shall keep any Suite he or she occupies in a good state of preservation and cleanliness and shall not sweep or throw or permit to be swept or thrown therefrom, or from the doors, windows, terraces or balconies thereof, any dirt or other substance.

16. All radio, television or other electrical equipment of any kind or nature located in a Suite shall be utilized in compliance with all rules, regulations, requirements and recommendations of Charthouse Suites Vacation Ownership, Inc. and the public authorities having jurisdiction over Chart House Suites hotel, and the Holder alone shall be liable for any damage or injury caused by any electrical equipment improperly utilized by them in such Suite.

17. The agents of Charthouse Suites Vacation Ownership, Inc. and any contractor or workman authorized by Charthouse Suites Vacation Ownership, Inc. or manager may enter any Suite in Chart House Suites hotel at any reasonable hour of the day after notification (except that in case of emergency, no notification shall be required) for the purpose of inspecting such Suite for the presence of any vermin, insect or other pests, and for the purpose of taking such measures as may be necessary to control or exterminate any such vermin, insects or other pests.

18. Any consent or approval given under these Rules and Regulations may be added to, amended or repealed at any time by resolution of Charthouse Suites Vacation Ownership, Inc.

19. The parking areas shall be used only for parking of automobiles, motorcycles and other authorized vehicles. No Holder may park or store boats, trailers, recreational vehicles or related or similar vehicles at the Chart House Suites hotel, except in areas which are specifically designated for such uses, if any. There is no assurance that parking for such vehicles will be available. No Holder shall park any vehicle except in areas authorized for such parking, and Holders shall obey all parking regulations applicable to the Chart House Suites hotel. Vehicles improperly parked may be towed at the Holder's sole cost and expense. No repair, lubrication or other maintenance of any kind shall take place in the parking areas, and any automobile or motorcycle parked therein shall, at all times, be in running order.

20. No Holder shall, at any time, bring into or keep in their Suite any flammable, combustible or explosive fluid, material, chemical or substance.

21. Charthouse Suites Vacation Ownership, Inc. or manager of the Chart House Suites hotel shall retain a pass key to each Suite. No Holder shall alter any lock or install a new lock on any door of a Suite. All Suites shall be on a master key system to be administered by Charthouse Suites Vacation Ownership, Inc. or manager of the Chart House Suites hotel.

22. The Chart House Suites hotel may include certain common facilities, such as a pool. Any use of such facilities shall be subject to and consistent with all rules and regulations for the use of such facilities which are promulgated by Charthouse Suites Vacation Ownership, Inc., which rules and regulations may be amended or modified from time to time without notice. All Holders shall be required to abide by said rules and regulations, and by any rules and regulations for common and recreational facilities associated with the Chart House Suites hotel. Holders shall only have access to the Chart House Suites hotel during their confirmed Occupancy Period(s).

23. All window coverings installed as part of the Suites must be maintained in said windows at all times. All window coverings shall be determined, installed and maintained by Charthouse Suites Vacation Ownership, Inc. or manager.

24. Holders shall comply with, and conform to, all applicable laws and regulations of the United States and the State of Florida and with all ordinances, rules and regulations of Pinnelas County, and shall hold Charthouse Suites Vacation Ownership, Inc., manager and their respective officers and agents harmless from all fines, penalties, costs or prosecutions for the violation thereof or noncompliance therewith.

25. Unless otherwise designated by Charthouse Suites Vacation Ownership, Inc., the parking spaces will not be assigned, but are to be used on a first-come first-served basis. Holders shall be responsible for informing guests of all parking rules and regulations. No vehicle shall be parked in such a manner as to impede or prevent ready access to another parking space, nor shall any vehicle be parked in a driveway or fire lane. Any Holder who is not residing at a Suite shall not be entitled to use the parking areas.

26.  No Holder shall send any employee of Charthouse Suites
     Vacation Ownership, Inc. or manager on any private business of any Holder.

27.  Any complaint regarding the management of the Chart House
     Suites hotel or the actions of any other Holder shall be made in writing to Charthouse Suites Vacation Ownership, Inc.

28. Bicycles, buggies and wagons shall be stored and parked in the designated storage areas, and shall not be placed on balconies or patios, in hallways or other areas of the Chart
     House Suites hotel.

29.  All Holders shall abide by the Charthouse Suites Vacation
     License Plan, the Bylaws, and these Rules and Regulations, as applicable.

30. Skateboards, rollerblades and roller skates are strictly prohibited anywhere in the Chart House Suites hotel.

                             ANNEX C

              TIME SHARE PUBLIC OFFERING STATEMENT

     The Florida Timeshare Public Offering Statement is available upon request from the Company and will be given to each purchaser.

                                  ANNEX D

                          SUBSCRIPTION AGREEMENT

               SUBSCRIPTION AND PURCHASE AGREEMENT
                 FOR CHARTHOUSE SUITES VACATION
                            INTERESTS
                  With Rental Pool Arrangement


     This Agreement is made on the date set forth below by and between Charthouse Suites Vacation Ownership, Inc., a Florida corporation, hereinafter referred to as "Charthouse," whose executive office address is 250 Patrick Boulevard, Brookfield, Wisconsin 53045, and the undersigned buyer(s), hereinafter referred to as "Purchaser":

     YOU MAY CANCEL THIS AGREEMENT WITHOUT ANY PENALTY OR
OBLIGATION WITHIN TEN (10) DAYS FROM THE DATE YOU SIGN THE
CONTRACT, AND UNTIL TEN (10) DAYS AFTER YOU RECEIVE THE PUBLIC
OFFERING STATEMENT, WHICHEVER IS LATER.

     IF YOU DECIDE TO CANCEL THE CONTRACT, YOU MUST NOTIFY CHARTHOUSE IN WRITING OF YOUR INTENT TO CANCEL. YOUR NOTICE
OF CANCELLATION SHALL BE EFFECTIVE UPON THE DATE SENT AND SHALL BE SENT TO: CHARTHOUSE SUITES VACATION OWNERSHIP, INC., AT 250 PATRICK BLVD., SUITE 140, BROOKFIELD, WI 53045. ANY ATTEMPT TO OBTAIN A WAIVER OF YOUR CANCELLATION RIGHTS IS UNLAWFUL. WHILE YOU MAY EXECUTE ALL CLOSING DOCUMENTS IN ADVANCE, OR OTHER DOCUMENTS, BEFORE EXPIRATION OF YOUR TEN (10) DAY CANCELLATION PERIOD, IS PROHIBITED.

     YOU MAY ALSO CANCEL THIS CONTRACT AT ANY TIME AFTER THE
ACCOMMODATIONS OR FACILITIES ARE NO LONGER AVAILABLE AS PROVIDED
IN THIS CONTRACT AND THE PUBLIC OFFERING STATEMENT.

Name of Purchaser and Principal Contact (See paragraph 3 of the attached terms and conditions):

               ________________________________________________

               Purchaser _____________________________________
                              (sign)
               Name of Purchaser _____________________________
                                  (written or typed)
               Address _______________________________________

               City, State ___________________________________

               Zip ___________________________________________

               Telephone (Day) _______________________________

               Telephone (Night) _____________________________

               Fax No. _______________________________________

               Social Security Number or
               Tax Identification Number* ____________________

               Date of Execution of Agreement ________________
               ________________________________________________


       (Complete this box only if there is more than one purchaser)
               ________________________________________________

               Purchaser
               (If more than one) ____________________________
                                        (sign)
               Name of Purchaser _____________________________
                                    (written or typed)
               Address _______________________________________

               City, State ___________________________________

               Zip ___________________________________________

               Telephone (Day) _______________________________

               Telephone (Night) _____________________________

               Fax No. _______________________________________

               Social Security Number or
               Tax Identification Number* ____________________

               Date of Execution of Agreement ________________

               ________________________________________________


* Under penalties of perjury, the Purchaser certifies (1) that the number shown as his or her taxpayer identification number or Social Security number is his or her correct taxpayer identification number and (2) that he or she is not subject to backup withholding either because he or she had not been notified that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or because the Internal Revenue Service has notified him or her that he or she is no longer subject to backup withholding.

                    Title Interest to be Held

____ Individual  ____ Partnership     ____ Joint Tenants With
                                           Right of Survivorship

____ Corporation ____ Trust           ____ Tenants in Common

____ Other: ______________________    ____ Marital Survivorship
                                           Property

Class of Interest and Purchase Price (Check one or more):

     A (Standard Studio Hotel Room $18,500)       _____
     B (King Studio Hotel Room $21,500)           _____
     C (Large Studio Hotel Room $25,500)          _____
     D (1 Bedroom Suite $36,500)                  _____
     E (1 Bedroom Suite with Lanai $39,500)       _____
     F (Penthouse $60,000)                        _____

Weeks Selected (Must be 2 consecutive weeks):
                         First Choice:
                         Winter ___________       Spring ________
                         Summer ___________       Fall __________

                         Second Choice:
                         Winter ___________       Spring ________
                         Summer ___________       Fall __________

                         Third Choice:
                         Winter ___________       Spring ________
                         Summer ___________       Fall __________

     If acquiring the Charthouse Suites Vacation
Interest(s) in the appropriate time period (within one year of the initial prospectus date) and qualifying for the Guaranteed Rental Arrangement, the Purchaser elects the following:
(select one)

          __________     Guaranteed Rental Arrangement Payments
                         (Right to Put Unit Weeks to Charthouse
                         for a guaranteed rate)

          __________     Cash Discount (Applied to Purchase Price)



     Total Purchase Price. Purchaser agrees to pay the total purchase price for the Charthouse Suites Vacation Interest, with Rental Pool Arrangement ("Interest") in Charthouse as follows:

     a.   Purchase Price of Interest
          (from previous page)             $_____

     b.   If applicable, Cash Discount
          Applied as part of Down Payment  $_____

     c.   Net Purchase Price                       $_____

     d.   Total Minimum 30% of line c                      $_____

     e.   Florida State Documentary Taxes
          Due on Subscription ($.70 per
          $100 of Net Purchase Price)                      $_____

     f.   Florida State Documentary Taxes
          (If Paying by Installments and
          the Subscription Agreement is
          Signed in Florida) ($.35 per $100
          of Net Purchase Price, line c)                   $_____

     g.   Total Due Upon Subscription
          (Total of lines d, e, f)                         $_____

     h.   Total Remaining Owned for Interests
          (line c minus line d)                            $_____

     i.   If Installment Method Used, First
          Monthly Payment Due Beginning
          ___________, 199__, in the Amount
          of _________, Along With Monthly
          Annual Dues for the Interest of
          _______, First Payment Due Beginning
          ____________, 199__. (total monthly
          payment)                                         $_____

Purchaser's total obligation includes the purchase price of the Interest and Annual Dues (and special assessments, if any). Upon acceptance of the subscription, Charthouse will send a letter setting forth dates and amounts for annual due payments and, if the Purchaser pays on an installment basis, the date and amount of monthly payments. The Purchaser will have the option of having payments automatically withdrawn for a checking account through automatic withdraws. In the year of closing, Purchaser shall be responsible for the prorated portion of the Annual Dues based upon the actual closing date. For purposes of compliance with the Real Estate Settlement Procedures Act and regulations promulgated thereunder, the following constitutes Charthouse's GOOD FAITH ESTIMATE of closing costs to be paid by Purchaser, exclusive of state taxes, at closing: $0.00.

CAPTION>

ANNUAL              FINANCE CHARGE        Amount Financed          Total of Payments       Total Sale Price
PERCENTAGE          The Dollar amount     The amount of credit     The amount you will     The total cost of your
RATE                the credit will cost  provided to you or on    have paid after you     including your down-
The cost of your    you.                  your behalf              have made all payments  payment of
credit at a                                                        as scheduled            $__________________
yearly rate.        $                     $                        $

____________%

You have the right to receive at this time an itemization of the Amount Financed.

/_/ I want an itemization

/_/ I do not want an itemization

Your payment schedule will be:

Number of     Amount of Each    Amount of Each        When Payments Are Due
payments      Monthly Payment   Monthly Payment
              For Annual Dues*  For The Interest

____________  _______________   _______________       First day of each

____________  _______________   _______________       month until _________,

                                                      20___.

*Annual dues can vary.

If purchase of the above described Interest is being financed by the Seller, Licensee hereby acknowledges receipt of the following
Truth-In Lending Disclosure. The Interests have the effect of an annual percentage cost of up to 9%.

     Net Worth and Other Tests. The undersigned acknowledges receipt of the prospectus and the Florida Time-Share Public Offering Statement and understands that all license payments for the Interests and Annual Dues (including Special Assessments) payments must be made on a timely basis. The undersigned also acknowledges that he has sufficient resources to pay all amounts and no need for liquidity in the Interest and understands that a purchase of an Interest involves risks including the loss of all amounts paid, and that he or she has the following net worth (exclusive of home, home furnishings and automobiles) (check one):

          __________     (under $30,000)

          __________     ($30,001 to $50,000)

          __________     ($50,001 to $100,000)

          __________     (more than $100,000)

     The undersigned also acknowledges that he is in a financial position to realize the benefits and net worth to sustain risks inherent in the purchase of an Interest.

Name of Soliciting Dealer Selling Interest ______________________
     Address ____________________________________________________
     Telephone Number ___________________________________________

Name of Registered Representative _______________________________
                                        (signature)

Name of Registered Representative _______________________________
                                        (written or typed)

Soliciting Dealer Authorized Signature __________________________

CHARTHOUSE SUITES VACATION OWNERSHIP, INC., a Florida corporation

By: _____________________________

As its: _________________________

Date: ___________________________

Weeks Accepted:     Winter _______ Spring ________
                    Summer _______ Fall __________

         ADDITIONAL TERMS TO THE SUBSCRIPTION AGREEMENT


     1. Ownership Interest Purchased. Purchaser hereby agrees to purchase and Charthouse hereby agrees to sell to Purchaser a Vacation Interest in Chart House hotel more fully described in the Charthouse Suites Vacation License Plan and the prospectus. The Interest is not a right to an equity or ownership interest in Charthouse.

     2. Owner of the Underlying Fee. The "owner of the underlying fee" is Charthouse Suites Vacation Ownership, Inc.
and Decade Properties, Inc., whose address is 250 Patrick Avenue,
Brookfield, Wisconsin, 53045.

     3. Charthouse Vacation Interests. As more specifically described in the prospectus and the Charthouse Suites Vacation License Plan, the Charthouse hotel is subject to a license plan known as the Charthouse Suites Vacation License Plan ("Charthouse Plan"). Pursuant to the Charthouse Plan, holder will acquire no legal or beneficial interest in the Charthouse hotel, marina or any affiliates of Charthouse and agrees to abide by and be subject to the terms and conditions of the Charthouse Plan.

          By Purchaser's execution of this Agreement, Purchaser further agrees to abide by the rules, regulations and restrictions imposed upon Purchaser by the Agreement, as the same may be amended from time to time, a copy of which is attached hereto as Exhibit B of the prospectus. By execution of this Agreement, Purchaser also hereby designates the person set forth above as Purchaser's Principal Contact for purposes of receiving notices on behalf of Purchaser. Purchaser hereby appoints Purchaser's Principal Contact and all successors thereto as Purchaser's agent and attorney in-fact for the purposes set forth herein.

     4. License Payments. If Purchaser cannot pay the entire subscription price, Purchaser agrees to cooperate with all reasonable requests made by Charthouse in connection with evaluating Purchaser's ability to pay license payments on an installment basis, and Purchaser shall furnish to Charthouse upon request such financial information as Charthouse may from time to time reasonably request.

     5. Furnishings. The suites will have furniture, appliances, equipment and accent furnishings substantially similar or of equal quality to those shown in the model and on the plans and specifications. Since the models and the materials are for display purposes only, Charthouse reserves the right to make substitutions, in its sole discretion, of material of equal or better quality, as determined in its sole discretion.

     6. Purchaser's Default. Upon Purchaser's default or breach of any term or condition of this Agreement, all sums paid hereunder by Purchaser shall be retained by Charthouse as liquidated and agreed damages, and not as a penalty, and the parties hereto shall be relieved from all obligations hereunder. The parties agree that the damages that may result from a breach of this Agreement are uncertain and difficult to ascertain, and that the agreed upon amount is a reasonable estimate of probable damages. In connection with any litigation arising out of this Agreement, Charthouse or its affiliates shall be entitled to recover all costs incurred, including reasonable attorneys' fees, through and including all appellate levels.

     7. Charthouse's Election to Cancel. As set forth in the Charthouse Plan, Charthouse reserves the right to terminate this Agreement by refunding amounts paid hereunder less certain amounts received by a purchaser (including benefits associated with the use under the Charthouse Plan) if Charthouse does not sell 76 Interests by October 31, 1998. All notices herein required shall be in writing and shall be served on the parties at the address following their names. The mailing of a notice by mail, shall be sufficient notice.

     8. Closing and Title Except as Set Forth in the Charthouse Plan. Charthouse warrants that title to the Interest is free and clear of all encumbrances except taxes, the underlying mortgage to Decade Properties, Inc., and assessments for the year of closing. The closing will be at such time and place as shall be specified by Charthouse or by mail, if authorized by Charthouse. Purchaser, on or prior to closing, shall execute any necessary documents.

     9. Modifications and Changes. Charthouse reserves the right to make changes in the proposed documents and modifications to the organizational documents, including the Charthouse Plan and specifications as may be necessary to conform to applicable government requirements or to expedite the sale of Interests; provided, however, that any such amendments, additions, or changes shall not adversely diminish the Interest of or increase any obligations of Purchaser to any material degree. Purchaser agrees that any amendments, additions, or changes so made shall be at the discretion of Charthouse.

     10. Deposit. Purchaser is entitled to a receipt for the deposit upon request. In the event Purchaser cancels this Agreement during the 10-day cancellation period, Charthouse will refund to the Purchaser the total amount of all payments made by the Purchaser under the Agreement, reduced by the proportion of any contract benefits the Purchaser has actually received under the Agreement, if any, prior to the effective date of cancellation; however, in no event shall the failure to return a prospectus be deemed a contract benefit. The refund shall be made within twenty (20) days after receipt of notice of cancellation, or within five (5) days after receipt of funds from the Purchaser's cleared check, whichever is later. Any interest generated by the funds deposited in any account shall be paid to and retained by Charthouse.

     11. Annual Dues. Purchaser understands and agrees that in accordance with the rules and regulations of Charthouse, Purchaser will be responsible for Purchaser's share of any and all expenses incurred in the operation of Chart House hotel, including special assessments, if any. The estimated Annual Dues are set forth in the prospectus. Annual Dues will be prorated over the calendar year in the year of closing based upon the actual closing date and must be paid in accordance with the Schedule set forth in the Vacation Plan and Exhibit 1.

     12. Agreement. Except as set forth herein, this Agreement may not be modified or amended except by a writing signed by both Purchaser and Charthouse. All the terms and provisions of this Agreement shall survive the closing. Time is of the essence hereunder, particularly where the obligation to pay money is concerned. If this Agreement is executed outside of the sales office of Charthouse located in Brookfield, Wisconsin, it shall constitute an offer by Purchaser to Charthouse, and shall in all events be subject to acceptance by Charthouse in Charthouse's discretion at Charthouse's offices in Brookfield, Wisconsin.

          Purchaser authorizes Charthouse or its authorized agent to insert or change Unit numbers wherever necessary to conform with the Vacation Plan and to make any changes, insertions or deletions in this Agreement; provided, however, that any changes in such documents shall be of an administrative nature only and shall not materially or adversely alter the reasonable expectations of Purchaser without Purchaser's consent first being given in writing.

     13. Exchange Program. Pursuant to an agreement, Charthouse has become a "corporate participant" of Resort Condominiums International, Inc. ("RCI (registered trademark)"), an Indiana corporation, whose address is One RCI Plaza, 3502 Woodview Trace, P.O. Box 80229, Indianapolis, Indiana 46280-0229. This
RCI (registered trademark) agreement presently allows club members to exchange unit weeks to other RCI (registered trademark) resorts. During the term of the agreement, Charthouse may at any time and from time to time enter into an agreement with other providers of alternative vacation experiences. The RCI (registered trademark) agreement is for a five year term. Charthouse has the option, at its election, to extend the term of the RCI (registered trademark) agreement for up to two additional five (5) year terms. Charthouse makes no commitment to extend or to renew the RCI (registered trademark) agreement for any particular length of time. Neither Charthouse nor RCI (registered trademark) is obligated to renew the agreement. Upon termination or expiration of the RCI (registered trademark) agreement, Charthouse, in its sole discretion, may enter into another agreement of short or long duration with RCI (registered trademark) or with another provider of exchange services so that members will have the opportunity to avail themselves of alternative vacation opportunities through the duration of Charthouse Plan. There can be no assurance, however, that Charthouse will be successful in doing so. Under such circumstances, members may contact
RCI (registered trademark) or another provider of exchange services directly to establish individual exchange privileges. There can be no assurance, however, that an individual club member will be able to satisfy the terms and conditions then required by RCI (registered trademark) or another provider of exchange services to participate individually in the RCI (registered trademark) or other exchange program. If neither Charthouse nor the individual member is successful in establishing an agreement with RCI (registered trademark) or another provider of exchange services, the ability of an individual club member to request future exchanges outside of the Charthouse Plan will cease. Charthouse makes no representations regarding any exchange company or other provider of alternative vacation experiences, and any and all representations set forth within the brochures and other literature and documents of an exchange company or such other provider are the sole representations of such exchange company or other provider.

     14. Charthouse's Representations. Charthouse represents that the use of the accommodations and facilities of the Charthouse suites hotel is limited solely to the personal use of the Purchaser, his approved guests, invitees, exchangers and renters and for authorized uses by corporations or other similar entities owning Interests. Purchase and use of Interests for commercial purposes is expressly prohibited. This Agreement contains the entire understanding between the Purchasers and Charthouse relating to the purchase and sale of the Interest described herein. PURCHASERS SHOULD ALSO UNDERSTAND, HOWEVER, THAT SINCE THERE CAN BE NO ASSURANCE AS TO THE FEDERAL INCOME
TAX TREATMENT, AS WELL AS THE FACT THAT ACTUAL TAX RESULTS WILL DEPEND UPON A PURCHASER'S PARTICULAR CIRCUMSTANCES (INCLUDING, AMONG OTHER FACTORS, WHETHER OR NOT THE PURCHASER ITEMIZES DEDUCTIONS ON THE PURCHASER'S FEDERAL INCOME TAX RETURN OR WHETHER THE PURCHASER ALREADY OWNS AN EXISTING VACATION HOME), CHARTHOUSE MAKES NO REPRESENTATIONS AS TO THE INCOME TAX CONSEQUENCES OF THE PURCHASE, USE OR EXCHANGE OF ANY INTEREST AND RELATED RIGHTS AND APPURTENANCES OR AS TO THE DEDUCTIBILITY OF RELATED EXPENSES SUCH AS INTEREST, TAXES AND DEPRECIATION. EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THESE ISSUES. AN INTEREST SHOULD NOT BE PURCHASED IN RELIANCE UPON ANY PARTICULAR KIND OF TAX CONSEQUENCES.

     15. Purchaser's Representations. Purchaser represents that Purchaser is not purchasing an Interest with the intent or desire to become a legal domiciliary of the State of Florida or any political subdivision thereof, and Purchaser hereby waives, releases and remises any such intent or desire. Purchaser also represents that the Interest is not intended to be and shall not at any time become the Purchaser's principal dwelling, which Purchaser shall maintain at all times in another location. Purchaser also represents to Charthouse that Purchaser has full authority and capacity to enter into this Agreement in the manner set forth on the first page hereof. Purchaser further understands that Charthouse is under no obligation to associate any additional resorts with Charthouse Plan.
It is the express intent of the parties that the terms of this paragraph shall survive the closing of this Agreement.

     16. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     17. Warranty Limitation. EXCEPT FOR THOSE WARRANTIES REQUIRED BY CHAPTER 714, FLORIDA STATUTES, CHARTHOUSE MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND CHARTHOUSE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE CONSTRUCTION OF THE UNITS AND THE COMMON ELEMENTS AND WITH RESPECT TO THE PERSONAL PROPERTY LOCATED WITHIN THE UNITS OR ON THE PROPERTY, AND THE INTEREST HOLDERS ASSUME ALL RISK AND LIABILITY RESULTING FROM THE USE OF THIS PROPERTY.

     18. Governing Law and Severability. THIS AGREEMENT SHALL BE GOVERNED UNDER AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE UNDER ANY APPLICABLE LAW TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR LEGAL ACTION WHICH MAY BE COMMENCED BY OR AGAINST ANOTHER PARTY CONCERNING THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     19. Rental Pool. The undersigned agrees that Charthouse may forward the rental proceeds, if any, on a quarterly basis to the address shown on its records. Charthouse may amend the terms of the Rental Pool upon a majority vote of all Unit Weeks outstanding.

     20.  YOU MAY CANCEL THIS AGREEMENT WITHOUT ANY PENALTY OR
OBLIGATION WITHIN TEN (10) DAYS FROM THE DATE YOU SIGN THE
CONTRACT, AND UNTIL TEN (10) DAYS AFTER YOU RECEIVE THIS PUBLIC
OFFERING STATEMENT, WHICHEVER IS LATER.

IF YOU DECIDE TO CANCEL THE CONTRACT, YOU MUST NOTIFY CHARTHOUSE IN WRITING OF YOUR INTENT TO CANCEL. YOUR NOTICE OF CANCELLATION SHALL BE EFFECTIVE UPON THE DATE SENT AND SHALL BE SENT TO:
CHARTHOUSE SUITES VACATION OWNERSHIP, INC., AT 250 PATRICK BLVD., SUITE 140, BROOKFIELD, WI 53045. ANY ATTEMPT TO OBTAIN A WAIVER OF YOUR CANCELLATION RIGHTS IS UNLAWFUL. WHILE YOU MAY EXECUTE ALL CLOSING DOCUMENTS IN ADVANCE, THE CLOSING, AS EVIDENCED BY DELIVERY OF THE DEED OR OTHER DOCUMENT, BEFORE EXPIRATION OF YOUR TEN (10) DAY CANCELLATION PERIOD, IS PROHIBITED.

YOU MAY ALSO CANCEL THIS CONTRACT AT ANY TIME AFTER THE
ACCOMMODATIONS OR FACILITIES ARE NO LONGER AVAILABLE AS PROVIDED
IN THIS CONTRACT AND THE PUBLIC OFFERING STATEMENT.

The following notice is taken substantially from 16 C.F.R.
433.2(b):

                             Notice

     Any holder of this document is subject to all claims and defenses which the debtor could assert against the seller of goods and services (if any) obtained with the proceeds hereof. Recovery hereunder by the debtor shall not exceed amounts paid by the debtor hereunder.

     Charthouse does not believe that applicable law requires the above notice to be included in this document and reserves the right not to include such notice in any future document from or with any borrower.

                             ANNEX E

                        SCHEDULE OF WEEKS

     Each purchase of an Interest entitles the Holder to two consecutive weeks for each season at the Chart House Suites hotel. Seasons as set forth in the License Plan are defined as follows: Winter is weeks 46-52 and 1-6, Spring is weeks 7-19, Summer is weeks 20-32 and Winter is weeks 33-45. As of the date of this Prospectus, the occupancy period for Holders begins and ends on Sundays. Pursuant to the License Plan, weeks may begin with the first Friday, Saturday or Sunday of each calendar year and the Company shall establish the annual schedule. Occupancy shall begin at 4:00 p.m. on the start day and cease at 10:00 a.m. on that following same day of the next week. The tentative schedules for 1997 and 1998 are contained in the following tables. Interest Holders will obtain weeks in an order of request and Company will strive to meet all the requests, but there can be no assurances the requested weeks will be available. Any unassigned weeks shall be rented, traded, and/or assigned at the sole discretion of the Company.

                       1997
Week Number       Sunday to Sunday
     1            Jan 5 - Jan 12
     2            Jan 12 - Jan 19
     3            Jan 19 - Jan 26
     4            Jan 26 - Feb 2
     5             Feb 2 - Feb 9
     6            Feb 9 - Feb 16
     7            Feb 16 - Feb 23
     8            Feb 23 - Mar 2
     9             Mar 2 - Mar 9
     10           Mar 9 - Mar 16
     11           Mar 16 - Mar 23
     12           Mar 23 - Mar 30
     13           Mar 30 - Apr 6
     14           Apr 6 - Apr 13
     15           Apr 13 - Apr 20
     16           Apr 20 - Apr 27
     17           Apr 27 - May 4
     18           May 4 - May 11
     19           May 11 - May 18
     20           May 18 - May 25
     21           May 25 - Jun 1
     22            Jun 1 - Jun 8
     23           Jun 8 - Jun 15
     24           Jun 15 - Jun 22
     25           Jun 22 - Jun 29
     26           Jun 29 - Jul 6
     27           Jul 6 - Jul 13
     28           Jul 13 - Jul 20
     29           Jul 20 - Jul 27
     30           Jul 27 - Aug 3
     31           Aug 3 - Aug 10
     32           Aug 10 - Aug 17
     33           Aug 17 - Aug 24
     34           Aug 24 - Aug 31
     35           Aug 31 - Sep 7
     36           Sep 7 - Sep 14
     37           Sep 14 - Sep 21
     38           Sep 21 - Sep 28
     39           Sep 28 - Oct 5
     40           Oct 5 - Oct 12
     41           Oct 12 - Oct 19
     42           Oct 19 - Oct 26
     43           Oct 26 - Nov 2
     44            Nov 2 - Nov 9
     45           Nov 9 - Nov 16
     46           Nov 16 - Nov 23
     47           Nov 23 - Nov 30
     48           Nov 30 - Dec 7
     49           Dec 7 - Dec 14
     50           Dec 14 - Dec 21
     51           Dec 21 - Dec 28
     52           Dec 28 - Jan 4
     53                 --
                       1998
Week Number      Sunday to Sunday
     1            Jan 4 - Jan 11
     2            Jan 11 - Jan 18
     3            Jan 18 - Jan 25
     4            Jan 25 - Feb 1
     5             Feb 1 - Feb 8
     6            Feb 8 - Feb 15
     7            Feb 15 - Feb 22
     8            Feb 22 - Mar 1
     9             Mar 1 - Mar 8
     10           Mar 8 - Mar 15
     11           Mar 15 - Mar 22
     12           Mar 22 - Mar 29
     13           Mar 29 - Apr 5
     14           Apr 5 - Apr 12
     15           Apr 12 - Apr 19
     16           Apr 19 - Apr 26
     17           Apr 26 - May 3
     18           May 3 - May 10
     19           May 10 - May 17
     20           May 17 - May 24
     21           May 24 - May 31
     22           May 31 - Jun 7
     23           Jun 7 - Jun 14
     24           Jun 14 - Jun 21
     25           Jun 21 - Jun 28
     26           Jun 28 - Jul 5
     27           Jul 5 - Jul 12
     28           Jul 12 - Jul 19
     29           Jul 19 - Jul 26
     30           Jul 26 - Aug 2
     31            Aug 2 - Aug 9
     32           Aug 9 - Aug 16
     33           Aug 16 - Aug 23
     34           Aug 23 - Aug 30
     35           Aug 30 - Sep 6
     36           Sep 6 - Sep 13
     37           Sep 13 - Sep 20
     38           Sep 20 - Sep 27
     39           Sep 27 - Oct 4
     40           Oct 4 - Oct 11
     41           Oct 11 - Oct 18
     42           Oct 18 - Oct 25
     43           Oct 25 - Nov 1
     44            Nov 1 - Nov 8
     45           Nov 8 - Nov 15
     46           Nov 15 - Nov 22
     47           Nov 22 - Nov 29
     48           Nov 29 - Dec 6
     49           Dec 6 - Dec 13
     50           Dec 13 - Dec 20
     51           Dec 20 - Dec 27
     52           Dec 27 - Jan 3
     53                 --

                       1999
Week Number      Sunday to Sunday
     1           Jan 3 - Jan 10
     2           Jan 10 - Jan 17
     3           Jan 17 - Jan 24
     4           Jan 24 - Jan 31
     5           Jan 31 - Feb 7
     6           Feb 7 - Feb 14
     7           Feb 14 - Feb 21
     8           Feb 21 - Feb 28
     9           Feb 28 - Mar 7
     10          Mar 7 - Mar 14
     11          Mar 14 - Mar 21
     12          Mar 21 - Mar 28
     13          Mar 28 - Apr 4
     14          Apr 4 - Apr 11
     15          Apr 11 - Apr 18
     16          Apr 18 - Apr 25
     17          Apr 25 - May 2
     18          May 2 - May 9
     19          May 9 - May 16
     20          May 16 - May 22
     21          May 23 - May 30
     22          May 30 - Jun 6
     23          Jun 6 - Jun 13
     24          Jun 13 - Jun 20
     25          Jun 20 - Jun 27
     26          Jun 27 - Jul 4
     27          Jul 4 - Jul 11
     28          Jul 11 - Jul 18
     29          Jul 18 - Jul 25
     30          Jul 25 - Aug 1
     31          Aug 1 - Aug 8
     32          Aug 8 - Aug 15
     33          Aug 15 - Aug 22
     34          Aug 22 - Aug 29
     35          Aug 29 - Sep 5
     36          Sep 5 - Sep 12
     37          Sep 12 - Sep 19
     38          Sep 19 - Sep 26
     39          Sep 26 - Oct 3
     40          Oct 3 - Oct 10
     41          Oct 10 - Oct 17
     42          Oct 17 - Oct 24
     43          Oct 24 - Oct 31
     44          Oct 31 - Nov 7
     45          Nov 7 - Nov 14
     46          Nov 14 - Nov 21
     47          Nov 21 - Nov 28
     48          Nov 28 - Dec 5
     49          Dec 5 - Dec 12
     50          Dec 12 - Dec 19
     51          Dec 19 - Dec 26
     52          Dec 26 - Jan 2
     53                --

                                                 CHARTHOUSE SUITES SCHEDULE OF WEEKS


                            A                     B                   C                          D              E          F
                                                                                                             1 Bdrm     2 Bdrm
                     Standard Studio         King Studio        Large Studio               1 Bdrm Suite     w/ Lanai   Penthouse

Season   Week     201 202301 202301 402    103 104105  106   206207 305306 101102      204403 404304 303307  205 203      405
  W        1
  I        2           X                                                       X                      X
  N        3
  T        4                         X                  X     X                                   X
  E        5
  R        6                                       X             X                      X                     X

Ends
Approx.
Feb. 15

  S        7                                    X                X                      X                     X
  P        8
  R        9                         X      X                                  X           X
  I       10
  N       11                     X                                          X                            X        X
  G       12
          13                  X                                      X                         X                           X
          14
Ends      15
Approx.   16
May 15    17              X                             X     Z
          18
          19       X                               X             X      X

  S       20                                                         X         X                              X
  U       21
  M       22       X                        X                                  X           X
  M       23
  E       24                     X                                          X                  X                  X
  R       25
          26                  X                                      X                            X                        X
          27
Ends      28           X                                         X                                    X
Approx.   29
Aug. 15   30              X                             X     X
          31
          32                         X             X                                                     X

  F       33                                    X                       X               X                     X
  A       34
  L       35                         X      X                                              X
  L       36
          37                     X                                          X                                     X
          38
Ends      39                  X                                      X                                   X                 X
Approx.   40
Nov. 15   41           X                                                       X                      X
          42
          43       X                                    X     X                                X
          44
          45              X                        X             X                                X

  W       46                  X                 X                                              X
  I       47
  N       48                         X      X                           X                  X
  T       49
  E       50                     X                                             X                                  X
  R       51
          52                                                         X                                   X                 X
Cont.


                        ANNEX F

                ANNUAL DUES BUDGET INFORMATION

           CHARTHOUSE SUITES VACATION OWNERSHIP, INC.
                 ESTIMATED OPERATING BUDGET

           from January 1, 1997 to December 31, 1997

	                                                          Per
	                                 (approxi-             Interest*
	                                   mately)              (8 Unit
	INCOME                   YEAR        MONTH               Weeks)

Maintenance Fees -
  Unit Owners              $302,380       $25,198              $1,861
	Telephone               10,500           875                  65
	Miscellaneous
	 (Rentals/
	 Services/
	 Fees/etc.               1,500           125                   9

	TOTAL INCOME          $314,380       $26,198              $1,935


EXPENSES
SALARIES
	Salaries
	 Administration         13,512         1,126                  83
	Salaries
	 Housekeeping           30,655         2,554                 188
	Manager on Site         22,560         1,880                 138
	Pool & Recreation           --            --                  --
	Security                    --            --                  --
	Operators/Front
	 Desk                   20,539         1,712                 126
	Maintenance
	 Salaries                8,640           720                  53
	Payroll Taxes
	 (included above)
	Management Fee          30,000         2,500                 185

	TOTAL SALARIES         125,906        10,492                 773

DIRECT EXPENSES
	Insurance               13,300         1,108                  82
	Maintenance
	 Services/Supplies       8,158           680                  50
	Electric - Units        15,494         1,291                  95
	Electric-Club
	 House/Office/
	 Recreational            8,670           722                  53
	Water/Sewer              1,718           143                  11
	Trash Removal            3,024           252                  18
	Utilities Cable TV       2,558           213                  16
	Lawn Maintenance        14,360         1,197                  88
	Sales & Marketing        9,836           820                  61
	Telephone               20,828         1,736                 128
	Laundry/Linen
	 Supplies               29,116         2,426                 179
	Real Estate Tax          1,560           130                  10
	Postage                                   --
	Annual T.S.
	 Division Fee                             --
	Administrative
	 Misc.                  18,283         1,524                 113

	TOTAL DIRECT
	 EXPENSES              146,905        12,242                 904

RESERVED FOR DEFERRED
 EXPENSES
	Roof                    $2,000      $    156                 $ 1
	Painting                 4,000           333                  25
	Furniture/Fixtures/     19,000         1,583                 117
	 Equipments
	Pool Maintenance         1,200           100                   7
	Pavement                 1,200           100                   7
	Reserved for Others      4,569           381                  28

	   TOTAL RESERVES      $31,969      $  2,663                 185

TOTAL EXPENSES             $295,780       $24,648            $ 1,862

TOTAL INCOME MINUS
 MAINTENANCE FEE             12,000         1,000                  74
EXPENSES TOTAL              295,780        24,698               1,862
TOTAL MAINTENANCE FEE
 (EXPENSES-INCOME)          283,780        23,648               1,788

* Average of All Interests, Classes A - F

                       NOTES TO BUDGET FOR
           CHARTHOUSE SUITES VACATION OWNERSHIP, INC.


NOTE 1: By definition, a Budget is an estimate of expenses. However, actual expenses incurred may be either more or less than the estimated expenses set forth in the Budget. The Developer and Charthouse Suites Vacation Ownership, Inc. cannot and do not make any representation or warranty that actual expenses will not increase as a result of inflation, increase in costs or other such events. Furthermore, if the estimated expenses in certain categories of the Budget, for example: water or electricity, are greater than the actual expenses incurred for those categories, then the excess will be used to offset deficits occurring in the categories of the Budget where actual expenses exceed the estimated expenses.

NOTE 2: The property taxes assessed against the Resort Facility and/or Time Share Interests will be paid by Charthouse
          Suites Vacation Ownership, Inc. or management entity.

NOTE 3:   The Board of Directors of Charthouse Suites Vacation
          Ownership, Inc. shall purchase insurance for the Resort
          Facility in accordance with the insurance provisions of the Vacation License Agreement.

NOTE 4: The Developer has undertaken to guarantee the Budget for the Resort Facility as of January 1, 1996 through December 31, 1996. In this regard, the Developer shall guarantee that assessments during the guarantee period shall not be made against any Licensee of a Time Share Interest, other than the Developer, exclusive of real estate taxes and insurance, in excess of certain amounts for each time share interest. The Developer will pay expenses in excess of those collectible from purchasers pursuant to Section 721.07(5)(x)(5), Florida Statutes.

NOTE 5: The following items are required to be in the Budget pursuant to Florida Statutes, however there is no budgeted expense as all of these items are "not applicable":

          A.   Rent for Recreational Facilities
          B.   Taxes upon Time Share Property
          C.   Taxes upon Leased Areas
          D.   Operating Capital

                                             RESERVE ANALYSIS 1997

                                             EST.
                              REMAINING      12/31/96       EST.
               USEFUL         USEFUL         RES.           REPLACE.       YEARLY
FUND TYPE      LIFE           LIFE           BALANCE        COST           ASSESSMENT

Roof           15 years       15 years           0          30,000         2,000
Painting       7 years        7 years            0          28,000         4,000
Furniture/
Fixtures/
Equipment      7 years        7 years            0          133,000        19,000
Pool
 Maintenance   20 years       20 years           0          24,000         1,200
Pavement       20 years       20 years           0          24,000         1,200
Reserved
 for Others    10 years       10 years           0          45,690         4,569


                        ANNEX G

                   ARTISTIC RENDERINGS


Class A Studio
[drawing of room]

Class B King Studio
[drawing of room]

Class C Large Studio
[drawing of room]

Class D Suite
[drawing of rooms]

Class E Suite
[drawing of rooms]

Class F Penthouse
[drawing of rooms]

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, an if given or made, such information or representation must not be relied upon as have been authorized by the Company or by any security other than the Interests offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                         ______________
                  SUMMARY OF TABLE OF CONTENTS
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . 12
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . 18
Description Of The Chart House Suites Hotel. . . . . . . . . . 18
The Interests. . . . . . . . . . . . . . . . . . . . . . . . . 20
Charthouse Results . . . . . . . . . . . . . . . . . . . . . . 24
Management's Discussion and Analysis of Financial
Condition and Results of Operations. . . . . . . . . . . . . . 25
Certain Rental Pool Financial Information. . . . . . . . . . . 30
Certain Occupancy Information. . . . . . . . . . . . . . . . . 34
Annual Dues and Special Assessments. . . . . . . . . . . . . . 34
Differences in Allocating Rental Pool and Annual Dues and
Special Assessments. . . . . . . . . . . . . . . . . . . . . . 36
Pro Forma Results With Various Occupancy Levels. . . . . . . . 38
Guaranteed Rental Arrangement. . . . . . . . . . . . . . . . . 42
License Payment Options. . . . . . . . . . . . . . . . . . . . 44
Summary of Income and Costs to Holders . . . . . . . . . . . . 44
Determination of Offering Price. . . . . . . . . . . . . . . . 46
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 47
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . 47
How to Subscribe . . . . . . . . . . . . . . . . . . . . . . . 48
Summary of Promotional and Sales Material. . . . . . . . . . . 48
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . 49
Management . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Decade Properties, Inc.. . . . . . . . . . . . . . . . . . . . 51
Conflicts of Interest of Management
and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . 51
Certain Federal Income Tax Considerations. . . . . . . . . . . 52
Certain Florida Tax Matters. . . . . . . . . . . . . . . . . . 65
Prior Performance of Jeffrey Keierleber and Affiliates . . . . 68
Liability and Indemnification of Officers and Directors. . . . 77
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . 77
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
Financial Statements and Related Information . . . . . . . . .F-1
Glossary . . . . . . . . . . . . . . . . . . . . . . . . . . .F-2
Charthouse Suites Vacation License Plan. . . . . . . . .Annex A-1
Rules and Regulations for Chart House Suites Hotel . . .Annex B-1
Time Share Public Offering Statement . . . . . . . . . .Annex C-1
Subscription of Weeks. . . . . . . . . . . . . . . . . .Annex D-1
Schedule of Weeks. . . . . . . . . . . . . . . . . . . .Annex E-1
Annual Dues Budget Information . . . . . . . . . . . . .Annex F-1
Artistic Renderings. . . . . . . . . . . . . . . . . . .Annex G-1

                  CHARTHOUSE VACATION OWNERSHIP




                               150
                       Class A-F Interests













                           ___________

                           PROSPECTUS
                           ___________







                        October 17, 1997